  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2000
                                         REGISTRATION STATEMENT NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                      INCARA PHARMACEUTICALS CORPORATION
            (Exact name of registrant as specified in its charter)

                        DELAWARE                  56-1924222
              (State or other jurisdiction        (I.R.S. Employer
           of incorporation or organization)      Identification No.)

                             3200 East Highway 54
                         Cape Fear Building, Suite 300
                 Research Triangle Park, North Carolina 27709
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               CLAYTON I. DUNCAN
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                      INCARA PHARMACEUTICALS CORPORATION
              3200 EAST HIGHWAY 54, CAPE FEAR BUILDING, SUITE 300
                         RALEIGH, NORTH CAROLINA 27709
                                (919) 558-8688
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

                         ALEXANDER M. DONALDSON, ESQ.
                       WYRICK ROBBINS YATES & PONTON LLP
                       4101 LAKE BOONE TRAIL, SUITE 300
                         RALEIGH, NORTH CAROLINA 27607
                                (919) 781-4000
                              FAX (919) 781-4865

               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             _____________________

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
    Title of Each Class                             Proposed Maximum     Proposed Maximum
      of Securities to           Amount to be        Offering Price     Aggregate Offering        Amount of
       be Registered              Registered           Per Share               Price           Registration Fee
----------------------------------------------------------------------------------------------------------------
Common Stock,                          2,556,810;        $4.03125(1);        $10,307,140(1);           $2,721.08
 $0.001 par value per share;
----------------------------------------------------------------------------------------------------------------
Common Stock,
 $0.001 par value per share              383,522;        $4.03125(2);        $ 1,546,073(2);           $  408.16
 issuable upon exercise of
  warrants
----------------------------------------------------------------------------------------------------------------
                                       2,940,332         $4.03125            $11,853,213               $3,129.24
Total
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the common stock as reported on the Nasdaq National Market on September 11, 2000, in accordance with Rule 457(c).

(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(g), based upon the average of the high and low prices of the common stock as reported on the Nasdaq National Market on September 11, 2000, in accordance with Rule 457(c).

                             _____________________


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

********************************************************************************
* The information in this prospectus is not complete and might change. The     *
* selling stockholder may not sell these securities until the registration     *
* statement that we have filed with the SEC is effective. This prospectus is   *
* not an offer to sell, nor does it solicit offers to buy, these securities in *
* any state where the offer or sale is not permitted.                          *
********************************************************************************

                                  PROSPECTUS

                SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2000
                               2,940,332 SHARES

                                    [LOGO]

                      INCARA PHARMACEUTICALS CORPORATION
                                 COMMON STOCK
                                 _____________

     This prospectus may be used only in connection with the resale by Torneaux Fund Ltd. from time to time of up to 2,940,332 shares of common stock of Incara Pharmaceuticals Corporation, consisting of:

     - 2,556,810 shares of common stock which may be issued by us to Torneaux pursuant to a common stock purchase agreement. We call these shares the "common shares";

     and

     - 383,522 shares of common stock issuable by us upon exercise of warrants held by Torneaux. We call these shares the "warrant shares."

     The shares of common stock offered may be sold from time to time for the account of the selling stockholder. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. We have agreed to pay the costs of registering the common stock, excluding commissions, transfer taxes and other expenses related to the resale of the common stock by Torneaux.

     The price at which the common shares will be issued by us to Torneaux will be between 88% and 92% of the daily volume weighted average price of our common stock on the Nasdaq National Market over a 20-day trading period, and the price at which we issue the common shares to Torneaux may fluctuate. See "Financing Arrangement with Torneaux Fund Ltd." beginning on page 9.

     We will issue warrants to Torneaux to purchase shares of our common stock up to a maximum of 383,522 shares. Each time we sell shares of common stock to Torneaux we will issue Torneaux a warrant to purchase a number of warrant shares equal to 15% of the number of common shares purchased by Torneaux on any given settlement date. Torneaux may purchase the warrant shares at a price per share equal to 115% of the price at which the common shares were issued on the corresponding settlement date.

     The selling stockholder may offer, pursuant to this prospectus, shares of common stock to purchasers from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise or by a combination of these methods. Torneaux is an "underwriter" within the meaning of the Securities Act.

     Our common stock is traded on the Nasdaq National Market under the symbol "INCR." On September 11, 2000, the last sale price of our common stock on the Nasdaq National Market was $3.875 per share.

     Our principal executive offices are located at 3200 East Highway 54, Cape Fear Building, Suite 300, P.O. Box 14287, Research Triangle Park, North Carolina 27709, Attention: Investor Relations. Our telephone number is (919) 558-8688.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

               The date of this prospectus is ________ __, 2000.

                               TABLE OF CONTENTS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "Incara," "we," "us" and "our" refer to Incara Pharmaceuticals Corporation and its wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus") and Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance").

                               Table of Contents

                                                                                  Page
Prospectus Summary...............................................................   1
Risk Factors.....................................................................   2
Forward-Looking Statements.......................................................   9
Financing Arrangement with Torneaux Fund Ltd.....................................   9
Use of Proceeds..................................................................  12
Dividend Policy..................................................................  12
Market for Common Stock..........................................................  12
Selected Financial Data..........................................................  13
Unaudited Pro Forma Consolidated Financial Information...........................  14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.....................................................................  16
Business.........................................................................  21
Management.......................................................................  34
Certain Relationship and Related Transactions....................................  38
Principal Stockholders...........................................................  39
Description of Capital Stock.....................................................  40
Selling Stockholder..............................................................  42
Plan of Distribution.............................................................  43
Legal Matters....................................................................  44
Experts..........................................................................  44
Where You Can Find More Information..............................................  44
Index to Consolidated Financial Statements....................................... F-1

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements, carefully before making an investment decision.

                       Incara Pharmaceuticals Corporation

Our Business

     Incara Pharmaceuticals Corporation develops innovative pharmaceutical products and treatments for major diseases afflicting large patient populations. We are currently developing products in three areas that represent a diversified portfolio of potentially breakthrough therapeutics. Each of these areas is currently underserved in terms of effective treatments. The three therapeutics under development by the Company are as follows:

     . An ultra-low molecular weight heparin, as a treatment for inflammatory bowel disease, or IBD, a debilitating disease of the intestine that includes ulcerative colitis and Crohn's disease. Approximately two million patients suffer from IBD in the United States and Europe combined. Ulcerative colitis can be so debilitating that up to 20% of patients opt for removal of their colon as a cure. There is no cure for the equally debilitating Crohn's disease.

     . Liver precursor cell transplant, as a treatment for liver failure. Currently, there are an estimated 300,000 hospitalizations for chronic liver disease each year in the United States, 30,000 of which result in death. There are, however, only approximately 4,500 donor livers available annually in the United States and over 16,000 people on the liver transplant waiting list. The number of patients with severe cirrhosis who could become candidates for a transplant exceeds 100,000. Additionally, the liver precursor cell technology can be used to determine gene expression patterns at various stages of the liver lineage, providing genomic information for drug discovery.

     . Novel small molecule catalytic antioxidants, as a treatment for disorders such as stroke and chronic bronchitis. An estimated 500,000 to 700,000 individuals suffer strokes in the United States each year, with estimated direct costs of treating stroke exceeding in the aggregate of $40 billion annually.

     Our current programs reflect the business strategy that we have pursued over the past four years of building a diversified portfolio of innovative therapeutic products by advancing basic and clinical research discoveries from leading academic research centers through the clinical development process. These institutions include the University of North Carolina (partner for liver precursor cells), and the Duke University Medical Center and the National Jewish Medical and Research Center (partners for antioxidants). We choose programs for our portfolio that address large potential markets and where we can evaluate the likelihood of clinical efficacy for a reasonable expenditure of time and money. We add value to these programs by applying the significant expertise of our management and Board of Directors in preclinical and clinical drug development and business management to efficiently bring promising therapeutics to clinical proof and ultimately to the marketplace.

     Our strategy for bringing promising therapeutics to the market includes the selection of collaborative partners for their capabilities outside our areas of focus, particularly for manufacturing, sales and marketing functions. We believe that such collaborative agreements not only will provide funding and assist with the commercialization of our therapeutics, but often can validate the commercial viability of the programs and allow the Company to maintain its low fixed cost structure. We generally intend to wait until we begin to receive clinical indications of efficacy before entering into such collaborations, thus allowing us to negotiate more favorable terms.

Our History

     Incara was incorporated in Delaware as Intercardia, Inc. in 1994. In July 1999 Incara changed its name to Incara Pharmaceuticals Corporation.

                             Corporate Information

     Incara's executive offices are located at 3200 East Highway 54, Cape Fear Building, Suite 300, Research Triangle Park, North Carolina 27709, and our telephone number at that location is (919) 558-8688. Our primary Web site is located at www.incara.com. Information on our Web site is not part of this
           --------------
prospectus.

     "Incara" and our logo are registered trademarks. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder. In addition, www.incara.com is a domain name that is owned by Incara.
             --------------

                                 The Offering

     We entered into a common stock purchase agreement on August 17, 2000 with Torneaux Fund Ltd. Pursuant to this agreement:

     . we have the right, subject to certain conditions, to sell up to 2,556,810 shares of common stock to Torneaux, which Torneaux may resell to the public through this prospectus; and

     . we will issue warrants to Torneaux to purchase up to a maximum of 383,522 shares of our common stock at an exercise price equal to 115% of the purchase price for common shares purchased by Torneaux on any given settlement date. Shares issuable upon exercise of Torneaux's warrants may also be resold to the public through this prospectus.

     Through this prospectus, the selling stockholder may offer to the public the common stock acquired under the common stock purchase agreement.

Shares offered by the selling
    stockholder                  2,940,332 shares of common stock of Incara
                                 Pharmaceuticals Corporation, par value $0.001.

Offering price                   Determined at the time of sale by the selling
                                 stockholder.

Common stock outstanding as of
    August 31, 2000              7,246,062 shares of common stock

Use of proceeds                  We will not receive any of the proceeds of the
                                 shares offered by the selling stockholder.

                                 Any proceeds we receive from the sale of our common stock and the exercise of warrants issued pursuant to the common stock purchase agreement will be used primarily for general corporate purposes. See "Use of Proceeds."

Dividend policy                  We currently intend to retain all future
                                 earnings, if any, to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends. See
                                 "Dividend Policy."

Nasdaq national market symbol    INCR






                                 RISK FACTORS

     You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

     If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and in any documents incorporated in this prospectus by reference.

We will continue to incur substantial losses and do not expect to achieve profitability in the foreseeable future, if at all.

     As of June 30, 2000, we had an accumulated deficit of $81,723,000 from our research, development and other activities. We have not generated any revenues from product sales and do not expect to do so for several years, at least. In sthe past, most of our revenues have come from collaborators who reimbursed us for research and development activities. None of our current activities are being funded by third parties at this time.

If we do not raise significant additional capital, we will be unable to fund all of our research and development activities and will need to eliminate or curtail these programs.

     One of the most significant issues facing the Company is adequate funding of existing projects. As of June 30, 2000, we had cash and investments of $8,644,000. We believe we have adequate financial resources to fund our operations into calendar 2001.

     Our financial requirements during 2001 and over the longer term will depend upon the success of our research and development programs and our ability to enter into new collaborations that provide fees and research and development funding. If some or all of our programs continue to show scientific progress, we will need significant additional funds to move compounds through the preclinical stages and into clinical trials.

     There can be no assurance that we will be able to raise the amount of capital necessary to complete development and reach commercialization of any of the therapeutic products currently being sponsored by the Company. If we are unable to raise such capital, we will need to delay or cease development of one or more of our products.

Stockholders may experience significant dilution from our sale of shares to Torneaux Fund Ltd. under the common stock purchase agreement and warrants.

     The sale of our common stock to Torneaux under the common stock purchase agreement and warrants will have a dilutive effect on our stockholders. The number of shares that we issue to Torneaux upon a draw down is based upon a discount to the daily weighted average market price of our stock over a 20-day trading period. As the market price declines, the number of shares which may be sold to Torneaux will increase. If we put shares to Torneaux at a time when our stock price is low, our stockholders would be significantly diluted. In addition, the perceived risk of dilution by Torneaux and our other stockholders may cause them to sell their shares, which could further decrease the market price of our shares. Torneaux's resale of our common stock will increase the number of our publicly traded sshares, which could also lower the market price of our common stock.

The ownership interest of our stockholders will be substantially diluted by future issuances of stock, including new offerings and exercises of currently outstanding options and warrants.

     As of August 31, 2000, Incara had 7,246,062 shares of common stock outstanding.

     Options to purchase a total of 2,500,000 shares of Incara common stock may be granted under the 1994 Stock Option Plan to our employees, directors and consultants. As of August 31, 2000, options to purchase 1,337,160 shares at exercise prices ranging from $0.04 to $20.50 (or a weighted average exercise price of $3.05) and warrants to purchase 66,816 shares at exercise prices ranging from $8.25 to $13.49 were outstanding. In addition, we have reserved 200,715 shares for issuance pursuant to our Employee Stock Purchase Plan.

     We intend to sell new shares of our common stock or preferred stock during the next year to meet our capital requirements. All of these issuances of stock will dilute the ownership interests of the existing stockholders. The threat of dilution posed by shares available for future sale could reduce the market price of our common stock and could make it more difficult for us to raise funds through equity offerings in the future.

The price of our common stock is extremely volatile and the sale of shares registered in this offering could cause our stock price to decline.

     Our common stock is listed on the Nasdaq National Market System under the symbol "INCR." The public market for our common stock has been characterized by low and/or erratic trading volume, often resulting in price volatility. An active public market for our common stock might be limited because of the small number of shares outstanding, the limited number of investors and the small market capitalization (which is less than that authorized for investment by many institutional investors).

     All shares registered in this offering will be freely tradable upon effectiveness of the registration statement of which this prospectus is a part. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

     The market price of our common stock also is subject to wide fluctuations for factors that we can not control, including the results of preclinical and clinical testing of our product candidates, decisions by collaborators regarding product development, regulatory developments, market conditions in the pharmaceutical and biotechnology industries, future announcements concerning our competitors, adverse developments concerning proprietary rights, public concern as to the safety or commercial value of our products, and general economic conditions.

     Furthermore, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations can adversely affect the market price and volatility of our common stock.

Our R&D programs are at an early stage and therefore are subject to significant scientific risks and uncertainties.

     Our product programs are in the early stages of development, involve unproven technology, require significant further research and development and regulatory approvals, and are subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that any or all of these proposed products or procedures are found to be unsafe or ineffective, or otherwise fail to receive necessary regulatory approvals; that the proposed products or procedures are uneconomical to market or do not achieve broad market acceptance; that third parties hold proprietary rights that preclude us from marketing them; or that third parties market a superior or equivalent product. We are unable to predict whether any commercially viable products will result from our R&D activities. Further, the timeframes for commercialization of any products are long and uncertain, because of the extended testing and regulatory review process required before marketing approval can be obtained.

     We face intense competition in all of our development programs. The markets for therapeutic products that address inflammatory, liver and pulmonary diseases are large and competition is expected to increase. Our products might never be accepted in the market.

A failure to obtain or maintain patent and other intellectual property rights could impair our business.

     The success of our business depends, in part, on our ability to establish and maintain adequate protection for our intellectual property, whether owned by us or licensed from third parties. We rely primarily on patents in the United States and in other key markets to protect our intellectual property. If we do not have patent protection, other companies could sell substantially identical products as ours, without incurring any liability to us. Patent prosecution, maintenance and enforcement on a global basis is expensive, and many of these costs must be incurred before we know whether a product covered by the claims will be successfully developed or marketed.

     Even if we expend considerable time and money on prosecution, a patent application might never issue as a patent. We can never be certain that we were the first to invent the particular technology or that we were the first to file a patent application for the technology, because United States patent applications are maintained in secrecy until a patent issues. Publications in the scientific or patent literature generally do not identify the date of an invention, so it is possible that a competitor could be pursuing the same invention and have an earlier invention date than ours.

     Even if patents issue, the claims allowed might not be sufficiently broad to protect our technology against competitive products. Patent protection also may differ from country to country, giving rise to increased competition from other products in countries where patent coverage is weak or not enforced. Once a patent issues, we still face the risk that others will try to design around our patent or will try to challenge or invalidate the patent. If a patent were invalidated, we could be subject to significant liabilities to a third party, be required to license the invention from a third party, or be prevented from using the invention altogether. The cost of litigation can be substantial, even if we prevail.

     We have the exclusive license from Opocrin, in all countries other than Japan and Korea, for an issued patent claiming certain oligosaccharides derived from heparin and their use in antiatherosclerotic activity to develop and commercialize OP2000. We also have a non-exclusive license from Opocrin to practice certain related patents, to the extent required for our activities related to OP2000. We are aware of a recently issued patent claiming the use of certain fractions of heparin for the treatment of inflammatory bowel disease. We do not believe OP2000 falls within the scope of this patent. If OP2000 were to be determined to fall within the scope of this patent and if the patent's claims were found to be valid, we would have to license this patent in order to commercialize OP2000. If this were the case we might not be able to license this patent at a reasonable cost which would result in our not being able to market OP2000. Uncertainty regarding the scope or validity of this patent might deter potential partners from collaborating with us for the development and commercialization of OP2000.

If a third party were to bring an infringement claim against us, we would incur significant costs in our defense; if the claim were successful, we would need to obtain licenses to develop non-infringing technology.

     Our business also depends on our ability to commercialize products without infringing patents or other proprietary rights of others and without breaching the scope of the licenses related to our intellectual property. The pharmaceutical industry is subject to frequent and protracted litigation regarding patent and other intellectual property rights. Most companies have numerous patents that protect their intellectual property rights. These third parties may assert claims against us with respect to our product candidates and future products. If litigation were required to determine the validity of a third party's claims, we could spend significant resources and be distracted from our core business activities, regardless of the outcome. If we did not prevail in the litigation, we could be required to license a third party's technology, which might not be possible on satisfactory terms, or discontinue our own activities and develop non-infringing technology, any of which could delay our development programs.

Protection of trade secret and confidential information is difficult, and loss of confidentiality could eliminate our competitive advantage.

     In addition to patent protection, we rely on trade secrets, proprietary know-how and confidential information to protect our technological advances. We use confidentiality agreements with our employees, consultants and collaborative partners to maintain the proprietary nature of this technology. However, confidentiality agreements can be breached by the other party, which would make our trade secrets and proprietary know-how available for use by others. There is generally no adequate remedy for breach of confidentiality obligations. In addition, the competitive advantage afforded by trade secrets is limited because a third party can independently discover or develop something identical to our own trade secrets or know-how, without liability to us.

     If our employees, consultants or collaborators were to use information improperly obtained from others (even if unintentional), disputes could arise as to ownership and rights in any resulting know-how or inventions.

Our research programs rely on technology licensed from third parties, and termination of any of those licenses would result in loss of significant rights.

     We have exclusive worldwide rights to catalytic antioxidant small molecule technology through a license agreement with Duke. We have an exclusive license agreement in all countries except Japan and Korea related to OP2000. We also have the worldwide exclusive rights to patents licensed from Albert Einstein College of Medicine and patent applications and rights to license future technology arising out of research sponsored at UNC (related to the liver precursor cell program) and National Jewish Medical Center (related to antioxidant small molecules). Key financial and other terms would still need to be negotiated with the research institutions, and it may not be possible to obtain any such license on terms that are satisfactory to us.

     Our licenses generally may be terminated by the licensor if we fail to perform our obligations, including obligations to develop the compounds and technologies under license. If terminated, we would lose the right to develop the products, which could adversely affect our business. The license agreements also generally require us to meet specified milestones or show reasonable diligence in development of the technology. If disputes arise over the definition of these requirements or whether we have satisfied the requirements in a timely manner, or if any other obligations in the license agreements are disputed by the other party, the other party could terminate the agreement and we could lose our rights to develop the licensed technology.

We need to obtain collaborative partners to perform manufacturing and marketing responsibilities for our potential products, and if those partners are not obtained, we will have to develop the expertise, obtain the additional capital and spend the resources to perform those functions.

     We do not have the staff or facilities to manufacture or market any compounds or cell therapy products being developed in our programs. We need to enter into collaborative arrangements in the future to develop, commercialize, manufacture and market products emerging from the superoxide dismutase mimetics. We also might seek a partner to develop the manufacturing capability for the hepatic precursor cell therapy being developed by us and intend to seek a partner to work with on development of a liver assist device. Ultimately, we also plan to seek marketing and manufacturing partners for OP2000 if clinical studies are successful.

     A large number of small biotechnology companies are seeking collaborators, some of whom compete in the same therapeutic areas as our programs, and obtaining and maintaining new collaborative arrangements will be difficult. We might not be successful in entering into third party arrangements on acceptable terms, if at all. If we are unable to obtain or retain third party manufacturing or marketing on acceptable terms, we might be delayed in our ability to commercialize products. Substantial additional funds and personnel would be required if we needed to establish our own manufacturing or marketing operations. We might not be able to obtain adequate funding or establish such capabilities at all or in a cost-effective manner.

     Even if we do succeed in obtaining a collaborator for any of our programs, there is no guarantee that the product will ultimately be commercialized profitably, if at all. The compensation owed to collaborative partners for the manufacturing and marketing of products will reduce our profit margins and might delay or limit our ability to develop, deliver and sell products on a timely and competitive basis. Furthermore, a collaborative partner could pursue alternative technologies or develop alternative compounds either on its own or in collaboration with others, targeted at the same diseases as those involved in our programs.

     A manufacturer must conform to certain cGMP regulations for the production and packaging of products. If any of our manufacturers can not meet our needs or applicable regulatory standards with respect to the timing, quantity or quality of products, our development programs would be delayed.

     We are in discussions with third parties to conduct the cell processing to produce the hepatic precursor cells being developed by Incara. To begin clinical trials, we must contract with a supplier to isolate the hepatic precursor cells in compliance with cGMP regulations. We have not yet established the terms of any supply arrangement, and we might not be able to enter into any third party arrangements on satisfactory terms. We also must establish and maintain sources of livers or liver tissues from which the precursor cells can be isolated. We have historically relied on several suppliers of liver tissues for research, but entering into the clinical trial stage of development will increase our needs. For clinical trials and ultimately for commercialization, we plan to obtain livers which are not suitable for full liver transplant from the traditional organ transplant donor programs. We have established an arrangement with an established organ procurement agency to obtain these organs.

If we cannot retain or hire qualified personnel, our programs could be delayed.

     We have only 20 employees and are highly dependent on the principal members of the management and scientific staff, including in particular Clayton I. Duncan, our Chairman, President and Chief Executive Officer. We also are highly dependent on the academic collaborators for each of our programs. The loss of key employees or academic collaborators could delay progress in our programs or result in termination of them in their entirety.

     We believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific and managerial personnel. We face competition for the kinds of personnel from other companies, research and academic institutions, government entities and other organizations. We might not be successful in hiring or retaining the personnel needed for success.

If we do not obtain and maintain government authorizations to manufacture and market products, our business will be significantly harmed.

     Our research and development activities and the manufacturing and marketing of our products are subject to extensive regulation by governmental authorities in the United States and other countries. Clinical trials and the manufacturing and marketing of products are subject to the testing and approval processes of the FDA and foreign regulatory authorities. The process of obtaining required regulatory approvals for pharmaceuticals from the FDA and other regulatory authorities takes many years and is expensive. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, and if regulatory authorities do not agree with our analyses of data, our product programs could be delayed or regulatory approval could be withheld. Additional government regulations might be promulgated which could delay regulatory approval of our products. We can not control the decisions of regulatory authorities, and we therefore can not assume that any products developed by us alone or in collaboration with others will be determined to be safe and efficacious in clinical trials or meet other applicable regulatory standards to receive the necessary approvals for manufacturing and marketing. Even if these approvals are obtained, post-marketing, adverse events or other monitoring of the products could result in suspension or limitation of the approvals.

Product liability claims, if asserted against us in the future, could exceed our insurance coverage and require us to use our limited cash resources for payment.

     The pharmaceutical and biotechnology business exposes us to the risk of product liability claims alleging that use of our products caused an injury or harm. These claims can arise at any point in the development, testing, manufacture, marketing or sale of pharmaceutical products, and might be made directly by patients involved in clinical trials of our products, by consumers or healthcare providers or by organizations selling such products. Product liability claims can be expensive to defend even if the product did not actually cause the injury or harm.

     Insurance covering product liability claims becomes increasingly expensive as a product moves through the development pipeline to commercialization. We have obtained limited product liability insurance coverage for the clinical trials for OP2000. However, the available insurance coverage may not be sufficient to cover us against all potential losses due to liability, if any, or to the expenses associated with defending liability claims. A product liability claim successfully asserted against us could exceed our coverage and require us to use our own cash resources, which would then not be available for our own products.

     In addition, some of our licensing agreements with third parties require us to maintain product liability insurance. If we can not maintain acceptable amounts of coverage on commercially reasonable terms, the corresponding agreements would be subject to termination.

The costs of compliance with environmental, safety and similar laws could increase our cost of doing business or subject us to liability in the event of noncompliance.

     Our business is subject to regulation under state and federal laws regarding occupational safety, laboratory practices, environmental protection and the use, generation, manufacture, storage and disposal of hazardous substances. Although we believe we comply with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may be required to incur significant costs in the future to comply with existing or future environmental and health and safety regulations. Our research activities involve the use of hazardous materials, chemicals and radioactive compounds. Although we believe that our procedures for handling such materials comply with applicable state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be liable for any resulting damages.

Provisions of our charter documents, our stock option program and Delaware law could discourage or delay offers to acquire Incara, which might reduce the market price of our common stock and the voting rights of the holders of common stock.

     Certain provisions of our charter documents and Delaware law make it more difficult for a third party to acquire Incara, and might discourage a third party from offering to acquire Incara, even if a change in control would be beneficial to our stockholders. These provisions also could limit the price that certain investors might be willing to pay in the future for shares of common stock.

     The Board of Directors of Incara has the authority to issue up to 3,000,000 shares of preferred stock in one or more series, and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further vote or action by the stockholders. The rights of the holders of Incara common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock with voting rights could make it more difficult for a third party to acquire a majority of the outstanding voting stock.

     Further, some provisions of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving Incara. Incara is subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. While such provisions are intended to enable the Incara Board of Directors to maximize stockholder value, they might have the effect of discouraging takeovers that could be in the best interest of certain stockholders. Such provisions could reduce the market value of Incara's common stock in the future.

We remain contingently liable for certain IRL obligations.

     In connection with the sale of Incara Research Laboratories, or IRL, in December 1999 to a private pharmaceutical company, we remain contingently liable through May 2007 on certain debt and lease obligations assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey. This contingent liability was approximately $9,000,000 in June 2000 and will decline on an approximately straight-line basis to zero in May 2007.

If we do not reach the market with our products before our competitors offer products for the same use, or if we do not compete effectively in marketing our products, the revenues from product sales, if any, will be reduced.

     We face intense competition in all of our development programs. The markets for therapeutic products that address inflammatory, liver and pulmonary diseases are large and competition is expected to increase. Our products might never be accepted in the market.

If our products do not qualify for third-party reimbursement, sales could suffer because patients cannot afford the product.

     The success of our products, if any, will depend in part upon the level of reimbursement to customers from insurance companies and other payers. Sales could be reduced if governmental and third-party payers contain or reduce the cost of healthcare through the control of the price of pharmaceutical products. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar controls. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could make it more difficult to obtain a reasonable profit from our products.

     In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Significant uncertainty exists regarding the reimbursement status of newly approved therapeutic products. Third-party payers are increasingly challenging the prices charged for medical products and services. This type of pressure is intense in a market where multiple products are available. If we succeed in bringing any of our product candidates to the market, there can be no assurance that any of them will be considered cost-effective compared to other available therapies, and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive basis.

We do not presently anticipate paying cash dividends on our common stock.

     We intend to retain all earnings for the foreseeable future for funding our business operations. In addition, our outstanding preferred stock and credit facilities contain restrictions on our ability to declare and pay dividends on our common stock. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

We face uncertainties and risks relating to our Nasdaq National Market listing.

     Our common stock is currently listed on the Nasdaq National Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq National Market. If we continue to experience losses from our operations or we are unable to raise additional funds, we may not be able to maintain the standards for continued quotation on the Nasdaq National Market.

     Furthermore, Nasdaq recently adopted new rules that make continued listing of companies on either the Nasdaq National Market or the Nasdaq SmallCap Market more difficult. If as a result of the application of these new rules, our common stock were delisted from the Nasdaq National Market, our stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq National Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, your ability to resell your shares of our common stock could be adversely affected.

                          FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends," "likely," "will," "suggests," "might," "may," "could," "should," "would" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

     .    The success or failure of our efforts to implement our business strategy;
     .    The early stage of products under development;
     .    Uncertainties relating to clinical trials and regulatory reviews;
     .    The need for additional funds;
     .    Competition and dependence on collaborative partners;
     . The other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

     We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section of this prospectus. In light of the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus, events referred to in forward-looking statements in this prospectus might not occur.


                 FINANCING ARRANGEMENT WITH TORNEAUX FUND LTD.

     On August 17, 2000 we entered into the common stock purchase agreement with Torneaux Fund Ltd. Pursuant to the purchase agreement, we may issue and sell, from time to time, up to 2,556,810 shares of common stock, subject to the satisfaction of certain conditions. In addition, in connection with each issuance of common stock to Torneaux, we will issue to Torneaux warrants to purchase shares of common stock up to a maximum of 383,522 shares.

     Beginning on __________, 2000, the date the registration statement, of which this prospectus forms a part, was declared effective by the SEC, and continuing for 15 months thereafter, we may in our sole discretion sell, or put, shares of our common stock to Torneaux. The 15-month period is divided into 12 pricing periods, each consisting of 20 trading days on the Nasdaq National Market.

     From time to time during the 15-month term, we may make 12 draw downs, by giving notice and requiring Torneaux to purchase shares of our common stock, for the draw down amount. Torneaux's purchase price will fluctuate based upon the daily volume weighted average price over a 20-day trading period. Prior to each draw down, we will provide Torneaux with a notice that sets forth the dollar amount of the common stock we will sell, the commencement date of the pricing period, and the threshold price, which is the lowest price per share at which we will issue new shares of our common stock. We may issue a draw down notice for up to $250,000 if the threshold price is equal to or exceeds $2.00, and an additional $100,000 for every $1.00 increase of the threshold price above $2.00 up to $10.00 for a maximum draw down amount of $1,050,000. If we set the threshold price between $2.00 and $2.99, then the purchase price to be paid by Torneaux is 88% of the daily volume weighted average price over the pricing period. For each $1.00 increase in the threshold price above $2.00, the purchase price to be paid by Torneaux is increased by 0.5% up to a discount of 92%. If the daily volume weighted average price on a given trading day is less than the threshold price set by us, then the amount that we can draw down will be reduced by 1/20 for that pricing period. In addition, if trading in our common stock is suspended for more than three hours in any trading day, then the daily volume weighted average price for that trading day is deemed to be below the threshold price and, consequently, reduces the draw down amount by 1/20. At no time may the threshold price be less than $2.00 per share, unless mutually agreed upon by us and Torneaux.

     As the price of our common stock increases above $2.00, fewer shares can be sold to Torneaux. Assuming the price of our common stock was $2.00 every day during all pricing periods during the 15-month term of the Purchase Agreement, the maximum amount of shares of common stock that could be sold by us would be 1,704,540 for gross cash proceeds of $3,000,000, assuming the average trading volume for 10 trading days preceding a draw down notice by us is less than 200,000 shares. In the event the average trading for such 10-day period exceeds 200,000 or 400,000, Torneaux, in its sole discretion, can purchase additional common stock by increasing the then available draw down amount by 25% or 50%, respectively. If the 400,000 share trading volume threshold were met and the price of our common stock were $2.00 during the entire 15-month term of the Purchase Agreement, the maximum draw down amount available to us would be $4,500,000 and the maximum number of shares possible for sale would be 2,556,810 shares. If the 400,000 share trading volume threshold were met and the price of our common stock were $10.00 per share during the entire 15-month term of the Purchase Agreement, the maximum draw down amount available to us would be $18,900,000 and the maximum number of shares possible for sale would be 2,054,340 shares. On September 11, 2000, the closing price on the Nasdaq National Market for our common stock was $3.875 and the average trading volume for the 10 days preceding September 11, 2000 was 107,669 shares.

     The following table sets forth the number of shares of common stock that we could issue to Torneaux based on a range of stock prices, assuming that the threshold price was equal to the daily volume weighted average price and that the daily volume weighted average remained the same throughout the 20-day pricing period and also assuming that the trading volume for our common stock does not exceed 200,000 shares. The table also shows the percentage that these shares would constitute, immediately after issuance, of the total number of shares which would then be outstanding, based on the 7,246,062 shares of common stock outstanding on August 31, 2000. The table does not give effect to the issuance and exercise, if any, of the warrants.


                                 Per Share
   Per Share                    Price  Paid
    Average                         By                       Number
     Market                      Torneaux                   of Shares                   Percentage of
     Price                       Fund Ltd.                  Issuable                     Outstanding
    -------                      ---------                  ---------                   -------------
    $  2.00                        $1.76                    1,704,540                       19.0%
    $  4.00                        $3.56                    1,516,848                       17.3%
    $  6.00                        $5.40                    1,444,440                       16.6%
    $  8.00                        $7.28                    1,401,096                       16.2%
    $ 10.00                        $9.20                    1,369,560                       15.9%

     Our ability to cause Torneaux to purchase shares of common stock under the common stock purchase agreement is subject to certain conditions, including, but not limited to:

     .    The number of shares we may sell to Torneaux on any settlement date, when aggregated with all other shares then owned by Torneaux, cannot exceed 9.9% of the total common stock we then have outstanding.

     .    The total number of shares that we may sell to Torneaux under the purchase agreement, together with shares of common stock underlying warrants that we may issue to Torneaux under the purchase agreement, cannot exceed 19.9% of Incara's outstanding common stock on August 17, 2000, unless we have obtained stockholder approval as required by the rules of The Nasdaq Stock Market Inc. We expect to obtain this required stockholder approval on October 19, 2000.

     .    Our common stock continues to be traded on the Nasdaq National Market or other stock exchange specified in the purchase agreement.

     .    The registration statement must remain effective so that Torneaux may publicly resell the shares that it acquires from us under the purchase agreement.

     .    There has not been a material change in ownership of Incara in which its officers and directors no longer own at least 5% of our outstanding common stock, except as a result of the issuance of shares under the purchase agreement and upon exercise of the warrants issued to Torneaux.

     .    There has not been an effect on the business, operations, properties, or financial condition of Incara that is material and adverse to us and our subsidiaries or affiliates, taken as a whole and/or any condition or situation that would prohibit or otherwise interfere, in a material respect, with our ability to perform our obligations under the purchase agreement.

     We may not be able to satisfy all conditions required to put shares to Torneaux at any given time. If this occurs, we would likely need to raise money from other sources in order to continue to fund our operations. Such alternative funding may not be available. Also, we cannot put shares to Torneaux at a time when we have not publicly disclosed material information about Incara.

     In the event we have not requested draw downs in an aggregate amount of $1,250,000 within seven months of __________, 2000 (the date the registration statement was declared effective by the SEC), we, at Torneaux's option, shall either pay Torneaux $60,000 or issue warrants to Torneaux to purchase 60,000 shares of our common stock with an exercise price of $2.10 per share, the volume weighted average price of our common stock on August 17, 2000.

     Torneaux may terminate the purchase agreement upon our failure to comply with certain provisions in the purchase agreement or upon any stop order or suspension of the effectiveness of the registration statement for an aggregate of five trading days, for any reason other than deferrals or suspension during a blackout period as a result of corporate development that would require the registration statement to be amended.

     We estimate a total of 1,704,540 shares of common stock could be issued to Torneaux under the purchase agreement, assuming the price of our common stock is $2.00 per share and the 10-day average daily trading volume is less than 200,000 shares during the 15-month term of the purchase agreement. Based on this assumption, warrants convertible into a total of 255,681 shares of our common stock could be issued to Torneaux. The shares of our common stock will be purchased by Torneaux at a discount to the then current market price of the common stock. Consequently, the existing holders of our common stock face substantial dilution of their voting power and percentage ownership in Incara. Additionally, as we issue more shares to Torneaux, the price of the common stock may decline further.

     We have filed a registration statement, of which this prospectus forms a part, with the SEC to permit Torneaux to resell to the public any of our common stock it purchases pursuant to the purchase agreement and any of our common stock into which the warrants are converted. We intend to prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it, in order to keep effective the registration statement so that we may put shares to Torneaux during the term of the common stock purchase agreement.

     Except in certain circumstances, if the effectiveness of the registration statement is suspended during the 15-month term of the purchase agreement, or the common stock is delisted from the Nasdaq National Market or another stock exchange specified in the purchase agreement, then we must pay in cash to Torneaux, as liquidated damages, $20,000 if the registration statement is not declared effective within 120 days from its filing, which was September 14, 2000, or in all other circumstances above, an amount equal to 1% of the aggregate purchase price for all shares purchased and then held by Torneaux for the initial 30-day period, and 2% of the aggregate purchase price for each subsequent 30-day period, until the event is cured. In addition, if we fail to deliver the shares of common stock when due to Torneaux and the failure continues for 10 trading days, then we will pay, in cash or restricted shares of our common stock, at Torneaux's option, an amount equal to 2% of the draw down amount for the initial 30-day period and each 30-day period thereafter until we have delivered the shares and warrants. During a draw down pricing period, we may not enter into any agreement with a third party to secure equity financings without Torneaux's prior consent, except that we may enter into a loan, credit or lease facility with a bank or financing institution.

     In connection with the purchase agreement, we will issue warrants to Torneaux in the amount of 15% of the shares of common stock issued in any draw down by us, at an exercise price equal to 115% of the purchase price per share Torneaux paid to purchase the related shares of common stock. The warrants will contain provisions that protect Torneaux against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend, recapitalization and additional issuance of common stock. The exercise price for the warrant shares is payable in cash.

     Torneaux is an "underwriter" within the meaning of the Securities Act in connection with its resale of shares of our common stock under this prospectus.

                                USE OF PROCEEDS

     The proceeds from the sale of our common stock will be received directly by the selling stockholder. We will receive no proceeds from the sale of the common stock offered in this prospectus. We will receive proceeds relating to the exercise, if any, of the warrants, but will not receive the proceeds from the subsequent sale of any shares of common stock issued to the selling stockholder upon such exercise. See "Financing Arrangement with Torneaux Fund Ltd."

     We intend to use the proceeds from the draw downs and the exercise of the warrants, if any, to support general corporate purposes, including working capital.

                                DIVIDEND POLICY

     We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. In addition, our outstanding preferred stock and credit facilities contain restrictions on our ability to declare and pay dividends on our common stock. We currently plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund future growth.

                            MARKET FOR COMMON STOCK

     Our common stock trades on the Nasdaq National Market under the symbol "INCR". The following sets forth the quarterly high and low sales prices as reported by Nasdaq for the periods indicated. These prices are based on quotations between dealers, which do not reflect retail mark-up, markdown or commissions, and do not necessarily represent actual transactions.


                                                         High      Low
                                                       --------  --------
     Fiscal Year Ended September 30, 1998
          October 1, 1997 through December 31, 1997..  $ 25 1/2  $ 16 7/8
          January 1, 1998 through March 31, 1998.....    21 1/4    15
          April 1, 1998 through June 30, 1998........    20 3/8     7 3/8
          July 1, 1998 through September 30, 1998....    10 1/8     3 5/8

     Fiscal Year Ended September 30, 1999
          October 1, 1998 through December 31, 1998..    10 1/8     3 3/8
          January 1, 1999 through March 31, 1999.....    15 1/2     5
          April 1, 1999 through June 30, 1999........     8 1/4     4 1/16
          July 1, 1999 through September 30, 1999....     5 5/8       1/2

     Fiscal Year Ending September 30, 2000
          October 1, 1999 through December 31, 1999..     1 13/16     1/2
          January 1, 2000 through March 31, 2000.....    11         1 17/32
          April 1, 2000 through June 30, 2000........     6 1/8     1 1/2
          July 1, 2000 through August 31, 2000.......     4 3/4     1 11/16

     As of August 31, 2000, the number of record holders of the Company's common stock was 124 and we estimate that the number of beneficial owners was approximately 5,000.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended September 30, 1995, 1996, 1997, 1998, and 1999 and the consolidated balance sheet data at September 30, 1995, 1996, 1997, 1998 and 1999, are derived from our consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, and, except for the consolidated statements of operations for the fiscal years ended September 30, 1995 and 1996 and the consolidated balance sheet data at September 30, 1995, 1996 and 1997, are included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended June 30, 1999 and 2000 and the consolidated balance sheet data at June 30, 1999 and 2000 are derived from our unaudited consolidated financial statements. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, particularly given our acquisition and disposition history.

STATEMENT OF OPERATIONS DATA:
(in thousands, except per share data)
                                                         Nine Months
                                                        Ended June 30,                      Year Ended September 30,
                                                     ---------------------        -----------------------------------------------
                                                       2000         1999             1999       1998       1997     1996     1995
                                                       ----         ----             ----       ----       ----     ----     ----
Revenue:
  Contract and license fee revenue...............    $    100     $    588        $  2,088   $  6,121   $  5,360  $ 5,348  $   304
                                                     --------     --------        --------   --------   --------  -------  -------

Costs and expenses:
  Research and development.......................       5,985       15,074          18,996     16,799     19,972    5,276    5,127
  Purchase of in-process research and development       6,664            -               -      5,343        411      350        -
  General and administrative.....................       1,970        2,266           3,045      3,509      4,179    3,396    2,063
                                                     --------     --------        --------   --------   --------  -------  -------
    Total costs and expenses.....................      14,619       17,340          22,041     25,651     24,562    9,022    7,190
                                                     --------     --------        --------   --------   --------  -------  -------

Loss from operations.............................     (14,519)     (16,752)        (19,953)   (19,530)   (19,202)  (3,674)  (6,886)
Gain on sale of division.........................       9,751            -               -          -          -        -        -
Investment income (expense), net.................         287          336             355        384        831      719     (207)
Income taxes.....................................           -            -               -          -          -      (37)       -
Minority interest................................           -            -               -          -        568     (568)       -
                                                     --------     --------        --------   --------   --------  -------  -------
Net loss.........................................    $ (4,481)    $(16,416)       $(19,598)  $(19,146)  $(17,803) $(3,560) $(7,093)
                                                     ========     ========        ========   ========   ========  =======  =======

Net loss per common share:
    Basic and diluted............................      ($0.75)      ($2.24)         ($2.98)    ($2.69)    ($2.55)  ($0.59)  ($1.62)
                                                     ========     ========        ========   ========   ========  =======  =======

Weighted average common shares outstanding:
    Basic and diluted............................       6,005        7,315           6,583      7,113      6,982    6,062    4,384
                                                     ========     ========        ========   ========   ========  =======  =======

BALANCE SHEET DATA:
(in thousands)
                                                 June 30,                                 September 30,
                                            -----------------          ----------------------------------------------------
                                             2000       1999           1999        1998        1997        1996       1995
                                             ----       ----           ----        ----        ----        ----       ----
Cash and cash equivalents and
 marketable securities....................  $8,644    $ 8,093         $4,960     $23,562     $37,580     $37,391    $ 1,168
Working capital (deficit).................   6,701      2,837          2,207      14,607       9,855      28,870     (1,397)
Total assets..............................   9,309     10,991          8,044      27,836      42,623      40,650      2,095
Long-term portion of capital lease
 obligations and notes payable............      48      1,147            981       1,593       2,128         896        869
Total liabilities.........................   2,467      6,546          4,253       8,160      29,167       9,401      3,463
Total stockholders' equity (deficit)......   6,842      4,445          3,791      19,676      13,456      30,680     (1,368)

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The consolidated financial statements of Incara are included elsewhere in this prospectus. The unaudited pro forma consolidated financial information presented herein should be read in conjunction with those financial statements and related notes.

    The unaudited pro forma consolidated financial information of Incara for the year ended September 30, 1999 and the nine months ended June 30, 2000 include adjustments to give effect in the unaudited pro forma condensed consolidated statement of operations for the disposition of Incara Research Laboratories ("IRL") as if it had occurred on October 1, 1998.

    The unaudited pro forma condensed consolidated statements of operations are provided for informational purposes and are not necessarily indicative of the results of operations that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future results of operations.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                 Fiscal Year Ended September 30, 1999
                                               --------------------------------------------------------------------------
                                                 Consolidated                 Pro Forma                   Pro Forma
                                                    Actual                  Adjustments - IRL             As Adjusted
                                               ------------------          ------------------          ------------------
Revenue:
  Contract and license fee revenue........     $            2,088          $            2,063          $               25
                                               ------------------          ------------------          ------------------

Costs and expenses:
  Research and development ...............                 18,996                       8,245                      10,751
  General and administrative..............                  3,045                           -                       3,045
                                               ------------------          ------------------          ------------------

          Total costs and expenses........                 22,041                       8,245                      13,796
                                               ------------------          ------------------          ------------------

Loss from operations......................                (19,953)                     (6,182)                    (13,771)
Investment income, net....................                    355                        (343)                        698
                                               ------------------          ------------------          ------------------

Net loss..................................     $          (19,598)         $           (6,525)         $          (13,073)
                                               ==================          ==================          ==================

Net loss per common share:
  Basic...................................     $            (2.98)                                     $            (1.99)
                                               ==================                                      ==================

  Diluted.................................     $            (2.98)                                     $            (1.99)
                                               ==================                                      ==================

Weighted average common shares
  outstanding.............................                  6,583                                                   6,583
                                               ==================                                      ==================

                                                                       Nine Months Ended June 30, 2000
                                                 ----------------------------------------------------------------------------
                                                    Consolidated           Pro Forma Adjustments              Pro Forma
                                                       Actual                      - IRL                     As Adjusted
                                                 ------------------        ---------------------       ----------------------
Revenue:
  Contract and license fee revenue.............  $              100        $                 100       $                    -
                                                 ------------------        ---------------------       ----------------------

Costs and expenses:
  Research and development.....................               5,985                        1,376                        4,609
  Purchased in-process research
     and development...........................               6,664                            -                        6,664
  General and administrative...................               1,970                            -                        1,970
                                                 ------------------        ---------------------       ----------------------

          Total costs and expenses.............              14,619                        1,376                       13,243
                                                 ------------------        ---------------------       ----------------------

Loss from operations...........................             (14,519)                      (1,276)                     (13,243)
Gain on sale of division.......................               9,751                        9,751                            -
Interest income, net...........................                 287                          (37)                         324
                                                 ------------------        ---------------------       ----------------------

Net income (loss)..............................  $           (4,481)       $               8,438       $              (12,919)
                                                 ==================        =====================       ======================

Net loss per common share:
  Basic........................................  $            (0.75)                                   $                (2.15)
                                                 ==================                                    ======================

  Diluted......................................  $            (0.75)                                   $                (2.15)
                                                 ==================                                    ======================

Weighted average common shares
  outstanding..................................               6,005                                                     6,005
                                                 ==================                                    ======================

    The pro forma adjustments reflect the elimination of revenue and expenses related to IRL for the fiscal year ended September 30, 1999 and the nine months ended June 30, 2000, as if the IRL sale had occurred at the beginning of the fiscal year. The pro forma adjustments for the nine months ended June 30, 2000 also reflect the elimination of the gain recognized on the sale of IRL.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include those discussed in "Risk Factors" and elsewhere in this prospectus. Unless otherwise noted, the phrase "Incara," "we" or "our" refers collectively to Incara Pharmaceuticals Corporation, formerly Intercardia, Inc., and its subsidiaries, Aeolus Pharmaceuticals, Inc. and Renaissance Cell Technologies, Inc. and CPEC LLC.

OVERVIEW

     We conduct discovery and development programs in three areas: (1) inflammatory bowel disease, using an ultra-low molecular weight heparin known as OP2000; (2) liver disorders, using hepatic precursor cell therapy; and (3) small molecule antioxidants for disorders such as stroke and chronic bronchitis. Our current programs reflect the business strategy that we have pursued over the past four years of building a diversified portfolio of innovative therapeutic products by advancing basic and clinical research discoveries from leading academic research centers through the clinical development process. Our strategy for bringing promising therapeutics to the market includes the selection of collaborative partners for their capabilities outside our areas of focus, particularly for manufacturing, sales and marketing functions. We believe that such collaborative agreements not only will provide funding and assist with the commercialization of our therapeutics, but often can validate the commercial viability of the programs and allow the Company to maintain its low fixed cost structure.

     At September 30, 1999, Incara owned 65.8% of the outstanding stock of Aeolus and 78.0% of the outstanding stock of Renaissance; these ownership interests were increased to 100% on March 31, 2000. Incara also has a 35.0% interest in CPEC.

     On March 31, 2000, Incara acquired all of the minority interests of Renaissance and Aeolus. Prior to the acquisition, Incara owned 78.0% of Renaissance and 65.8% of Aeolus. Incara issued 1,220,041 shares of its common stock for the subsidiaries' minority ownership. The acquisition was accounted for using the purchase method of accounting with a total purchase price of $6,664,000. We allocated the total purchase price to purchased in-process research and development and immediately charged it to operations because at the date of the acquisition the in-process research purchased was in preclinical stages, feasibility had not been established and it was deemed to have no alternative future use. We estimated at the acquisition date that Renaissance and Aeolus will need to spend in excess of an additional $50,000,000 to complete the research and development and that it would be at least 2006 before the research and development is completed. The cost to complete research and development for these programs might be shared with collaborative partners in the future. The acquisition of these minority interests should not have a significant impact on future operating results as we previously recognized for 1999 and 1998 all losses of Renaissance and Aeolus due to established funding arrangements.

     On December 29, 1999, we sold our anti-infective division, known as Incara Research Laboratories, or IRL, to a private pharmaceutical company for $11,000,000 in cash and the right to receive future payments totaling up to an additional $4,000,000 in the event a compound originating from a collaboration with Merck & Co., Inc. reaches preclinical and clinical trial milestones. The transaction involved the sale of assets associated with IRL, including rights under the collaboration with Merck and the assumption of related liabilities by the purchaser. We remain contingently liable through May 2007 on debt and lease obligations of approximately $9,000,000 assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey. We recognized a gain of $9,751,000 on the sale of IRL, which we recorded as other income. The effect of the IRL transaction on Incara's historical financial statements is shown in "Pro Forma Consolidated Financial Information."

     In May 1998, Incara acquired all of the outstanding stock of Transcell Technologies, Inc., a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc., through a merger with Transcell in exchange for Incara common stock, stock options and stock warrants. The former Transcell operation is referred to as Incara Research Laboratories, or IRL. The purchase of Interneuron's 77.9% interest in Transcell by Incara was treated in a manner similar to a "pooling-of-interests," because it represented a transfer of stock between entities under common control, and the acquisition of the non-Interneuron ownership interest was accounted for by using the purchase method of accounting. All of Transcell's past results of operations have been combined with our consolidated results of operations. The stock issued in the Transcell merger was paid in three installments. The first installment was paid upon the closing of the merger in May 1998. In lieu of the second installment payment due to Interneuron in connection with the merger, Interneuron retained 281,703 shares of Incara common stock as part of a corporate restructuring between Interneuron and Incara. In August 1999, Incara issued 867,583 shares of Incara common stock to the other former Transcell stockholders as payment for their second installment of the merger. The third and final installment of 856,861 shares of Incara common stock to the former Transcell stockholders, including Interneuron, was issued in February 2000.

     We had net losses of $19,598,000 and $4,481,000 for the fiscal year ended September 30, 1999 and for the nine months ended June 30, 2000, respectively. We had an accumulated deficit of $81,723,000 at June 30, 2000. We have not yet generated any revenues from product sales and do not expect to receive any product revenues in the foreseeable future, if at all.

RESULTS OF OPERATIONS

             Three and Nine Months Ended June 30, 2000 Compared to
                   Three and Nine Months Ended June 30, 1999

     We incurred net losses of $2,944,000 and $4,481,000 for the three and nine months ended June 30, 2000, respectively. The net loss for the nine months ended June 30, 2000 resulted from the net effect of recognizing a $9,751,000 gain on the sale of IRL in December 1999, offset by operating expenses for the nine months of $7,955,000 and the expensing of $6,664,000 for purchased in-process research and development in March 2000 in connection with the acquisition of minority interests of Aeolus and Renaissance. We had net losses of $4,119,000 and $16,416,000 for the three and nine months ended June 30, 1999, respectively.

     We did not have any revenue during the three months ended June 30, 2000. Contract and license fee revenue was $100,000 and $588,000 for the nine months ended June 30, 2000 and 1999, respectively. Substantially all of this revenue resulted from an IRL collaboration with Merck & Co., Inc. We will not receive any additional revenue from this collaboration, because it was sold with the other IRL assets.

     Our research and development ("R&D") expenses decreased $1,294,000 (35%) to $2,360,000 for the three months ended June 30, 2000 from $3,654,000 for the three months ended June 30, 1999. R&D expenses decreased $9,089,000 (60%) to $5,985,000 for the nine months ended June 30, 2000 from $15,074,000 for the nine months ended June 30, 1999. The lower expenses were primarily due to the result of discontinuing our bucindolol development program in the fourth quarter of fiscal 1999 and to the sale of our IRL operation in December 1999.

     During the last quarter of fiscal 1999, we discontinued our bucindolol development program and, therefore, we did not incur any bucindolol related expenses this fiscal year. During the nine months ended June 30, 1999, we incurred $4,820,000 of bucindolol related R&D expenses. We do not anticipate any additional expenses for bucindolol.

     Because we sold IRL at the end of December 1999, we did not incur any significant R&D expenses for IRL between January 1, 2000 and June 30, 2000. R&D expenses for IRL were approximately $1,376,000 for the three months ended December 31, 1999 and for the nine months ended June 30, 2000. IRL expenses were $1,663,000 and $6,275,000 for the three and nine months ended June 30, 1999, respectively. We do not expect any additional expenses for IRL in the future.

     We incurred $433,000 and $1,166,000 of R&D expenses for OP2000 during the three months and nine months ended June 30, 2000, respectively. OP2000 expenses were $55,000 and $125,000 for the three months and nine months ended June 30, 1999, respectively. The higher expenses in fiscal 2000 were primarily due to costs incurred in connection with our Phase 1 clinical trials that began in October 1999 and were completed in April 2000, as well as preparation costs for the Phase 2/3 clinical trial which we plan to begin in fall of 2000.

     R&D expenses for our liver cell program decreased $9,000 (4%) to $237,000 for the three months ended June 30, 2000 from $248,000 for the three months ended June 30, 1999. These R&D expenses increased $154,000 (27%) to $730,000 for the nine months ended June 30, 2000 from $576,000 for the nine months ended June 30, 1999. The higher expenses in the current fiscal year resulted primarily from more R&D staff time being devoted to the program.

     R&D expenses for our antioxidant program increased $268,000 (69%) to $657,000 for the three months ended June 30, 2000 from $389,000 for the three months ended June 30, 1999. This increase for the quarter was primarily due to expenses associated with the selection of a lead antioxidant compound. R&D expenses for our antioxidant program decreased $403,000 (25%) to $1,231,000 for the nine months ended June 30, 2000 from

$1,634,000 for the nine months ended June 30, 1999. The decrease in expenses from fiscal 1999 to fiscal 2000 was primarily due to the reduction of outside contract services and sponsored research costs.

     General and administrative ("G&A") expenses decreased $59,000 (8%) to $718,000 for the three months ended June 30, 2000 from $777,000 for the three months ended June 30, 1999. G&A expenses decreased $296,000 (13%) to $1,970,000 for the nine months ended June 30, 2000 from $2,266,000 for the nine months ended June 30, 1999. The higher G&A expenses in fiscal 1999 were primarily for expenses related to the bucindolol program, which was terminated in the last quarter of fiscal 1999.

     In May 1998, we acquired Transcell Technologies, Inc., which became IRL. We issued the third and final installment of the purchase price of 856,861 shares of Incara common stock to the former stockholders of Transcell on February 8, 2000. The number of shares issued was calculated using a formula based on the market price of Incara common stock prior to the stock issuance date. The issuance of these additional shares did not impact our fiscal 2000 operating results, because the value of these shares was included in the determination of the purchase price of Transcell in fiscal 1998.

     In March 2000, we recognized an in-process research and development charge of $6,664,000 as a result of the acquisition of the minority interests of Renaissance and Aeolus. We allocated the total purchase price to in-process research and development because at the date of acquisition it had not reached feasibility and it had no alternative future use. Renaissance and Aeolus spent approximately $10,000,000 through March 2000 and estimate that in excess of $50,000,000 over at least the next five years will need to be spent to complete the research and development. The cost to complete a portion of this research and development might be shared with a collaborative partner in the future.

     Fiscal Year Ended September 30, 1999 Compared To Fiscal Year Ended September 30, 1998

     Our net loss of $19,598,000 for fiscal 1999 was $452,000 (2%) greater than the $19,146,000 net loss for fiscal 1998.

     Contract and license fee revenue for fiscal 1999 was $2,088,000, as compared to $6,121,000 for fiscal 1998. Contract and license fee revenue for fiscal 1999 primarily resulted from our collaboration with Merck & Co., Inc. During fiscal 1999, we received a $1,500,000 milestone payment from Merck for compounds that demonstrated specific in vitro and in vivo activity in both resistant and sensitive bacterial strains. Merck also funded $563,000 of research and development costs at IRL during fiscal 1999.

     Contract and license fee revenue for fiscal 1998 included (1) a $4,000,000 payment from Astra Pharmaceuticals, L.P. received pursuant to the termination of a collaboration with Astra Merck Inc. for the development, manufacturing and marketing of bucindolol in the United States, (2) $833,000 of U.S. bucindolol development support from Astra Merck prior to the termination of the Astra Merck collaboration, and (3) $1,138,000 of revenue recognized in conjunction with the Merck collaboration.

     Our research and development expenses increased $2,197,000 (13%) to $18,996,000 in fiscal 1999 from $16,799,000 in fiscal 1998.

     Expenses for the development of bucindolol and general R&D expenses increased $2,885,000 (59%) to $7,807,000 for fiscal 1999 from $4,922,000 for fiscal 1998. Our expenses increased after funding from the Astra Merck collaboration ended in September 1998 and also increased as a result of the costs of expanded European clinical trials for bucindolol during fiscal 1999.

     Pursuant to the Astra Merck collaboration, during fiscal 1998 Astra Merck paid for most expenses related to the development of the twice-daily formulation of bucindolol for the United States, including liabilities assumed by Astra Merck on our behalf of approximately $6,065,000. This additional amount did not flow through our Statements of Operations, because it was offset against related expenses. Because the Astra Merck collaboration was terminated in September 1998, we absorbed all of the U.S. development expenses for bucindolol in fiscal 1999. In addition, the European bucindolol clinical program with BASF Pharma/Knoll AG was expanded during fiscal 1999, resulting in expense of approximately $2,326,000 in fiscal 1999 versus approximately $1,309,000 in fiscal 1998. The development of bucindolol was terminated in the last quarter of fiscal 1999 and all estimated costs of termination were accrued as of September 30, 1999.

     R&D expenses for IRL increased by $44,000 (1%) to $8,245,000 for fiscal 1999 from $8,201,000 for fiscal 1998. During fiscal 1999 IRL incurred increased expenses for license fees paid to Princeton University and patent preparation fees. These increased expenses were offset by lower depreciation costs, because in fiscal 1998 we expensed $856,000 of property and equipment acquired from Transcell which did not meet our capitalization criteria.

     R&D expenses for Aeolus increased by $96,000 (5%) to $2,112,000 for fiscal 1999 from $2,016,000 for fiscal 1998, primarily due to an increase in contract services for research and preclinical studies of its antioxidant small molecule research program.

     R&D expenses for Renaissance increased by $172,000 (26%) to $832,000 for fiscal 1999 from $660,000 for fiscal 1998, primarily due to increased fees for patent preparation and a fee to the University of North Carolina for the license of certain technology developed under the research agreement with UNC.

     During fiscal 1998, we paid and expensed a $1,000,000 license fee for a development compound licensed from Opocrin S.p.A.

     In conjunction with the Transcell merger, we incurred a charge of $5,343,000 for the purchase of in-process research and development during fiscal 1998, because feasibility of the in-process research and development acquired was not yet established and the technology has no alternative future use. This charge represents the market value of the shares of Incara stock issued to the former minority interest owners of Transcell.

     General and administrative expenses decreased by $464,000 (13%) to $3,045,000 for fiscal 1999 from $3,509,000 for fiscal 1998, primarily due to the elimination of certain IRL administrative personnel and functions at IRL in conjunction with the Transcell merger.

     Fiscal Year Ended September 30, 1998 Compared To Fiscal Year Ended September 30, 1997

     Our net loss of $19,146,000 for fiscal 1998 was $1,343,000 (8%) greater than the $17,803,000 net loss incurred in fiscal 1997.

     Contract and license fee revenue for fiscal 1998 was $6,121,000, as compared to $5,360,000 for fiscal 1997. Contract and license fee revenue for fiscal 1998 included (1) a $4,000,000 payment from Astra Pharmaceuticals received pursuant to the termination of the Astra Merck collaboration, (2) $833,000 of U.S. bucindolol development support from Astra Merck prior to the termination of the Astra Merck collaboration, and (3) $1,138,000 of revenue recognized in conjunction with the Merck collaboration.

     Contract and license fee revenue for fiscal 1997 included (1) one-time initial contract payments of $3,143,000 received from Knoll in conjunction with the execution of the collaboration with Knoll to provide for the development, manufacturing and marketing of bucindolol outside the United States and Japan,
(2) $553,000 of U.S. bucindolol development support from Astra Merck, and (3) $1,317,000 of revenue recognized in conjunction with the Merck collaboration.

     R&D expenses decreased $3,173,000 (16%) to $16,799,000 in fiscal 1998 from $19,972,000 in fiscal 1997, primarily due to the additional fiscal 1997 expense of a $10,000,000 contract payment due to Astra Merck in conjunction with the development of bucindolol. R&D expenses other than the $10,000,000 accrual increased $6,827,000 (68%) to $16,799,000 in fiscal 1998 from $9,972,000 in fiscal 1997.  R&D expenses increased in all of our programs, as described below.

     Expenses for the development of bucindolol and general R&D expenses decreased to $4,922,000 for fiscal 1998 from $12,806,000 for fiscal 1997. This decrease was the result of the $10,000,000 Astra Merck contract payment being accrued in fiscal 1997, offset by increased costs for additional personnel expenses and costs related to the development of bucindolol for Europe.

     The Astra Merck collaboration required Astra Merck to pay for certain expenses related to the development of the twice-daily formulation of bucindolol for the United States. Astra Merck assumed liabilities on our behalf of $6,065,000 and $5,505,000 during fiscal 1998 and fiscal 1997, respectively. These additional amounts did not flow through our Statements of Operations, because they were offset against related expenses. As of September 30, 1998, we had approximately $944,000 of accounts receivable due from Astra Pharmaceuticals and approximately $941,000 of accrued expenses related to obligations assumed by Astra Pharmaceuticals.

     During fiscal 1998 we paid and expensed a $1,000,000 license fee for a development compound licensed from Opocrin.

     R&D expenses for IRL increased by $2,492,000 (44%) to $8,201,000 for fiscal 1998 from $5,709,000 for fiscal 1997. The increase was the result of additional personnel, a full year of costs in IRL's new facilities and $856,000 of expenses to write-off property and equipment acquired from Transcell which did not meet our capitalization criteria.

     R&D expenses for Aeolus increased by $603,000 (43%) to $2,016,000 for fiscal 1998 from $1,413,000 for fiscal 1997, primarily because Aeolus continued to move forward with preclinical studies under its antioxidant small molecule research program.

     R&D expenses for Renaissance increased by $544,000 to $660,000 for fiscal 1998 from $116,000 for fiscal 1997, primarily because only one month of operations was included in the fiscal 1997 results, due to the fact that Renaissance was not acquired until September 1997.

     In conjunction with the Transcell merger, we incurred a charge of $5,343,000 for the purchase of in-process research and development during fiscal 1998, because feasibility of the in-process research and development acquired was not yet established and the technology had no alternative future use. This charge represents the market value of the shares of Incara stock issued to the former minority interest owners of Transcell. We incurred a charge of $411,000 for purchase of in-process research and development during fiscal 1997 when Incara acquired 79.6% of the outstanding capital stock of Renaissance.

     G&A expenses decreased by $670,000 (16%) to $3,509,000 for fiscal 1998 from approximately $4,179,000 for fiscal 1997, primarily due to the elimination of certain IRL administrative personnel and functions, offset by legal and accounting costs related to the Transcell merger.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2000, we had cash and cash equivalents and marketable securities of $8,644,000, an increase of $3,684,000 from September 30, 1999. Cash increased due to the receipt of $11,000,000 from the sale of IRL, offset by operating costs for the nine months. We believe we have adequate financial resources to fund our current operations at least into calendar 2001.

     In August 2000, we entered into a definitive agreement with Torneaux Fund Ltd., an institutional investor, for an equity financing facility covering the purchase of the Company's common stock over 15 months. Under this facility, Incara will control the amount and timing of stock sold to Torneaux, with the amount of the investment being dependent, in part, on Incara's stock price. Assuming Incara's stock price maintains a minimum threshold, the cumulative potential investment is anticipated to exceed $3,000,000 and is capped at $18,900,000. The agreement includes the issuance of warrants to purchase an amount of common stock equal to 15% of the common stock shares purchased and is subject to a number of conditions, including filing with and declaration of effectiveness by the Securities and Exchange Commission of a registration statement.

     We expect to incur substantial additional costs and losses over the next few years. Our cash requirements for subsequent periods will depend on numerous factors, particularly the progress of our research and development programs. Significant additional funds will be required for us to continue our clinical program evaluating the use of OP2000 and to complete preclinical activities, and to begin clinical trials for our liver precursor cell and antioxidant programs.

     We have completed two Phase 1 clinical trials for OP2000, the most recent having been completed in April 2000. These trials looked at single and multiple dose administrations of the drug, and preliminary results indicate that we will be able to give OP2000 on a once-a-day basis. Assuming we have adequate financial resources, we plan to begin a Phase 2/3 safety and efficacy trial in ulcerative colitis patients in fall of 2000. We have an exclusive license from Opocrin, in all countries other than Japan and Korea, for an issued patent claiming certain oligosaccharides derived from heparin and their use in antiatherosclerotic activity to develop and commercialize OP2000. We are aware of a recently issued patent claiming the use of certain fractions of heparin for the treatment of inflammatory bowel disease. We do not believe OP2000 falls within the scope of this patent. If OP2000 were to be determined to fall within the scope of this patent and if the patent's claims were found to be valid, we would have to license this patent in order to commercialize OP2000. If this were the case, we might not be able to license this patent at a reasonable cost, which would result in our not being able to market OP2000.

     Incara is exploring two patient populations for the initial clinical trials of liver precursor cell transplantation. The first group consists of infants with life-threatening inborn errors of metabolism who are too young for liver transplants. This patient population represents a group with limited treatment alternatives where improvement in patient condition and production of the missing gene products would demonstrate the function of the transplanted cells. The second series of clinical trials being planned involves adults with such severe cirrhosis and other forms of chronic liver failure that they could become candidates for a transplant. Assuming we have adequate financial resources, Incara plans to begin these initial clinical trials in 2001.

     In a model of ischemic stroke, where the middle cerebral artery of a rat is blocked for 90 minutes and then unblocked, our lead antioxidant compound reduced infarct size significantly when introduced as late as 7 1/2 hours after the start of the stroke. Stroke is a form of ischemia/reperfusion injury, and this compound is also highly active in a model of liver ischemia/reperfusion injury. We are currently evaluating another antioxidant compound and we anticipate selecting the most promising drug candidate for stroke in fall of 2000, once more data is available. Assuming satisfactory completion of the preclinical studies and assuming we have adequate financial resources, we intend to initiate Phase 1 clinical trials for an antioxidant compound in 2001.

     We might acquire other products, technologies or businesses that complement our existing or planned products or programs, although we currently have no understanding, commitment or agreement with respect to any such acquisitions.

     In addition to the equity financing with Torneaux discussed above, we intend to seek additional capital necessary to execute our business plan through one or more potential sources, including the sale of common or preferred stock in private or public equity offerings and from new collaborations related to one or more of our product development programs. Adequate funds might not be available at all or on terms acceptable or favorable to us. At times it is difficult for biotechnology companies to raise funds in the equity markets. Any additional equity financing, if available, would likely result in substantial dilution to Incara's stockholders. If we are successful in obtaining collaborations for any of our programs, we expect to relinquish rights to technologies, product candidates or markets which we might otherwise develop ourselves. If we are unable to enter into new collaborations or raise additional capital to support our current level of operations, we might be required to scale back, delay or discontinue one or more of our research and development programs, such as our proposed clinical trials, or obtain funds on terms that are not favorable to us, which could have a material adverse affect on our business. Reduction or discontinuation of research and development programs could result in additional charges, which would be reflected in the period of the reduction or discontinuation.

     In January 2000, our Board of Directors authorized the repurchase of up to $2,000,000 of our common stock during the following two months through purchases
on the stock market.   During that period, we repurchased 104,100 shares of our
common stock at a cost of $332,000.

YEAR 2000 COMPLIANCE

     As of June 30, 2000, we had not incurred any material cost directly associated with our year 2000 compliance efforts. We do not expect the total cost of year 2000 issues to be material to our business, financial condition and operating results. As of June 30, 2000, we had not encountered any material year 2000 problems with the hardware and software systems used in our operations. In addition, none of our critical venders have reported any material year 2000 problems nor have we experienced any decline in service levels from such venders. We expect to continue to monitor internal and external issues related to year 2000. While no material problems have been discovered, we cannot assure you that material problems will not materialize in the future.

                                   BUSINESS

General

     Incara Pharmaceuticals Corporation develops innovative pharmaceutical products and treatments for major diseases afflicting large patient populations. We are currently developing products in three areas that represent a diversified portfolio of potentially breakthrough therapeutics. Each of these areas is currently underserved in terms of effective treatments. The three therapeutics under development by the Company are as follows:

     .An ultra-low molecular weight heparin, as a treatment for inflammatory bowel disease, or IBD, a debilitating disease of the intestine that includes ulcerative colitis and Crohn's disease. Approximately two million patients suffer from IBD in the United States and Europe combined. Ulcerative colitis can be so debilitating that up to 20% of patients opt for removal of their colon as a cure. There is no cure

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          for the equally debilitating Crohn's disease.

     . Liver precursor cell transplant, as a treatment for liver failure.
          Currently, there are an estimated 300,000 hospitalizations for chronic liver disease each year in the United States, 30,000 of which result in death. There are, however, only approximately 4,500 donor livers available annually in the United States and over 16,000 people on the liver transplant waiting list. The number of patients with severe cirrhosis who could become candidates for a transplant exceeds 100,000. Additionally, the liver precursor cell technology can be used to determine gene expression patterns at various stages of the liver lineage, providing genomic information for drug discovery.

     . Novel small molecule catalytic antioxidants, as a treatment for disorders such as stroke and chronic bronchitis. An estimated 500,000 to 700,000 individuals suffer strokes in the United States each year, with estimated direct costs of treating stroke exceeding in the aggregate $40 billion annually.

     Our current programs reflect the business strategy that we have pursued over the past four years of building a diversified portfolio of innovative therapeutic products by advancing basic and clinical research discoveries from leading academic research centers through the clinical development process. These institutions include the University of North Carolina (partner for liver precursor cells), and the Duke University Medical Center and the National Jewish Medical and Research Center (partners for antioxidants). We choose programs for our portfolio that address large potential markets and where we can evaluate the likelihood of clinical efficacy for a reasonable expenditure of time and money. We add value to these programs by applying the significant expertise of our management and Board of Directors in preclinical and clinical drug development and business management to efficiently bring promising therapeutics to clinical proof and ultimately to the marketplace.

     Our strategy for bringing promising therapeutics to the market includes the selection of collaborative partners for their capabilities outside our areas of focus, particularly for manufacturing, sales and marketing functions. We believe that such collaborative agreements not only will provide funding and assist with the commercialization of our therapeutics, but often can validate the commercial viability of the programs and allow the Company to maintain its low fixed cost structure. We generally intend to wait until we begin to receive clinical indications of efficacy before entering into such collaborations, thus allowing us to negotiate more favorable terms.

OP2000

     Our program for inflammatory bowel disease, or IBD, centers on OP2000, an oligosaccharide product derived from heparin. In July 1998 we obtained an exclusive 15-year license to develop OP2000 from its manufacturer, Opocrin S.p.A. of Modena, Italy. Based upon clinical evidence with the use of unfractionated heparin in treatment of IBD and the known antithrombotic and anti-inflammatory effects of OP2000 and other heparin-derived products, we believe that the antithrombotic and anti-inflammatory properties of OP2000 provide the rationale for evaluating its use in treating IBD. We have completed two Phase 1 pharmacokinetic clinical trials in normal volunteers and, assuming we have adequate financial resources, we plan to begin a pivotal Phase 2/3 clinical trial in patients with IBD in the fall of 2000. (For information on the three sequential phases of clinical trials, see "Government Regulation" below).

  Inflammatory Bowel Disease

     Inflammatory bowel disease describes a group of chronic inflammatory disorders of the intestine of unknown cause, often causing recurrent flares of abdominal pain, cramps, diarrhea (with or without bleeding), fever and fatigue. Two forms of IBD are Crohn's disease and ulcerative colitis. Crohn's disease typically affects the full thickness of the intestinal wall, most commonly in the lowest portion of the small intestine, but may involve any portion of the gastrointestinal tract. Ulcerative colitis results in the large intestine becoming inflamed with ulceration and bleeding. Current treatments of IBD such as steroids and aminosalicylates are designed to reduce inflammation and relieve symptoms, but treatment results are often unsatisfactory. In serious cases, surgery may be required. Ulcerative colitis can be so debilitating that up to 20% of patients opt for removal of their colon as a cure. There is no cure for the equally debilitating Crohn's disease.

     According to the Crohn's & Colitis Foundation of America, Inc., approximately one million people in the United States have IBD. The prevalence of IBD is expected to increase as the population ages, and we believe there remains a need for effective and safe treatments.

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  Heparins and IBD

     A large number of case reports and a recent double blind placebo-controlled clinical trial of unfractionated heparin in ulcerative colitis support the hypothesis that heparin can safely induce remission in IBD patients. A review (Korzenik, IBD 1997) of the clinical experience with unfractionated heparin in ulcerative colitis found benefit in 51 out of 60 reported cases, with increased bleeding in only three cases. In a recent U.S. double blind placebo-controlled trial of unfractionated heparin in 68 patients with active ulcerative colitis receiving treatment with standard therapies, 42% of patients who were given additional heparin therapy had clinical remission or improvement, compared with 20% on placebo.

     These clinical results are bolstered by observations linking increased clotting activity to the pathogenesis of IBD. Investigators have observed evidence of increased thrombotic activity, including microvascular thrombosis and ischemic damage to the bowel, during flares of IBD. Clotting factors are activated and clot lysis is inactivated during flares. Patients with inherited coagulation deficiencies, such as von Willebrand's disease and hemophilia, have a much lower incidence of IBD than expected. The clinical results and other supporting studies discussed above provide a strong rationale for the use of an ultra-low molecular weight heparin such as OP2000 in the treatment of flares of IBD.

     We have licensed OP2000 from Opocrin for all uses worldwide, except in Japan and Korea. OP2000 is a product of the chemical cleavage of heparin with the comparatively low molecular weight of 2,500 daltons (compared with full-length heparin's molecular weight of about 14,000 daltons and other low molecular weight heparin's molecular weight of 4,000 to 6,000 daltons). This heparin derivative has been shown to be a potent antithrombotic agent. Like low molecular weight heparins, and unlike unfractionated heparin, routine monitoring of coagulation factors during treatment should not be necessary, providing a substantial advantage over unfractionated heparin. OP2000 has pharmacokinetic advantages over low molecular weight heparins and initial results indicate that OP2000 can be given in once-daily subcutaneous injections. A key objective of the Company is to have OP2000 be the first heparin-related product to obtain regulatory approval to treat inflammatory bowel disease in the United States and Europe. The composition of OP2000 is covered by claims of patents issued to Opocrin in the United States and Europe.

  Clinical Development Program

     We completed two Phase 1 clinical trials for OP2000, the most recent having been completed in April 2000. These trials looked at single and multiple dose administrations of the drug, and preliminary results indicate that we will be able to give OP2000 on a once-a-day basis. OP2000 has been studied for another indication in over 150 subjects and patients in Europe with no significant unexpected side effects. Assuming we have adequate financial resources, we plan to begin a Phase 2/3 safety and efficacy trial in ulcerative colitis patients in the fall of 2000. Our clinical scientists will manage the trials, including all data collection and analysis activities.

   Commercialization

     Because of the relatively large number of patients suffering from inflammatory bowel disease both in the United States and abroad, effectively marketing a pharmaceutical for treatment of this indication requires the resources of a large sales organization. We intend to seek development and marketing partnerships or licensing arrangements for OP2000 with pharmaceutical companies with an established marketing presence in the gastrointestinal field.

Human Liver Precursor Cell Transplant

     Hepatic precursor cells are a subpopulation of cells in the liver that can differentiate into a variety of daughter cells that provide liver function. These are the early cells in the liver lineage and include the liver stem cells and their progeny. We are developing human liver precursor cells for use in the treatment of a wide variety of liver ailments.

     Incara established its liver precursor cell program with the acquisition of a majority ownership interest in Renaissance Cell Technologies, Inc. in September 1997. Renaissance was founded in 1995 to commercialize applications from research on human liver precursor cells from the laboratory of Dr. Lola Reid, previously at the Albert Einstein College of Medicine and now a Professor in the Department of Cell and Molecular Physiology, Program in Molecular Biology and Biotechnology, at the University of North Carolina at Chapel Hill School of Medicine. In March 2000, Incara acquired the remaining minority interest of Renaissance, which is now a wholly owned subsidiary of Incara.

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  Liver Disease

     The liver is one of the largest and most complex organs in the body, serving many critical metabolic functions. More than most other organs, the liver has the ability to regenerate itself by repairing or replacing injured tissue. Despite this protection, once a critical mass of liver cells has died through disease or damage, the liver can fail, leading to illness and death. Liver failure is a serious health problem. Each year, there are an estimated 300,000 hospitalizations and 30,000 deaths in the United States due to chronic liver diseases.

     Currently, the only cure for many of these liver diseases is a liver transplant. However, only about 4,500 donor livers become available each year in the United States and the total cost of transplantation and first year follow-up is estimated to average over $300,000. As of September 2000, over 16,000 patients were on the liver transplant waiting list, an increase of more than 90% over the last three years and up from fewer than 1,000 ten years ago. Furthermore, there are a total of approximately 100,000 adults with severe cirrhosis and other forms of chronic liver failure in the United States who could become candidates for a transplant. Not all of these people will get transplants, or even get onto the transplant waiting list. The incidence of chronic liver failure is expected to increase in the next ten years as a result of the "silent epidemic" of hepatitis C. Up to 4 million people in the United States are currently infected with the hepatitis C virus. Researchers estimate that 15% of these persons will develop cirrhosis, a disease that typically develops over a period of 10 to 20 years.

     As a result of the shortage of donor organs, potential liver transplant patients must wait for a donor liver to become available, often for years. The vast majority of patients with liver diseases therefore cannot rely on organ transplantation as a solution. To bridge the gap between supply and demand for liver donors, several companies are investigating the use of pig livers and pig liver cells, as well as mature human liver cells and human tumor cells housed in a bioartificial liver to support an individual on a short-term basis. These approaches, however, present a variety of scientific and medical problems, including the risk of contamination from animal viruses. We believe there is an urgent need for new technologies to support patients with damaged livers, both acutely and long-term.

  Liver Cell Transplantation

     The ability to transplant cells that have the capacity to reproduce and function in an impaired liver could reduce the need for whole organ transplants and provide treatment for thousands of patients. In this procedure, a physician injects a suspension of donor liver cells, or hepatocytes, into blood vessels leading to the patient's liver or spleen. The transplanted cells take up residence in the recipient's body and provide liver functions, including detoxification and protein synthesis.

     Positive results from hepatocyte transplantation in rodents (both with mature hepatocytes and hepatocyte precursors) have prompted physicians outside of Incara to perform transplantation of unfractionated human hepatocytes (liver cells not separated by their stage of maturity or other parameters) in a number of human patients with encouraging results. Unfractionated human hepatocytes, obtained from livers rejected for transplant use, have been introduced into over 30 patients, with beneficial results often observed. These include patients with cirrhosis, metabolic disorders and fulminant liver failure. Some patients with severe encephalopathy awoke from coma after receiving liver cell transplant, coincident with a decrease in ammonia levels, improved cerebral blood flow and reduction of intracranial pressure. In one patient, a 10-year-old girl, the transplanted hepatocytes have survived and partially corrected a metabolic disorder for over 22 months. Treatment by hepatocyte transplantation, however, has been limited because of the lack of available organs from which viable hepatocytes can be obtained.

  Human Liver Precursor Cells

     Incara proposes to advance the present state of hepatocyte transplantation by isolating, processing and transplanting human liver precursor cells. Human liver precursor cells, unlike mature liver cells, can divide many times, greatly expanding the utility of a single donor liver such that one liver could supply the needs of many patients. Moreover, precursor cells might provide a much longer functional life, potentially surviving the lifetime of the recipient. These cells also can survive freezing and thawing better than unfractionated cells, permitting precursors to be stored until the need for them arises. The precursor cells should have the capability to differentiate into the entire lineage of liver cells, providing the functions of early cells that may be missing and unable to be regenerated by injection of unfractionated hepatocytes. The precursor cells also might require less immunosuppression drugs to prevent rejection of the new cells and a smaller injection volume than that of unfractionated cells. The human liver precursors also avoid some of the medical and scientific challenges associated with strategies involving pig livers, pig liver cells and human tumor cells.

  Use of Alternative Sources of Donor Livers

     Currently, whole organ liver transplantation procedures require a donor who has undergone brain death, but whose heart is still beating. This occurs only in approximately one to two percent of hospital deaths, severely limiting the potential donor pool.

     Dr. Reid has demonstrated that viable liver precursor cells can be isolated postmortem from the livers of non-beating-heart donors, whose livers cannot be used for whole organ transplant. A major advantage of liver precursor cells is their ability to survive periods with limited oxygen. The window of time that viable liver precursors can be isolated postmortem is now under investigation, along with the useful age range of donors. Since liver precursor cells can be purified from livers inappropriate for transplant, our program will not compete for organs with existing liver transplant programs. We have established an arrangement with a traditional organ donor program for procurement of livers from non-beating-heart donors. Preclinical experiments suggest that one donor liver may provide enough liver precursor cells for many recipients.

  Development Strategy

     We are now scaling-up the liver precursor cell isolation and selection process to produce the cells required for clinical trials. This step includes establishing isolation and processing procedures needed for a 1,500-gram to 3,000-gram whole human liver instead of the 100-gram portions of liver used in the basic research stage of the program. The scaled-up procedures will also be adapted for a sterile good manufacturing practices, or cGMP, environment. After scale-up, we expect to transfer the liver precursor cell processing procedure to a contract cell processor with a facility compliant with cGMP to produce cells suitable for use in clinical trials.

  Clinical Trials

     Incara is exploring two patient populations for the initial clinical trials of precursor cell transplantation. The first group consists of infants with life-threatening inborn errors of metabolism who are too young for liver transplants. This patient population represents a group with limited treatment alternatives where improvement in patient condition and production of the missing gene products would demonstrate the function of the transplanted cells. The second series of clinical trials being planned targets the approximately 100,000 adults in the United States with severe cirrhosis and other forms of chronic liver failure that could become candidates for a transplant. Initially, these patients would receive the same immunosuppression as liver transplant patients to prevent rejection of the transplanted cells. Assuming we have adequate financial resources, Incara plans to begin these initial Phase 1 clinical trials in 2001. Clinical investigators from several leading research hospitals have expressed interest in participating in our clinical trials. Some of these investigators have experience with cell transplants using unfractionated human liver cells and bioartificial livers and believe the strategy of transplanting liver precursor cells provides a better rationale for hepatocyte transplants.

  Gene Therapy

     Gene therapy clinical trial results have in general been disappointing for both physicians and patients, often because of the inability to obtain sustained gene expression of the target gene. Precursor cells, because of their extensive expansion potential, represent a promising cell population to produce continued gene expression. Incara's gene therapy strategy will be to insert an exogenous gene into the liver precursor cells and transplant these cells into the patient. Logical target disorders are diseases resulting from the inability of the patient's liver cells to properly make an important protein, such as the missing LDL receptors in hypercholesterolemia and clotting factors in hemophilia.

  Genomics and Research Applications

     The liver precursor cell technology developed by Incara has application as a tool for identifying new drugs and in the drug development and testing process. The liver precursor cells can be made to grow and differentiate into mature liver cells. Determining gene expression patterns at various stages of the liver lineage provides genomic information for drug discovery. For example, this information can be used to identify new targets for drug discovery programs or to identify proteins performing biological functions that may have applications in therapy.

     As a tool for the drug testing and development process, the liver precursor cells and their progeny could be used to assess changes in gene expression patterns caused by drugs being considered for development. The changes in gene expression pattern from potential drugs could be compared with those caused by drugs known to affect the liver. This would allow a pharmaceutical company to screen compounds for their effect on the liver earlier in the

                                       25
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development process, saving time and money. The full lineage of liver cells, from precursors to mature cells, could also be used to test drugs for toxicity to the liver and to study how the drug is metabolized. Currently, pharmaceutical companies have difficulty obtaining a consistent supply of liver cells for toxicity testing.

     Incara plans to seek a collaboration with a well-funded biotech company experienced with genomics.

  Liver Assist Device

     Incara's liver precursor cell technology has application in the development of a liver assist device, or LAD. LADs are designed to provide treatment for patients with acute liver failure by providing liver function for a short period of time (7 to 30 days) to allow sufficient time for a patient's own liver to recover from failure or to provide a bridge to transplant. Incara's LAD is expected to be a bio-artificial liver composed of human liver cells in a bioreactor through which the patient's blood or plasma is circulated.

     Attempts at clinically useful LADs by others have utilized pig hepatocytes or human liver tumor cells in a wide variety of bioreactor types. These devices have shown promise, but all utilize cells with limitations that our LAD is designed to overcome. The pig hepatocytes, while easily obtained, have severe limitations; e.g., immune reactions to secreted pig proteins, limited lifetime and non-human viruses. The liver tumor cells can easily be grown, but retain only a subset of the functions of normal liver cells and involve safety concerns. Functioning human liver cells from donor organs have not been an alternative due to the scarcity of donor livers.

     We believe that a LAD using our human liver precursor cells will overcome many of the problems experienced to date. Proteins secreted by these cells will be of human origin so immune reactions should be minimized. The precursor cells can divide extensively in culture so that cells from one donor liver may be able to supply many LADs. Most importantly, these cells should display the wide range of liver functions necessary for clinical utility.

  Commercialization

     There are approximately 115 liver transplant programs in hospitals in the United States. We believe that marketing to these hospitals could be accomplished by an internal sales force of approximately 15 people. We intend to maintain rights to market the liver precursor cell transplantation therapy in the United States and develop a focused marketing effort following establishment of the efficacy of the program in clinical trials. Outside of the United States, we expect to seek a partnership or licensing arrangement with another pharmaceutical or biotechnology company for commercialization of the liver precursor cell therapy program. We also intend to seek partnerships for the development of our liver precursor cells in gene therapy, drug research and genomic applications and for use in a liver assist device.

Catalytic Antioxidant Small Molecule Program

     Incara established its catalytic antioxidant program with the acquisition of a majority interest in Aeolus Pharmaceuticals, Inc. in July 1995. The scientific founders of Aeolus, James D. Crapo, M.D., and Irwin Fridovich, Ph.D., in collaboration with colleagues at Duke University, the National Jewish Medical and Research Center and Incara, are working to develop small molecules as therapeutics that overcome the limitations of superoxide dismutases, or SODs, as drugs. SODs are enzymes that normally protect the body from harmful oxygen breakdown products. In March 2000, Incara acquired the remaining minority interest in Aeolus, which is now a wholly owned subsidiary of Incara. Incara has obtained from Duke University and the National Jewish Medical and Research Center the right to license the products developed by Drs. Crapo and Fridovich in exchange for the payment of costs associated with the research and royalties on sales of the licensed products.

  Antioxidants and Disease

     Oxygen plays a pivotal role in supporting life by enabling energy stored in food to be converted to energy that living organisms can use. The ability of oxygen to participate in key metabolic processes derives from its highly reactive nature; this reactivity is necessary for life, but also causes oxygen to react harmfully with living organisms. In the body, oxygen is converted to various reactive oxygen species, including superoxide, which can then react with DNA, proteins and lipids. The cumulative result of these reactions is reduced cellular function and, ultimately, disease. Reactive oxygen species are thought to play a role in a wide variety of conditions including chronic bronchitis, stroke, asthma, reperfusion injury following heart attack, rheumatoid arthritis, Alzheimer's disease, Parkinson's disease and even aging itself.

                                       26
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     The enzyme SOD breaks down the free radical superoxide and plays a critical role in protecting the body against attack by reactive oxygen species. However, the natural enzyme's high molecular weight, short half-life in circulation, inability to penetrate cells and high cost of production limit its usefulness as a drug. Numerous attempts by many pharmaceutical companies in the 1980's and 1990's using forms of the SOD enzyme failed to demonstrate the expected efficacy.

     Incara has synthesized a group of small molecules that have multiple potent antioxidant activities, act in a catalytic manner and have more desirable pharmaceutical characteristics than the natural SOD enzyme. These compounds have potent SOD activity, scavenge peroxynitrite and inhibit lipid peroxidation. Some of these compounds have superoxide dismutase activities greater than the natural SOD enzymes on a weight basis in vitro experiments. The lead compound in this series, AEOL 10113, has shown promising activity in preclinical models of stroke and chronic bronchitis. We also have a number of additional compounds available in this series.

  Stroke

     An estimated 500,000 to 700,000 people in the United States annually suffer strokes, about 400,000 of which are first-time strokes that occur essentially without warning. In the United States, stroke kills approximately 158,000 people annually and has left more than one million people disabled to some extent, according to the American Heart Association. The estimated direct cost of stroke is over $40 billion annually, much of which is attributable to the high expense of rehabilitating and caring for victims.

     In a model of ischemic stroke, where the middle cerebral artery of a rat is blocked for 90 minutes and then unblocked, AEOL 10113 reduced infarct size significantly when introduced as late as 7 1/2 hours after the start of the stroke. Stroke is a form of ischemia/reperfusion injury, and AEOL 10113 is also highly active in a model of liver ischemia/reperfusion injury. We are currently evaluating another compound, AEOL 10150, and we anticipate selecting the most promising drug candidate for stroke in the fall of 2000, once more data on AEOL 10150 is available.

     The following activities are expected to be completed prior to initiating Phase 1 clinical trials:

     . Scale-up manufacturing of drug candidate
     . Analytical/bioanalytical methods development and validation
     . Formulation development
     . Manufacture and release of preclinical and clinical supplies
     . Additional toxicology studies (through two-week exposure in two species)

We believe that the above activities will take about 9 to 12 months. Assuming we have adequate financial resources and satisfactory completion of the preclinical studies, Incara intends to initiate Phase 1 clinical trials in 2001.

  Chronic Bronchitis

     Chronic bronchitis is an inflammatory disease of the lung often caused by smoking. According to the American Lung Association, approximately 14 million Americans suffer from chronic bronchitis.

     In preclinical models, AEOL 10113 given by inhalation significantly inhibited the influx of inflammatory cells into the lung after administration of lipopolysaccharide or antigen. Lung inflammation is thought to be central to the pathogenesis of chronic bronchitis.

     The selection of a drug candidate for chronic conditions requires more extensive safety studies than for acute conditions such as stroke. Following selection of AEOL 10113 or AEOL 10150 as the candidate for chronic bronchitis, activities similar to those described above for stroke will be performed. Incara does not expect to pursue this area unless it has a collaborative partner to fund clinical development.

  Commercialization

     Because of the large numbers of patients suffering from stroke and chronic bronchitis, effectively marketing a pharmaceutical for treatment of these indications requires the resources of a large sales organization. We intend to seek development and marketing partnerships or licensing arrangements for the stroke and chronic bronchitis indications of our antioxidant program with pharmaceutical companies with an established marketing presence in the target indication.

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Collaborative and Licensing Arrangements

     Incara's strategy is to develop and add value to both in-licensed products and sponsored research programs and to enter into collaborations and licensing agreements with corporate partners for certain functions, particularly manufacturing and marketing. All of our product development programs rely on licenses of technology from third parties, as described below.

  Opocrin License

     In July 1998, we signed an agreement with Opocrin to obtain the exclusive rights to OP2000 on a worldwide basis, except for Japan and Korea. We paid $1,000,000 to Opocrin as a license fee upon execution of the agreement. Additional compensation will be payable to Opocrin upon initiation of specified clinical trials, upon filing for specified regulatory approval, upon obtaining specified regulatory approval, and upon achieving specified aggregate annual sales. Incara also is to pay Opocrin royalties on net sales and is responsible for the costs of conducting clinical trials for OP2000. Incara and Opocrin have agreed to diligently pursue the negotiation and execution of a manufacturing supply agreement, whereby Opocrin would manufacture OP2000 for commercial purposes. This agreement is scheduled to expire in July 2013.

  University of North Carolina License

     We have a sponsored research agreement which covers research at the University of North Carolina by certain scientists in the area of hepatic stem cells and which grants us a first option to obtain an exclusive license to inventions resulting from the research during the term of the research agreement, or during the one-year period following termination of the agreement. The research aspect of the agreement with UNC can be terminated by mutual consent or by 12 months' written notice by either party. In August 1999, we obtained an exclusive worldwide license from UNC to make, use and sell products using proprietary information and technology developed under this sponsored research agreement. The UNC license includes rights to five U.S. patent applications filed during 1999 and 2000, including patent applications for isolating and purifying human liver precursor cells. We are pursuing international patent protection, as appropriate. We will make milestone payments to UNC upon the occurrence of development milestones and royalties on net sales. We are also obligated to pay patent filing, prosecution, maintenance and defense costs.

  Albert Einstein College of Medicine

     We have obtained exclusive worldwide rights from Albert Einstein College of Medicine for patents resulting from research conducted on liver stem and precursor cells by Dr. Reid and other scientists, while Dr. Reid was at Einstein. The United States component of this patent portfolio includes three issued patents, three pending patent applications and one additional patent application that has received a Notice of Allowance. We also have two pending patent applications in each of Europe and Japan.

     Incara must pay royalties to Einstein on net product sales during the term of the licenses and must pay minimum royalties beginning in 2004. We also must pay patent prosecution, maintenance and defense costs. The Einstein licenses are terminable in the event of breach and other customary circumstances, and otherwise expire when the last licensed patent expires.

  Duke Licenses

     We have obtained exclusive worldwide rights from Duke University to products using certain technology and compounds developed by Dr. Irwin Fridovich and other scientists at Duke. These scientists provide research support and advice in the field of free radical and antioxidant research. Further discoveries in the field of antioxidant research from these scientists' laboratories at Duke also are covered by the licenses from Duke.

     Incara must pay royalties to Duke on net product sales during the term of the Duke licenses, and milestone payments upon the occurrence of certain events, including FDA approval of the first product using the licensed technology. In addition, we are obligated under the Duke license to pay patent prosecution, maintenance and defense costs. The Duke licenses are terminable in the event of breach and other customary circumstances, and otherwise expire when the last licensed patent expires.

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

  National Jewish Agreement

     In September 1997, Aeolus executed a Sponsored Research Agreement with National Jewish Medical and Research Center. The National Jewish Agreement grants Aeolus an option to negotiate a royalty-bearing exclusive license for certain technology, patents and inventions resulting from research by certain individuals at National Jewish within the field of antioxidant compounds, nitrosylating compounds and related discoveries. Aeolus has agreed to support National Jewish's costs incurred in performance of the research.

Manufacturing and Marketing

     Our strategy is to contract with third parties for manufacturing capabilities that cannot be established by us in a cost-effective manner. Our most advanced product, OP2000, is being manufactured for clinical trials for us in bulk form by Opocrin, the licensor of that product, on a cost plus basis. Incara and Opocrin have agreed to diligently pursue the negotiation and execution of a manufacturing supply agreement, whereby Opocrin would manufacture OP2000 for commercial purposes.

     We have identified and are in discussions with third parties to conduct the cell processing for hepatic precursor cells being developed by Incara. To begin clinical trials, we must contract with a supplier to isolate the hepatic precursor cells in compliance with cGMP regulations. We have not yet established the terms of any supply arrangement, and we might not be able to enter into any third party arrangements on satisfactory terms. We also must establish and maintain sources of livers or liver tissues from which the precursor cells can be isolated. We have historically relied on several suppliers of liver tissues for research, but entering into the clinical trial stage of development will increase our needs. For clinical trials and ultimately for commercialization, we plan to obtain livers which are not suitable for full liver transplant from the traditional organ transplant donor programs. We have established an arrangement with an established organ procurement agency to obtain these organs.

     We have identified a potential manufacturer of clinical products for the catalytic antioxidants being developed, but we have not yet negotiated the terms of clinical supply.

     Because some of our potential products are being developed for large therapeutic markets requiring broad sales and marketing capabilities, we expect to partner with larger pharmaceutical companies to obtain the needed reach of a large sales force for these products. This could include OP2000 and products resulting from our antioxidant program and the international marketing of all of our products. We have not identified marketing partners for our ongoing product development programs. We might not be able to enter into any marketing arrangements on satisfactory terms.

     We might choose to establish our own marketing capabilities for product areas where a targeted marketing effort would be appropriate. This could include the liver precursor cell program, which we believe would target the approximately 115 liver transplant centers in the United States. Establishing marketing capabilities could require substantial funds and we might not successfully establish our own marketing capabilities on a cost effective basis or at all.

Competition

  General

     Competition in the pharmaceutical industry is intense and we expect it to increase. Technological developments in our fields of research and development occur at a rapid rate and we expect competition to intensify as advances in these fields are made. We will be required to continue to devote substantial resources and efforts to research and development activities. Our most significant competitors are fully integrated pharmaceutical companies and more established biotechnology companies, which have substantially greater financial, technical, sales and marketing and human resources. These companies might succeed in obtaining regulatory approval for competitive products more rapidly than we can for our own products. In addition, competitors might develop technologies and products that are cheaper, safer or more effective than those being developed by us or that would render our technology obsolete.

     We expect that important competitive factors in our potential product markets will be the relative speed with which we and other companies can develop products, complete the clinical testing and approval processes, and supply commercial quantities of competitive product(s) to the market. With respect to clinical testing, competition may result in a scarcity of clinical investigators and patients available to test our potential products, which could delay development.

     As described below, we are aware of products in research or development by our competitors that address the diseases being targeted by us.

  Inflammatory Bowel Disease

     The two major forms of inflammatory bowel disease, ulcerative colitis and Crohn's disease, are treated by antidiarrheals, aminosalicylates, steroids and immunosuppressants. Crohn's disease also is being treated by off-label use of metronidazole, an antibiotic that acts as an anti-inflammatory through an unknown mechanism. Some of the drugs used to treat these diseases are available in generic form and are being marketed at a price that could be less than the price of OP2000, if it were successfully developed and approved.

     Remicade(R) was approved by the FDA in 1998 for use in treating moderately to severely active Crohn's disease. Remicade is a monoclonal antibody indicated for the reduction of the signs and symptoms of Crohn's disease in patients who have an inadequate response to conventional therapy. The drug is being marketed in the United States by Centocor, Inc. Its cost and the concern over possible allergic reaction to the protein, however, have limited its use in this indication.

  Hepatic Diseases

     We are aware of competitive efforts in academic, research and commercial institutions using human hepatic cells in treatment of liver disease. Diacrin, Inc. is conducting a Phase 1 clinical trial for treatment of cirrhosis using human hepatocyte transplantation. In addition, other companies and academic laboratories are pursuing strategies to investigate the use of pig livers in transplantation as a substitute for human liver and the use of hepatocytes prepared from pig livers in a form of cell therapy. Several other companies have conducted research and development on a bioartificial liver device to treat acute liver failure that could be competitive with our technology under development. In particular, Circe Biomedical, Inc. has conducted clinical trials with a bioartificial liver that uses pig liver cells, and VitaGen Incorporated is conducting a clinical trial with a bioartificial liver that utilizes immortalized human liver cells. At least one company is pursuing the growth in vitro of mini-organs, including liver. StemCells, Inc., formerly Cytotherapeutics, Inc., other corporations and academic institutions are conducting research in the area of liver and other organ stem and precursor cells. Stem cell research in general is being developed by a number of companies, including Geron Corporation, which has announced that it has isolated embryonic stem cells. Embryonic stem cells in theory could have the capacity to differentiate into all human systems, including the liver.

  Antioxidants

     Several companies have explored the therapeutic potential of antioxidant compounds in numerous indications. Historically, most of these companies have focused on recombinant versions of naturally occurring antioxidant enzymes, but with limited success, perhaps because the large size of these molecules makes delivery into the cells difficult. Antioxidant drug research continues at a rapid pace despite previous clinical setbacks. Several companies have antioxidant compounds in Phase 2 clinical trials. These compounds will likely be commercially available sooner than any products being developed by us. In October 1998, Metaphore Pharmaceuticals Inc. reported results from studies of a stable superoxide dismutase mimetic, which demonstrated benefits in animal models of inflammation and reperfusion injury. Metaphore reported that their SOD mimetic substantially reduced tissue damage due to inflammation and reperfusion. AstraZeneca is developing NXY-059 for stroke. The compound, licensed from Centaur Pharmaceuticals, is currently in Phase 2 development. NXY-059 is a nitrone compound with free radical trapping properties.

Patents and Proprietary Rights

     We generally seek patent protection for potential products and proprietary technology in the United States and other jurisdictions, including products and technology licensed from third parties. The process for preparing and prosecuting patents is lengthy, uncertain and costly. Patents might not issue on any of the pending patent applications owned or licensed by us from third parties. Even if patents issue, the claims allowed might not be sufficiently broad to protect our technology or provide us protection against competitive products or otherwise be commercially valuable. Patents issued to or licensed by us could be challenged, invalidated, infringed, circumvented or held unenforceable. Even if we successfully defend our patents, the costs of defense can be significant.

     We have the exclusive license from Opocrin, in all countries other than Japan and Korea, for an issued patent claiming certain oligosaccharides derived from heparin and their use in antiatherosclerotic activity to develop and commercialize OP2000. We also have a non-exclusive license from Opocrin to practice certain related patents, to the extent required for our activities related to OP2000. We are aware of a recently issued patent claiming the use of certain fractions of heparin for the treatment of inflammatory bowel disease. We do not believe OP2000 falls within the scope of this patent. If OP2000 were to be determined to fall within the scope of this patent and if the patent's claims were found to be valid, we would have to license this patent in order to commercialize OP2000. If this were the case we might not be able to license this patent at a reasonable cost which would result in our not being able to market OP2000. Uncertainty regarding the scope or validity of this patent might deter potential partners from collaborating with us for the development and commercialization of OP2000.

     In the liver precursor cell program, we have an exclusive license for three issued United States patents and three pending patent applications from Albert Einstein College of Medicine. In addition we have received Notice of Allowance on one other patent licensed from Einstein. Claims included in these allowed patents include an isolated hepatocyte precursor capable of differentiating into a hepatocyte and a population of genetically engineered hepatocyte precursor cells. We also have two related pending patent applications in each of Europe and Japan. Our UNC sponsored research agreement allows us to obtain an exclusive worldwide license to make, use and sell products using proprietary information and technology developed under the UNC sponsored research agreement. Rights to five U.S. patent applications filed during 1999 and 2000 are currently included in the UNC license, as well as appropriate related international applications. Pending claims on the UNC patents include human liver precursor cell composition and process for their isolation, expansion and cryopreservation and the use of non-beating-heart donors as a source for precursor cells.

     Our catalytic antioxidant small molecule technology base is described in three issued U. S. patents, one U. S. patent application that has been allowed, and five patent applications that are pending. These patents and patent applications belong in whole or in part to Duke or National Jewish and are licensed to us. These patents and patent applications cover soluble manganic porphyrins as antioxidant molecules as well as targeted compounds obtained by coupling such antioxidant compounds to molecules that bind to specific extracellular elements. The pending U.S. applications include composition of matter claims for several series of compounds. Corresponding international patent applications have been filed, one of which has issued.

     In addition to patent protection, we rely upon trade secrets, proprietary know-how and technological advances that we seek to protect in part through confidentiality agreements with our collaborative partners, employees and consultants. Our employees and consultants are required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them while in our service. We also enter into non-disclosure agreements to protect our confidential information furnished to third parties for research and other purposes. These types of agreements can be difficult to enforce and for some types of breach there is no satisfactory remedy for unauthorized disclosures. It is possible that our trade secrets and proprietary know-how will become known or will be independently discovered by others despite our efforts.

     Our commercial success will also depend in part on our ability to commercialize products without infringing patents or other proprietary rights of others or breaching the licenses granted to us. If we are not able to obtain a license to any third-party technology needed for our business at a reasonable cost, we might have to stop developing the product.

     As with any pharmaceutical company, our patent and other proprietary rights are uncertain. The patent rights related to our products might conflict with current or future proprietary rights of others. For the same reasons the products of others could infringe our patent or proprietary rights. Litigation or patent interference proceedings, either of which could result in substantial cost, might be necessary to enforce any patents or other proprietary rights issued to us or to determine the scope and validity or enforceability of other parties' proprietary rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to us. Any adverse outcome could make us pay damages to third parties, require disputed rights to be licensed from third parties, or require us to cease selling our products.

Government Regulation

     Our research and development activities and the manufacturing and marketing of our future products are subject to regulation by numerous governmental agencies in the United States and in other countries. The FDA and comparable agencies in other countries impose mandatory procedures and standards for the conduct of clinical trials and the production and marketing of products for diagnostic and human therapeutic use. Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing. Our clinical trials may not successfully demonstrate the safety and efficacy of any products or result in marketable products.

     The steps required by the FDA before new drug or cell therapy products may be marketed in the United States include: (1) preclinical studies; (2) the submission to the FDA of a request for authorization to conduct clinical trials on an investigational new drug or cell therapy, which must become effective before human clinical trials may commence; (3) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug or cell therapy for its intended use; (4) submission to the FDA of a New Drug Application, or NDA, for a drug, or submission to the FDA of a Biological License Application, or BLA, in the case of a cell therapy; and (5) review and approval of the NDA or BLA by the FDA before the product may be shipped or sold commercially. In addition to obtaining FDA approval for each product, each manufacturing and cell processing establishment must be registered with the FDA and undergo an inspection prior to the approval of an NDA or BLA. Each manufacturing facility, and its quality control and manufacturing procedures must also conform and adhere at all times to the FDA's cGMP regulations. In addition to preapproval inspections, the FDA and other government agencies regularly inspect manufacturing facilities for compliance with these requirements. Manufacturers must expend time, money and effort in the area of production and quality control to ensure full technical compliance with these standards.

     Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug or cell therapy and its formulation. Preclinical testing results are submitted to the FDA as a part of an Investigational New Drug Application, or IND, which must become effective prior to commencement of human clinical trials. Clinical trials are typically conducted in three sequential phases following submission of an IND. Phase 1 represents the initial administration of the drug or cell therapy to a small group of humans, either patients or healthy volunteers, typically to test for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology, and, if possible, to gain early evidence of effectiveness. Phase 2 involves studies in a small sample of the actual intended patient population to assess the efficacy of the drug or cell therapy for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Once an investigational drug or cell therapy is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase 3 studies are initiated to further establish clinical safety and efficacy of the therapy in a broader sample of the general patient population, in order to determine the overall risk-benefit ratio of the drug or cell therapy and to provide an adequate basis for any physician labeling. During all clinical studies, we must take care to adhere to good clinical practice, or GCP, standards. The results of the research and product development, manufacturing, preclinical studies, clinical studies and related information are submitted in an NDA or BLA to the FDA.

     The process of completing clinical testing and obtaining FDA approval for a new drug or cell therapy product is likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA or BLA in a timely manner. Even after initial FDA approval has been obtained, further studies, including post-market studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA will require post-market reporting and may require surveillance programs to monitor the side effects of the drug or cell therapy. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug or cell therapy, including changes in indication, manufacturing process, labeling or a change in manufacturing facility, an NDA or BLA supplement may be required to be submitted to the FDA.

     The rate of completion of our clinical trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative therapies and drug regimens, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on us.

     Failure to comply with applicable FDA requirements may result in a number of consequences that could materially and adversely affect us. Failure to adhere to approved protocols and GCPs in conducting clinical trials could cause the FDA to place a clinical hold on one or more studies which would delay research and data collection necessary for product approval. Noncompliance with GCPs could also have a negative impact on FDA's evaluation of an NDA or BLA. Failure to adhere to GMPs and other applicable requirements could result in FDA enforcement action and in civil and criminal sanctions, including but not limited to fines, seizure of product, refusal of the FDA to approve product approval applications, withdrawal of approved applications, and prosecution.

     Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of marketing of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. There can be no assurance that any foreign approvals will be obtained on a timely basis or at all.

     In addition to the regulatory framework for product approvals, we and our collaborative partners must comply with laws and regulations regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and other local, state, federal and foreign regulation. The impact of such regulation upon us cannot be predicted and could be material and adverse.

Employees

     As of August 31, 2000, we had 20 employees. We enhance our research and development activities with sponsored research at Universities, collaborators, consultants and clinical research organizations. None of our employees is represented by a labor union. We consider our employee relations to be good. We are highly dependent on the principal members of our management and scientific staff. The loss of certain key employees could have a material adverse effect on us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific and managerial personnel. We face competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We might not be successful in hiring or retaining the personnel we require.

Properties

     Incara currently leases 9,444 square feet of office space in Research Triangle Park, North Carolina, which is leased through April 2001. We believe that these leased facilities or other facilities available in the area will be adequate to meet our current and future needs.

Legal Proceedings

     The Company is not a party to any legal proceedings.

Discontinued Programs

     Our historical cash expenditures prior to December 31, 1999 were significantly higher than our current cash spending rate. This lower level of expenditures has resulted from the discontinuation of the IRL and BEXTRA programs.

  IRL

     On December 29, 1999, we completed the sale of Incara Research Laboratories, or IRL, our anti-infective drug discovery division, to a subsidiary of Advanced Medicine, Inc., a private pharmaceutical company, for a cash payment of $11,000,000. In addition, we might also receive future payments totaling up to an additional $4,000,000 in the event a compound originating from the collaboration with Merck & Co., Inc. reaches preclinical and clinical trial milestones. The transaction involved the sale of assets associated with Incara's anti-infective division, including rights under the collaboration agreement with Merck, and the assumption of related liabilities by the purchaser. Expenses for IRL were $1,376,000 for the quarter ended December 31, 1999 and $8,245,000 for the fiscal year ended September 30, 1999. We do not expect any additional expenses for IRL. As a result of the sale of IRL, we remain contingently liable through May 2007 on debt and lease obligations assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey. This contingent liability was approximately $9,000,000 in June 2000 and will decline on an approximately straight-line basis to zero in May 2007.

BEXTRA

     Until July 1999, our most advanced product was BEXTRA (bucindolol HCl), a beta-blocker that was being evaluated in a Phase 3 clinical trial conducted by the National Institutes of Health and the United States Department of Veterans Affairs for use in treating congestive heart failure patients. The study was terminated in July 1999 prior to its scheduled termination date based on an interim analysis by the Data and Safety Monitoring Board that showed that treatment with bucindolol did not demonstrate a statistically significant improvement in survival in the patient population as a whole. Based on this result, we agreed to end our collaboration with BASF Pharma/Knoll AG for BEXTRA for countries outside the United States and Japan, and we terminated the European trial of BEXTRA. We do not expect to pursue further development of the compound for this or any other indication. The compound was being developed with Interneuron Pharmaceuticals, Inc. through a jointly owned company named CPEC LLC. BEXTRA related expenses were $6,469,000 for fiscal 1999. We do not anticipate any additional expenses for BEXTRA.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and directors and their ages as of August 31, 2000 are as follows;

                            Age           Position
                            ---           --------
Clayton I. Duncan.........   51 .........  Director President and Chief Executive Officer
David B. Sharrock.........   64 .........  Director
Edgar H. Schollmaier......   66 .........  Director
Stephen M. Prescott, M.D..   52 .........  Director
Richard W. Reichow........   49 .........  Executive Vice President and Chief Financial Officer
David P. Ward, M. D.......   54 .........  Executive Vice President, Research and Development
John P. Richert...........   50 .........  Vice President, Market Development
W. Bennett Love...........   45 .........  Vice President, Corporate Planning/Communications

     Clayton I. Duncan has been President, Chief Executive Officer and a director of Incara since January 1995. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx Pharmaceuticals Corporation ("Sphinx"), a biopharmaceutical company which was acquired by Eli Lilly and Company ("Lilly") in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From 1979 to 1987, he was an executive with Carolina Securities Corporation, a regional investment banking firm, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX Medical, Inc., a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Aeolus Pharmaceuticals, Inc., CPEC LLC, and Renaissance Cell Technologies, Inc., all of which are subsidiaries of Incara. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill. In addition, Mr. Duncan is a director of The Forest at Duke, a continuing care retirement community and Chairman of the Board of Directors of the Carolina Ballet, a professional ballet company.

     David B. Sharrock has been a director of Incara since October 1995. Mr. Sharrock was associated with Marion Merrell Dow, Inc., a multi-national pharmaceutical company, and its predecessor companies for over 35 years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President, Chief Operating Officer and a director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock is also a director of Interneuron Pharmaceuticals, Inc. ("Interneuron") and Broadwing Inc.

     Edgar H. Schollmaier has been a director of Incara since May 1998. Mr. Schollmaier is Chairman of Alcon Laboratories, Inc. ("Alcon"), a wholly owned subsidiary of Nestle SA. He served as President of Alcon from 1972 to 1997 and was Chief Executive Officer for the last 20 years of that term. He is a graduate of the University of Cincinnati and the Harvard Graduate School of Business Administration. He serves as a director of DENTSPLY International, Inc., a dental products company, and Stevens International Inc., a printing and packaging company. In addition, he is a Regent of Texas Christian University and a director of the University of Cincinnati Foundation, the Cook Children's Hospital, Research to Prevent Blindness and the Foundation of the American Academy of Ophthalmology.

     Stephen M. Prescott, M.D. was elected to the Board in April 2000. Dr. Prescott is the Executive Director of the Huntsman Cancer Institute at the University of Utah in Salt Lake City. Dr. Prescott received his M.D. degree from Baylor College of Medicine in 1973 and then completed training in Internal Medicine at the University of Utah. Dr. Prescott subsequently undertook advanced research training in biochemistry and molecular biology at Washington University School of Medicine. He joined the faculty at the University of Utah in 1982 and currently is a Professor of Internal Medicine at the University of Utah and holds the H.A. & Edna Benning Presidential Endowed Chair in Human Molecular Biology and Genetics. His previous position at the University of Utah (from 1998 - 1999) was Director of the Program in Human Molecular Biology & Genetics, in the Eccles Institute.

     Richard W. Reichow has been Executive Vice President since July 1998, Secretary since October 1995, and Senior Vice President, Chief Financial Officer and Treasurer since March 1995. Mr. Reichow was employed by Sphinx as President and Chief Executive Officer from December 1993 to September 1994, as Vice President, Finance & Administration from August 1991 to September 1994, and as Chief Financial Officer and Treasurer from March 1990 to September 1994.
Between September 1994 and March 1995, he was an independent financial consultant. Mr. Reichow was Vice President, Chief Financial Officer and Treasurer of CRX Medical from 1987 to 1990. Mr. Reichow is a Certified Public Account.

     David P. Ward, M. D. has been Executive Vice President, Research and Development of Incara since July 1998, and was Senior Vice President, Research & Development from Mach 1995 to July 1998. Dr. Ward was Group Vice President, Medical, Regulatory Affairs and Clinical Operations of Quintiles Transnational Corporation, a contract research organization, from October 1994 to March 1995. Dr. Ward was Vice President of Clinical Development and Regulatory Affairs of Sphinx from January 1992 to September 1994. Prior to that time, Dr. Ward was employed by SmithKline Beecham, a multinational pharmaceutical company, for more than six years, serving as a Vice President in various clinical areas. Dr. Ward received his M. D. from Case Western University Medical School.

          John P. Richert has been employed by Incara since 1995, and has been Vice President, Market Development since December 1996. Mr. Richert served as Director, Market Development with Sphinx from 1991 to 1994. Mr. Richert was employed by Schering-Plough Corporation, a major pharmaceutical manufacturer, from 1981 to 1990 where he held positions of increasing responsibility in marketing. Mr. Richert received an M.B.A. in Pharmaceutical Marketing from Fairleigh-Dickinson University.

     W. Bennett Love has been employed by Incara since 1995, and has been Vice President, Corporate Planning/Communications since June 1997. From 1990 to 1994, Mr. Love was employed as Sphinx as Director, Corporate Planning/ Communications. From 1983 through 1989, he was an investment banker with a regional securities firm. Mr. Love received an M. B. A. from the University of North Carolina at Chapel Hill.

Management Changes

     On January 31, 2000, Barbara S. Schilberg resigned as Executive Vice President and General Counsel. On June 21, 2000, Director Joseph J. Ruvane, Jr. died.

Executive Compensation

     Summary Compensation

     The following table sets forth all compensation earned for services rendered to it in all capacities for the fiscal years ended September 30, 1999, 1998 and 1997, by Incara's Chief Executive Officer and by the four most highly compensated executive officers who earned at least $100,000 in the respective fiscal year (collectively, the "Named Officers").

                                                                Summary Compensation Table


                                                Annual Compensation               Long Term Compensation Awards
                                            -------------------------   -----------------------------------------
Name and                          Fiscal                                   Stock Options        Restricted Stock       All Other
Principal Position                 Year         Salary       Bonus           (Shares)             (Shares) (2)      Compensation (1)
-----------------------------    ---------  ------------- -----------   ------------------     ------------------  ----------------
Clayton I. Duncan                   1999     $   300,000   $  84,000                   ---                188,375           $2,934
   President and Chief              1998         295,225      78,652               235,877                    ---            2,791
   Executive Officer                1997         275,600      95,400                   ---                    ---            3,345

David P. Ward, M.D.                 1999         235,000      51,994                   ---                120,000            3,993
   Executive Vice President,        1998         221,250      44,520               140,000                    ---            3,657
   Research & Development           1997         207,000      54,000                20,000                    ---            3,134

Richard W. Reichow                  1999         235,000      54,637                   ---                120,000            3,044
   Executive Vice President,        1998         212,250      46,825               140,000                    ---            2,811
   Chief Financial Officer,         1997         196,650      52,725                20,000                    ---            3,192
   Treasurer and Secretary

Barbara S. Schilberg (3)            1999         230,000      16,447                   ---                    ---            1,397
   Executive Vice President         1998          17,466         ---               180,000                    ---               66
   and General Counsel

W. Bennett Love                     1999         122,000      23,028                   ---                 44,000            1,608
   Vice President, Corporate        1998         117,333      17,480                54,000                    ---            1,554
   Planning/Communications          1997         105,452      17,280                29,000                    ---            1,708

______________________
(1) Consists of Life and Long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.
(2) As of September 23, 1999, the Named Officer purchased the number of shares of restricted stock indicated at par value ($0.001 per share) and cancelled stock options to purchase an equal number of shares of common stock. The shares of restricted stock vest over up to three years from the date of grant and vesting could be accelerated pursuant to certain events, such as a change of control or an involuntary termination of employment. No shares were vested as of September 30, 1999. The value of the restricted stock received by the Named Officer, based on the closing price of Incara's stock on September 23, 1999 ($0.625), was as follows: for Mr. Duncan $117,546; for Dr. Ward $74,880; for Mr. Reichow $74,880; and for Mr. Love $27,456.
(3) On January 31, 2000, Ms. Schilberg resigned as Executive Vice President and General Counsel.

      Management Incentive Plan

     The Compensation Committee and the Board of Directors have approved a Management Incentive Plan ("MIP") for the executive officers of Incara. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar year ended December 31, 1999 and the calendar year ended December 31, 1998, the corporate objectives related primarily to the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. The corporate and individual objectives for calendar 1999 were evaluated and measured, and cash payments were made to the executive officers in January 2000.

      Option Grants, Exercises and Holdings and Fiscal Year-End Option values

     No stock option grants were made to any of the Named Officers during the fiscal year ended September 30, 1999.

      The following table sets forth certain information concerning all stock options exercised during the fiscal year ended September 30, 1999 by the Named Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 1999:

                         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

                                                                          Number of                             Value of
                                                                    Securities Underlying                     Unexercised
                                Shares                               Unexercised Options                  In-the-Money Options
                               Acquired        Value                at September 30, 1999              at September 30, 1999 (2)
                                                             -----------------------------------      -----------------------------
Name                         on Exercise     Realized (1)       Exercisable       Unexerciseable      Exercisable    Unexerciseable
----------------------       -----------    -------------    ------------------   --------------      -----------    --------------
Clayton I. Duncan                      -            -                   251,557                -           $57,546      $         -
David P. Ward, M.D.                    -            -                   116,500                -            28,588                -
Richard W. Reichow                     -            -                   115,800                -            28,381                -
Barbara S. Schilberg                   -            -                    45,000          135,000                 -                -
W. Bennett Love                        -            -                    36,000                -                 -

___________________



(1) Market value of underlying securities on the date of exercise, minus the exercise price.
(2) Value based on the difference between the fair market value of the shares of common stock at September 30, 1999 ($0.65625), as quoted on the Nasdaq Stock Market, and the exercise price of the options.

Employment Agreements

     In September 1999, Incara entered into individual severance agreements with Mr. Duncan, Dr. Ward, Mr. Reichow and Mr. Love. The severance agreements provide that if the officer's employment with Incara is terminated, without just cause, subsequent to a change in control as defined in the severance agreements, such officer shall receive a severance benefit of two and one-half times his annual base salary and average bonus.

     In December 1997, Incara entered into a three-year employment agreement with Mr. Duncan. The agreement provides for an annual base salary (which was increased to $330,000 in January 2000) and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or its Compensation Committee. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Incara, directly or indirectly. In the event Mr. Duncan's employment is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay for a period of one year, Mr. Duncan's base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

     In November 1998, Incara entered into three-year employment agreements with each of Dr. Ward and Mr. Reichow. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. The agreements also provide that during their term and, unless the employee terminates his employment for cause, for a period of nine months thereafter, the employee will not compete with Incara, directly or indirectly. In the event that the employment of Dr. Ward or Mr. Reichow is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay, for a period of nine months, Dr. Ward or Mr. Reichow, as the case may be, his base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

     In November 1998, Incara entered into a three-year employment agreement with Mr. Love. The agreement provides for base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by Mr. Love and the Chief Executive Officer, the Board or the Compensation Committee. The agreement also provides that during its term and, unless Mr. Love terminates his employment for cause, for a period of six months thereafter, Mr. Love will not compete with Incara, directly or indirectly. In the event that the employment of Mr. Love is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay Mr. Love his base salary for a period of six months.

Compensation of Directors

     All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. For fiscal 1999 and through January 17, 2000, each director who was not an employee of Incara received a fee of $2,000 per Board meeting attended in person. In addition, the 1994 Stock Option Plan provided for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant mechanism (the "Automatic Grant Program"). Each non-employee director of Incara ("Eligible Director") was granted a stock option to purchase 5,000 shares of Incara common stock on the date each such person first became an Eligible Director. Each Eligible Director thereafter was granted automatically each year upon re-election (except in the year his or her initial director stock option was granted) an option to purchase 3,000 shares of Incara common stock as long as such director was a member of the Board. The exercise price of options granted under the Automatic Grant Program is the fair market value of Incara's common stock on the date of grant. Such options became exercisable ratably over 36 months commencing one month from the date of grant and will expire the earlier of 10 years after the date of grant or 90 days after termination of the director's service on the Board.

     After a review of director compensation programs of other companies in its industry, on January 18, 2000, the Compensation Committee and the Board adopted a new compensation program for Eligible Directors. Each Eligible Director will receive an annual retainer of $13,000 and will receive a fee of $500 for each Board meeting attended in person. The annual retainer will be due on the date that the Eligible Director is elected or re-elected to the Board of Directors. Directors may elect to receive all or a portion of their annual retainer as an option to purchase common stock. Any remainder will be paid in cash. Any option elected will enable the director to purchase a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as option. The exercise price per share for the option will be the fair market value of the common stock on the date of the grant. The date of grant will be the date the annual retainer is granted to the director. These options will be fully vested upon grant and will be exercisable for ten years from the date of the grant. This director compensation program was adopted on January 18, 2000, subject to the transition policy that the date of the annual retainer and the grant date shall be January 18, 2000 for each Eligible Director who was a director on the date the program was adopted and the director shall not receive any additional retainer at the following Annual Meeting. In addition, the Automatic Grant Program was revised to increase the initial stock option grant for new Eligible Directors from 5,000 shares to 10,000 shares and the annual automatic stock option grant was increased from 3,000 shares to 6,000 shares. The options will become exercisable ratably over 36 months commencing one month from the date of grant and will expire 10 years after the date of grant.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1999, the Compensation Committee consisted of Mr. Ruvane,
Mr. Sharrock and Mr. Schollmaier. Mr. Ruvane, Mr. Sharrock and Mr. Schollmaier were not at any time during fiscal 1999 or at any other time an officer or employee of Incara. No executive officer of Incara serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board of Directors of Incara or the Compensation Committee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 26, 2000, Incara purchased from each of Lola M. Reid and James D. Crapo, both of whom are consultants to Incara, 18,000 shares of our common stock at a per share price of $2.25, the closing price as listed on Nasdaq on July 26, 2000. Incara repurchased these shares in order to comply with Nasdaq Rule 4460, which limits the amount of our common stock we can issue under certain circumstances without stockholder approval. The shares repurchased were issued to Drs. Reid and Crapo in the acquisitions of Renaissance Cell Technologies and Aeolus Pharmaceuticals on March 31, 2000.

     On March 31, 2000, Incara purchased all of the minority interests of Renaissance Cell Technologies, Inc. and Aeolus Pharmaceuticals, Inc. Prior to the acquisition, Incara owned 78.0% of Renaissance and 65.8% of Aeolus. Incara issued 1,220,041 shares of its common stock in exchange for the subsidiaries' minority ownership. The acquisition has been accounted for using the purchase method of accounting. The total purchase price of $6,664,000 consisted of 1,220,041 shares of Incara's common stock with a fair market value of $5.46 per share, based on the price of the Company's common stock at the date of acquisition. The total purchase price was allocated to purchased in-process research and development and immediately charged to operations because the in-process research purchased was in preclinical stages and feasibility had not been established at the date of the acquisition and was deemed to have no alternative future use. Additionally, Renaissance and Aeolus had no workforce or other tangible fixed assets.

     In January 2000, the Company's Board of Directors authorized the repurchase of up to $2,000,000 of Incara's common stock during the following two months through purchases on the stock market. During that period, the Company repurchased 104,100 shares of common stock at a cost of $332,000.

     On July 15, 1999, Incara restructured its corporate relationship with Interneuron Pharmaceuticals, Inc. to reduce Interneuron's majority ownership of Incara in exchange for an increased ownership by Interneuron of CPEC,

Inc. (the "Restructuring"). Prior to the Restructuring, CPEC, Inc. was owned 80.1% by Incara and 19.9% by Interneuron. As a preliminary step in the Restructuring, Incara acquired Interneuron's 19.9% interest in CPEC, Inc., which was then merged into CPEC LLC, a Delaware limited liability company. Incara redeemed 4,229,381 of the 4,511,084 shares of Incara common stock owned by Interneuron, in exchange for a 65.0% ownership of CPEC LLC and cancellation of certain liabilities owed to Interneuron by Incara and CPEC, Inc. which totalled $2,421,000.

     In May 1998, Incara acquired all of the outstanding stock of Transcell Technologies, Inc. in a merger of Transcell with and into Incara and also acquired certain related technology rights held by Interneuron in exchange for Incara common stock with an aggregate market value of $14,200,000. In addition, Incara issued replacement stock options and warrants to purchase 241,705 shares and 17,783 shares, respectively, of Incara common stock to Transcell employees consultants and warrant holders, with a total estimated value of $1,507,000. Prior to the Transcell merger, Transcell and Incara were both majority-owned subsidiaries of Interneuron. Under the terms of the Agreement and Plan of Merger between Incara, Transcell and Interneuron dated March 2, 1998, Transcell stockholders received Incara common stock in three installments. The first installment of 320,151 shares was issued upon closing the transaction on May 8, 1998 (the "Closing"). In exchange for certain license and technology rights held by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Incara issued to Interneuron 174,672 shares of Incara common stock at Closing with a value of $3,000,000 and agreed to pay Interneuron a royalty on net sales of certain products that might result from a Research Collaboration and Licensing Agreement originally entered into among Transcell, Interneuron and Merck & Co., Inc. In lieu of the second installment payment due to Interneuron, Interneuron retained 281,703 shares of Incara common stock as part of the Restructuring. On August 9, 1999, Incara issued 867,583 shares of Incara common stock, valued at approximately $1.38 per share, to the other former Transcell stockholders as payment for their second installment in the principal amount of $1,202,000. On February 8, 2000, Incara issued 856,861 shares of Incara common stock, valued at approximately $3.36 per share, to Interneuron and the other former Transcell stockholders as payment for the third and final installment in the principal amount of $2,881,000.

     Incara has adopted a policy that all transactions between Incara and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors of Incara and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Incara than could be obtained from unaffiliated third parties. In addition, the policy requires that any loans by Incara to its executive officers, directors or other affiliates be for bona fide business purposes only.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of shares of Incara's common stock as of August 31, 2000 by (i) each person known by Incara to beneficially own more that 5% of the outstanding shares of common stock, (ii) each director of Incara, (iii) executive officer of Incara, and (iv) all directors and executive officers of Incara as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below. As of August 31, 2000 Incara had 7,246,062 shares of common stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after August 31, 2000 for purposes of computing the percentage of common stock owned by such person but not for purposes of computing percentage owned by any other person.

                                                                               Beneficially          Percentage
                                                                                   Owned               Owned
                                                                             ----------------    ----------------
Clayton I. Duncan (1)....................................................             696,027                 9.4%
David B. Sharrock (2)....................................................              46,034                   *
Edgar H. Schollmaier (3).................................................              33,479                   *
Stephen M. Prescott, M.D. (3)............................................              15,322                   *
David P. Ward, M.D. (4)..................................................             226,116                 3.1%
Richard W. Reichow (5)...................................................             282,706                 3.9%
W. Bennett Love (6)......................................................             102,105                 1.4%
John P. Richert (7)......................................................             103,354                 1.4%
Lola M. Reid (8).........................................................             555,890                 7.6%
   3621 Sweeten Creek Road
   Chapel Hill, NC  27514
James D. Crapo (9).......................................................             495,951                 6.7%
   4650 South Forest St.
   Englewood, CO  80110
Interneuron Pharmaceuticals, Inc.........................................             482,011                 6.7%
   One Ledgemont Center
   99 Hayden Avenue
   Lexington, Massachusetts  02421
All directors and executive officers as a group (8 persons) (10).........           1,505,143                19.4%
_____________
    *Less than one percent


(1) Includes 392,470 shares owned (of which, 121,491 shares are unvested shares of restricted stock) by Mr. Duncan, 152,000 shares owned by Mr. Duncan's children, and 151,557 shares issuable upon exercise of options held by Mr. Duncan. Mr. Duncan disclaims beneficial ownership of the shares held by his children. Mr. Duncan is Chairman of the Board of Directors, President and Chief Executive Officer of Incara.

(2) Includes 1,000 shares owned and 45,034 shares issuable upon exercise of options held by Mr. Sharrock, a director of Incara.

(3) Consists of shares issuable upon exercise of options held by the named individual, a director of Incara.

(4) Includes 109,616 shares owned (of which, 79,506 shares are unvested shares of restricted stock) and 116,500 shares issuable upon exercise of options held by Dr. Ward, an executive officer of Incara.

(5) Includes 206,906 shares owned (of which, 79,506 shares are unvested shares of restricted stock) and 75,800 shares issuable upon exercise of options held by Mr. Reichow, an executive officer of Incara.

(6) Includes 66,105 shares owned (of which 31,304 shares are unvested shares of restricted stock) and 36,000 shares issuable upon exercise of options held by Mr. Love, an executive officer of Incara.

(7) Includes 67,354 shares owned (of which, 34,430 shares are unvested shares of restricted stock) and 36,000 shares issuable upon exercise of options held by Mr. Richert, an executive officer of Incara.

(8) Includes 314,286 shares owned by Dr. Reid and 131,604 shares owned by Dr. Mark Furth, Dr. Reid's husband and 110,000 shares issuable upon exercise of options held by Dr. Reid. Dr. Reid disclaims beneficial ownership of the shares held by her husband.

(9) Includes 339,951 shares owned by Dr. Crapo and 156,000 shares issuable upon exercise of options held by Dr. Crapo.

(10) See footnotes (1)-(7).


                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Incara consists of 40,000,000 shares of common stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.01 per share.

  Common Stock

     As of August 31, 2000, there were 7,246,062 shares of common stock outstanding, 1,337,160 shares of common stock issuable upon the exercise of outstanding stock options and 66,816 shares of common stock issuable upon the exercise of warrants.

     Holders of shares of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Incara, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distributions rights applicable to any outstanding shares of preferred stock. Shares of common stock have no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

  Preferred Stock

     The Company has the authority to issue up to 3,000,000 shares of preferred stock. The Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of Incara. Because the terms of the preferred stock may be fixed by the Board of Directors of Incara without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat a proposed take-over of Incara or to make the removal of management of Incara more difficult. Under certain circumstances this could have the effect of decreasing the market price of the common stock. Management of Incara is not aware of any threatened transaction to obtain control of Incara.

  Warrants

     As of August 31, 2000, warrants to purchase 66,816 shares were outstanding, 49,033 of which are exercisable at an exercise price of $8.25 per share and expire on February 2001, and 17,783 of which are exercisable at an exercise price of $13.49 per share and expire on May 2003. Each warrant contains provisions for the adjustment of the exercise price under certain circumstances, including sales of stock at less than the exercise price, stock dividends, stock splits, reorganizations, reclassifications or mergers.

  Section 203 of the Delaware Corporation Law

     Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") prevents an "interested stockholder" (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plant will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The statute could prohibit or delay a merger, takeover or other change in control of Incara and therefore could discourage attempts to acquire Incara.

  Limitation of Liability

     Section 145 ("Section 145") of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

     Article Seventh of Incara's Certificate of Incorporation provides in substance that, to the fullest extent permitted by the DGCL as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorney's fees, and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of Incara. The indemnification provided by Incara's Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of Incara's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

     We maintain liability insurance on our officers and directors against liabilities that they may incur in such capacities.

  Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is American Stock Transfer and Trust Company.

                              SELLING STOCKHOLDER

     The shares being offered by Torneaux consist of shares of common stock that it may purchase from us pursuant to the common stock purchase agreement, including upon exercise of warrants issued pursuant to the purchase agreement. For additional information about the purchase agreement, see "Financing Arrangement with Torneaux Fund Ltd." The address of Torneaux is c/o Mees Pierson Fund Services (Bahamas) Ltd., Montague Sterling Centre, East Bay Street, P.O. Box SS-6238 Nassau, Bahamas.

     The following table sets forth information about the beneficial ownership of our common stock by Torneaux as of August 31, 2000.

                                                                                                         Number Of Shares Of
                                               Shares Of Common Stock                                 Common Stock Beneficially
                                            Beneficially Owned Prior To     Number Of Shares Of          Owned Following The
                                                    The Offering             Common Stock Being                Offering
                                            ----------------------------          Offered           --------------------------------
Name Of Selling Stockholder                    Number          Percent                                   Number           Percent
------------------------------------------------------------------------------------------------------------------------------------
Torneaux Fund Ltd.                               0               0           Up to 2,940,332(1)            0(2)              0

(1) Includes 383,522 shares of common stock issuable pursuant to warrants issuable to Torneaux at a per share price equal to 115% of the applicable purchase price of the common shares on any given settlement date.

(2) Assumes the resale of 2,556,810 shares of common stock which we have the right to cause Torneaux to purchase pursuant to the common stock purchase agreement and the resale of up to 383,522 shares of common stock that Torneaux may acquire upon exercise of warrants which may be issued to Torneaux pursuant to the agreement. The shares offered hereby are to be acquired by Torneaux pursuant to the purchase agreement or upon the exercise of warrants.

                             PLAN OF DISTRIBUTION

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing: (a) the name of any broker-dealers; (b) the number of shares of common stock involved; (c) the price at which the common stock is to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     We and Torneaux, as the selling stockholder, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

TORNEAUX FUND LTD.

     We have been advised by Torneaux that it may sell the common stock from time to time in transactions on the Nasdaq National Market (or any exchange where the common stock is then listed), in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Torneaux may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Torneaux or the purchasers of the common stock for whom the broker-dealer may act as an agent or to whom it may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. Neither we nor Torneaux can presently estimate the amount of such compensation.

     Torneaux is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Assuming that we are in compliance with the conditions of the common stock purchase agreement, Torneaux must accept puts of shares from us, subject to maximum aggregate dollar amounts, during the term of the purchase agreement. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from Torneaux (and, if they act as agent for the purchaser of our common stock, from such purchaser). Broker-dealers may agree with Torneaux to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Torneaux, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Torneaux. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

     The common stock offered hereby is being registered pursuant to our contractual obligations with Torneaux, and we have agreed to pay the costs of registering the shares hereunder. We have also agreed to reimburse Torneaux's costs and expenses incurred in connection with the common stock purchase agreement, including fees, expenses and disbursements of counsel for Torneaux for the preparation of the purchase agreement up to a maximum of $35,000, and all reasonable fees incurred in connection with any amendment, modification or waiver, to or enforcement of the agreement. We will pay all of the expenses incident to the registration, offering and sale of the common stock to the public other than commissions or discounts of underwriters, broker-dealers or agents.

     The price at which the common shares will be issued by us to Torneaux will be between 88% and 92% of the daily volume weighted average price over a 20-day trading period on the Nasdaq National Market, and the price at which we issue the common stock to Torneaux may fluctuate. See "Financing Arrangement with Torneaux Fund

Ltd."

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officer and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     With certain exceptions, Regulation M precludes Torneaux, as the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connecting with the distribution of that security. All of the foregoing may affect the marketability of the common stock offered hereby.

     This offering will terminate on the earlier of (a) the date on which the shares of common stock are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act, or (b) the date on which all shares of common stock offered by this prospectus have been sold by Torneaux.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

                                    EXPERTS

     The financial statements as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy our registration statement or any other document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at "http:/www.sec.gov."

     You may request a copy of our filings, at no cost, by writing or telephoning us at the following address:

                      Incara Pharmaceuticals Corporation
                              Investor Relations
                             Post Office Box 14287
              3200 East Highway 54, Cape Fear Building, Suite 300
                 Research Triangle Park, North Carolina 27709
                                (919) 558-8688

     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                            PAGE
                                                                                                                            ----

Fiscal Years Ended September 30, 1999, 1998 and 1997
      Report of Independent Accountants................................................................................      F-2
      Consolidated Balance Sheets - As of September 30, 1999 and September 30, 1998....................................      F-3
      Consolidated Statements of Operations - For the fiscal years ended September 30,
      1999, 1998 and 1997..............................................................................................      F-4
      Consolidated Statements of Stockholders' Equity - For the fiscal years ended
      September 30, 1999, 1998 and 1997................................................................................      F-5
      Consolidated Statements of Cash Flows - For the fiscal years ended September 30, 1999, 1998 and 1997.............      F-6
      Notes to Consolidated Financial Statements.......................................................................      F-7

Nine Months Ended June 30, 2000 and 1999
      Consolidated Balance Sheets as of June 30, 2000 (unaudited) and September 30, 1999...............................      F-21
      Consolidated Statements of Operations for the Three Months and Nine Months ended June 30, 2000
      and 1999 (unaudited).............................................................................................      F-22
      Consolidated Statements of Cash Flows for the Nine Months ended June 30, 2000 and 1999 (unaudited)...............      F-23
      Notes to Consolidated Financial Statements.......................................................................      F-24

                        REPORT OF INDEPENDENT ACCOUNTANTS



THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
INCARA PHARMACEUTICALS CORPORATION


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Incara Pharmaceuticals Corporation and its subsidiaries (the "Company") at September 30, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina
October 29, 1999, except with regard to Note A, paragraph 6 and Note M, for which the date is December 29, 1999

                       INCARA PHARMACEUTICALS CORPORATION


                           CONSOLIDATED BALANCE SHEETS

                 (Dollars in thousands, except per share data)




                                                                                                September 30,
                                                                                          -------------------------
                                                                                              1999         1998
                                                                                          ------------ ------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................................................  $   2,407    $  10,647
 Marketable securities ..................................................................      2,553        9,314
 Accounts receivable ....................................................................        282        1,096
 Prepaids and other current assets ......................................................        237          117
                                                                                           ---------    ---------
   Total current assets .................................................................      5,479       21,174

Marketable securities ...................................................................         --        3,601
Property and equipment, net .............................................................      2,483        2,976
Other assets ............................................................................         82           85
                                                                                           ---------    ---------
                                                                                           $   8,044    $  27,836
                                                                                           =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .......................................................................  $     654    $     752
 Accrued expenses .......................................................................      1,933        3,191
 Current portion of capital lease obligations ...........................................        488          565
 Current portion of notes payable .......................................................        197          194
 Accounts payable to Interneuron ........................................................         --        1,865
                                                                                           ---------    ---------
   Total current liabilities ............................................................      3,272        6,567

Long-term portion of capital lease obligations ..........................................        399          816
Long-term portion of notes payable ......................................................        582          777

Stockholders' equity:
 Common stock, $.001 par value per share, 40,000,000 shares authorized, 5,226,969 and
   7,289,153 shares issued and outstanding at September 30, 1999 and 1998, respectively .          5            7
 Additional paid-in capital .............................................................     81,772       78,399
 Restricted stock .......................................................................       (744)          --
 Deferred compensation ..................................................................         --       (1,086)
 Accumulated deficit ....................................................................    (77,242)     (57,644)
                                                                                           ---------    ---------
   Total stockholders' equity ...........................................................      3,791       19,676
                                                                                           ---------    ---------
                                                                                           $   8,044    $  27,836
                                                                                           =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                       INCARA PHARMACEUTICALS CORPORATION


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)




                                                          Fiscal Year Ended September 30,
                                                       --------------------------------------
                                                           1999         1998         1997
                                                       ------------ ------------ ------------
Revenue:
 Contract and license fee revenue ....................  $   2,088    $   6,121    $   5,360
                                                        ---------    ---------    ---------
Costs and expenses:
 Research and development ............................     18,996       16,799       19,972
 Purchase of in-process research and development .....         --        5,343          411
 General and administrative ..........................      3,045        3,509        4,179
                                                        ---------    ---------    ---------
   Total costs and expenses ..........................     22,041       25,651       24,562
                                                        ---------    ---------    ---------
Loss from operations .................................    (19,953)     (19,530)     (19,202)

Investment income, net ...............................        355          384          831
Minority interest ....................................         --           --          568
                                                        ---------    ---------    ---------
Net loss .............................................  $ (19,598)   $ (19,146)   $ (17,803)
                                                        =========    =========    =========
Net loss per common share:
   Basic .............................................  $   (2.98)   $   (2.69)   $   (2.55)
                                                        =========    =========    =========
   Diluted ...........................................  $   (2.98)   $   (2.69)   $   (2.55)
                                                        =========    =========    =========
Weighted average common shares outstanding ...........      6,583        7,113        6,982
                                                        =========    =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                       INCARA PHARMACEUTICALS CORPORATION


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (Dollars in thousands)




                                                    Common Stock
                                              -------------------------    Additional
                                                   Number        Par        Paid-in
                                                 of Shares      Value       Capital
                                              --------------- ---------   ----------
Balance at September 30, 1996 ...............     6,929,986     $  7       $51,831
 Exercise of common stock options ...........         8,500       --            7
 Stock-based compensation ...................            --       --           85
 Cashless exercise of stock warrant .........         1,156       --           --
 Amortization of deferred compensation ......            --       --           --
 Proceeds from offerings of Employee
   Stock Purchase Plan ......................        16,903       --          320
 Net loss for the fiscal year ended
   September 30, 1997 .......................            --       --           --
                                                  ---------     ----       -------
Balance at September 30, 1997 ...............     6,956,545        7       52,243
 Exercise of common stock options ...........        15,576       --           59
 Grants of common stock options at
   below fair value .........................            --       --        1,450
 Stock-based compensation ...................            --       --          464
 Amortization of deferred compensation ......            --       --           --
 Proceeds from offerings of Employee
   Stock Purchase Plan ......................        13,592       --          142
 Contribution to Transcell capital by
   Interneuron ..............................            --       --       18,698
 Common stock issued to unrelated
   parties in conjunction with Transcell
   Merger ...................................       303,440       --        5,343
 Net loss for the fiscal year ended
   September 30, 1998 .......................            --       --           --
                                                  ---------     ----       -------
Balance at September 30, 1998 ...............     7,289,153        7       78,399
 Exercise of common stock options ...........        21,851       --           53
 Amortization of deferred compensation ......            --       --           --
 Proceeds from offerings of Employee
   Stock Purchase Plan ......................        67,851       --          134
 Contribution of payables to capital by
   Interneuron ..............................            --       --        2,421
 Cancellation of common stock returned
   by Interneuron ...........................    (4,229,381)      (4)           4
 Common stock issued to unrelated
   parties in conjunction with Transcell
   Merger ...................................       867,583        1           (1)
 Write-off of deferred compensation
   related to common stock options
   cancelled ................................            --       --         (259)
 Restricted common stock sold to
   employees and consultants ................     1,209,912        1          755
 Stock-based compensation and
   amortization of Restricted Stock .........            --       --          266
 Net loss for the fiscal year ended
   September 30, 1999 .......................            --       --           --
                                                 ----------     ------     --------
Balance at September 30, 1999 ...............     5,226,969     $  5       $81,772
                                                 ==========     ======     ========




                                                                                             Total
                                               Restricted    Deferred     Accumulated    Stockholders'
                                                 Stock     Compensation     Deficit         Equity
                                              ----------- -------------- ------------   --------------
Balance at September 30, 1996 ...............   $   --      $    (462)    $ (20,695)    $   30,681
 Exercise of common stock options ...........       --             --            --              7
 Stock-based compensation ...................       --             --            --             85
 Cashless exercise of stock warrant .........       --             --            --             --
 Amortization of deferred compensation ......       --            166            --            166
 Proceeds from offerings of Employee
   Stock Purchase Plan ......................       --             --            --            320
 Net loss for the fiscal year ended
   September 30, 1997 .......................       --             --       (17,803)       (17,803)
                                                ------      ---------     ---------     ----------
Balance at September 30, 1997 ...............       --           (296)      (38,498)        13,456
 Exercise of common stock options ...........       --             --            --             59
 Grants of common stock options at
   below fair value .........................       --         (1,450)           --             --
 Stock-based compensation ...................       --             --            --            464
 Amortization of deferred compensation ......       --            660            --            660
 Proceeds from offerings of Employee
   Stock Purchase Plan ......................       --             --            --            142
 Contribution to Transcell capital by
   Interneuron ..............................       --             --            --         18,698
 Common stock issued to unrelated
   parties in conjunction with Transcell
   Merger ...................................       --             --            --          5,343
 Net loss for the fiscal year ended
   September 30, 1998 .......................       --             --       (19,146)       (19,146)
                                                ------      ---------     ---------     ----------
Balance at September 30, 1998 ...............       --         (1,086)      (57,644)        19,676
 Exercise of common stock options ...........       --             --            --             53
 Amortization of deferred compensation ......       --            827            --            827
 Proceeds from offerings of Employee
   Stock Purchase Plan ......................       --             --            --            134
 Contribution of payables to capital by
   Interneuron ..............................       --             --            --          2,421
 Cancellation of common stock returned
   by Interneuron ...........................       --             --            --             --
 Common stock issued to unrelated
   parties in conjunction with Transcell
   Merger ...................................       --             --            --             --
 Write-off of deferred compensation
   related to common stock options
   cancelled ................................       --            259            --             --
 Restricted common stock sold to
   employees and consultants ................     (755)            --            --              1
 Stock-based compensation and
   amortization of Restricted Stock .........       11             --            --            277
 Net loss for the fiscal year ended
   September 30, 1999 .......................       --             --       (19,598)       (19,598)
                                                ------      ---------     ---------     ----------
Balance at September 30, 1999 ...............   $ (744)     $      --     $ (77,242)    $    3,791
                                                ======      =========     =========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                       INCARA PHARMACEUTICALS CORPORATION


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)




                                                                                      Fiscal Year Ended September 30,
                                                                                 -----------------------------------------
                                                                                      1999          1998          1997
                                                                                 ------------- ------------- -------------
Cash flows from operating activities:
 Net loss ......................................................................   $ (19,598)    $ (19,146)    $ (17,803)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ...............................................         771         1,837           813
   Noncash compensation ........................................................       1,105         1,125           251
   Purchase of in-process research and development .............................          --         5,343            --
   Interest expense on notes payable to Interneuron ............................          --           918         1,152
   Minority interest in net income (loss) of consolidated subsidiary ...........          --            --          (568)
   Change in assets and liabilities:
    Accounts receivable ........................................................         814            31           318
    Prepaids and other assets ..................................................        (117)          120          (171)
    Accounts payable and accrued expenses ......................................      (1,356)      (10,054)       10,377
    Deferred revenue ...........................................................          --          (500)          500
                                                                                   ---------     ---------     ---------
   Net cash used in operating activities .......................................     (18,381)      (20,326)       (5,131)
                                                                                   ---------     ---------     ---------
Cash flows from investing activities:
 Proceeds from sales and maturities of marketable securities ...................      11,406        20,400        19,545
 Purchases of marketable securities ............................................      (1,044)      (13,920)      (23,284)
 Purchases of property and equipment ...........................................        (278)       (1,110)       (2,244)
                                                                                   ---------     ---------     ---------
   Net cash provided by (used in) investing activities .........................      10,084         5,370        (5,983)
                                                                                   ---------     ---------     ---------
Cash flows from financing activities:
 Net proceeds from issuance of stock and warrants ..............................         187           201           327
 Proceeds from notes payable ...................................................           2           460           155
 Principal payments on notes payable ...........................................        (194)         (117)          (36)
 Principal payments on capital lease obligations ...............................        (494)         (345)         (475)
 Advances from Interneuron, net ................................................         556         7,219         6,252
 Proceeds from sale/leaseback transactions .....................................          --            --         1,341
                                                                                   ---------     ---------     ---------
   Net cash provided by financing activities ...................................          57         7,418         7,564
                                                                                   ---------     ---------     ---------
   Net decrease in cash and cash equivalents ...................................      (8,240)       (7,538)       (3,550)
Cash and cash equivalents at beginning of period ...............................      10,647        18,185        21,735
                                                                                   ---------     ---------     ---------
Cash and cash equivalents at end of period .....................................   $   2,407     $  10,647     $  18,185
                                                                                   =========     =========     =========
Supplemental disclosure of investing and financing activities:
 Cash payments of interest .....................................................   $     251     $     222     $     129
                                                                                   =========     =========     =========
 Contribution of payables to capital by Interneuron ............................   $   2,421     $      --     $      --
                                                                                   =========     =========     =========
 Property and equipment acquired through financing arrangements ................   $      --     $     110     $     500
                                                                                   =========     =========     =========

The accompanying notes are an integral part of the consolidated financial statements.

                       INCARA PHARMACEUTICALS CORPORATION


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A. NATURE OF THE BUSINESS


     The Company conducts discovery and development programs in three areas: (1) inflammatory bowel disease, using an ultra-low molecular weight heparin; (2) liver disorders, using a novel form of hepatic progenitor cell therapy; and (3) novel small molecule antioxidants for disorders such as stroke, asthma and reperfusion injury.

     The "Company" refers collectively to Incara Pharmaceuticals Corporation ("Incara"), formerly Intercardia, Inc., and its subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus") and Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance"). At September 30, 1999, the Company owned a 35.0% interest in CPEC LLC, a Delaware limited liability company. At September 30, 1999, Incara owned 65.8% of the outstanding stock of Aeolus and 78.0% of the outstanding stock of Renaissance.

     Until July 15, 1999, Incara was a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"). On July 15, 1999, Incara restructured its corporate relationship with Interneuron to reduce Interneuron's majority ownership of Incara in exchange for an increased ownership by Interneuron of CPEC, Inc., a Nevada corporation (the "Restructuring"). Prior to the Restructuring, CPEC, Inc. was owned 80.1% by Incara and 19.9% by Interneuron. Subsequent to the Restructuring, CPEC LLC is owned 35.0% by Incara and 65.0% by Interneuron (see Note J).

     Until July 1999, the Company's most advanced product was BEXTRA(R) (bucindolol HCl), a beta-blocker that was being evaluated in a Phase 3 clinical trial conducted by the National Institutes of Health (the "NIH") and the U.S. Department of Veterans Affairs (the "VA") for use in treating congestive heart failure patients. The agencies terminated the study in July 1999, prior to its scheduled termination date, because an interim data analysis indicated there was no significant survival advantage of treatment with bucindolol for the patient population as a whole. In August 1999, the Company agreed to end the collaboration (the "Knoll Collaboration") with BASF Pharma/Knoll AG ("Knoll") for BEXTRA for countries outside the United States and Japan (the "Knoll Territory"), and terminated the European trial of BEXTRA. Based on information to date, the Company does not expect to pursue the compound further for this or any other indication, but a final decision will be made after the database is received from the U.S. study.

     In May 1998, Incara acquired all of the outstanding stock of Transcell Technologies, Inc. ("Transcell"), a majority-owned subsidiary of Interneuron, in a merger of Transcell with and into Incara and also acquired certain related technology rights held by Interneuron in exchange for Incara Common Stock, stock options and stock warrants (the "Transcell Merger"). The purchase of Interneuron's 77.9% interest in Transcell by Incara was treated in a manner similar to a "pooling-of-interests," because it represented a transfer of stock between entities under common control, and the acquisition of the non-Interneuron ownership interest was accounted for by using the "purchase" method of accounting. All of Transcell's past results of operations have been combined with the results of operations for the Company, and the Company's financial statements for all prior periods presented have been restated to reflect the Transcell Merger.

     On December 29, 1999, the Company sold the former Transcell operation, which is referred to as Incara Research Laboratories ("IRL"), to a private pharmaceutical company for $11,000,000 and the right to receive up to an additional $4,000,000 in the event a compound originating from the Research Collaboration and Licensing Agreement (the "Merck Collaboration"), originally entered into among Transcell, Interneuron and Merck & Co., Inc. ("Merck"), reaches certain preclinical and clinical trial milestones. The transaction involved the sale of assets associated with Incara's anti-infective division, including rights under the Merck Collaboration and the assumption of certain related liabilities by the purchaser. The Company remains contingently liable on some debt and lease obligations assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey. With the proceeds from the sale of IRL, the Company had cash and cash equivalents and marketable securities of approximately $13,000,000 at December 29, 1999. The Company believes that it has adequate financial resources to fund its remaining operations at least through December 2000. The Company's financial requirements over the longer term will depend upon the success of its research and development programs and its ability to enter into new collaborations that provide fees and research and development funding. If all of the Company's programs continue to show scientific progress, the Company will need significant additional funds to move compounds through the preclinical stages and into clinical trials.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: The consolidated financial statements include the accounts of Incara and its majority-owned subsidiaries. The operations of CPEC, Inc. prior to the Restructuring are included in the Company's consolidated financial statements. Subsequent to the Restructuring, the Company uses the equity method to account for its 35.0% ownership interest in CPEC LLC (see Note
J). All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: The Company invests available cash in short-term bank deposits, money market funds, commercial paper and U.S. Government securities. Cash and cash equivalents include investments with maturities of three months or less at the date of purchase. The carrying value of cash and cash equivalents approximate their fair market value at September 30, 1999 and 1998 due to their short-term nature.

     Marketable Securities: The Company considers its investment portfolio available-for-sale as defined in Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Debt and equity securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes. Premiums are amortized and discounts accreted using the interest method over the remaining terms of the related securities. Gains and losses on the sale of securities are determined using the specific identification method.

     Accounts Receivable: The accounts receivable balance at September 30, 1999 is primarily comprised of an amount due from Interneuron for the portion of the amount payable by the Company to Knoll for bucindolol related liabilities. The accounts receivable balance at September 30, 1998 was primarily comprised of amounts due from Astra Pharmaceuticals, L.P. ("Astra Pharmaceuticals"), formerly Astra Merck Inc. ("Astra Merck"), for bucindolol related liabilities assumed by Astra Pharmaceuticals.

     Property and Equipment: Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method based on estimated useful lives or, in the case of leasehold improvements and equipment under capital leases, over the lesser of the estimated useful lives or the lease terms. The estimated useful lives are two years for computers and five years for equipment. Subsequent to the Transcell Merger in May 1998, the Company wrote off $856,000 of property and equipment acquired from Transcell because certain items did not meet the Company's minimum cost per item capitalization criteria. The majority of the Company's property and equipment at September 30, 1999 and 1998 relates to the former Transcell operations.

     The Company evaluates the recoverability of its property and equipment, and other assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets related. No impairments were required to be recognized during the fiscal years ended September 30, 1998 and 1999.

     Expenses for repairs and maintenance are charged to operations as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to operations.

     Revenue Recognition: Revenue is recognized under collaboration or research and development agreements when services are performed or when contractual obligations are met. Cash received in advance of revenue recognition is recorded as deferred revenue.

     Research and Development: Research and development costs are expensed in the period incurred. Payments related to the acquisition of in-process research and development are either capitalized or expensed based upon the stage of development of the acquired compound or technology at the date of acquisition.

     Income Taxes: Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amounts expected to be realized.

     Net Loss Per Common Share: During 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). Pursuant to the adoption of SFAS 128 and Securities and Exchange Commission Staff Accounting Bulletin No. 98, all net loss per common share calculations reflect a historical approach methodology. Basic net loss per common share is computed using the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per common share is computed using the weighted average number of shares of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options, warrants and convertible preferred stock using the treasury stock method and are excluded if their effect is antidilutive. At September 30, 1999 had such potential common shares not been antidilutive, their effect would be to increase the shares used in computing diluted net loss per common share to 6,278,346 shares.

     Accounting for Stock-Based Compensation: The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company's common stock on the grant date. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

     Comprehensive Income: The Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), during the fiscal year ending September 30, 1999. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

     Segment Reporting: The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), during the fiscal year ending September 30, 1999. SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. The Company currently operates in only one segment.

     Recent Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS 133 for one year, to fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently use, nor does it intend in the future to use, derivative instruments and therefore does not expect that the adoption of SAFS 133 will have any impact on its financial position or results of operations.

     Reclassifications: Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform with classifications adopted in 1999.

C. MARKETABLE SECURITIES

     The Company has classified all marketable securities as available-for-sale. The amortized cost of these securities approximates their market value, yielding no unrealized holding gains or losses at September 30, 1999 and 1998. Marketable securities consisted of the following at September 30, 1999 and 1998 (in thousands):



                                           1999      1998
                                          ------    -------
        Corporate notes ................  $2,553    $11,886
        Government notes ...............      --      1,029
                                          ------    -------
                                          $2,553    $12,915
                                          ======    =======

        The maturities of these securities as of September 30, 1999 and 1998 were as follows (in thousands):



                                                  1999      1998
                                               --------- ---------
        Within one year ......................  $2,553    $ 9,314
        After one year through two years .....      --      3,601
                                                ------    -------
                                                $2,553    $12,915
                                                ======    =======

D.      PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at September 30, 1999 and 1998 (in thousands):



                                                             1999       1998
                                                         ----------- ---------
        Office equipment ...............................  $    735    $  610
        Laboratory equipment ...........................     1,411     1,258
        Leasehold improvements .........................     1,774     1,774
                                                          --------    ------
                                                             3,920     3,642
        Less: accumulated depreciation and amortization     (1,437)     (666)
                                                          --------    ------
                                                          $  2,483    $2,976
                                                          ========    ======

        The above amounts included equipment under capital lease obligations with a cost of $930,000 at September 30, 1999 and 1998 and a net book value of $394,000 and $663,000 at September 30, 1999 and 1998, respectively. Property and equipment with a cost and net book value of $360,000 and $201,000 at September 30, 1999, respectively, was pledged as collateral on notes payable.


E.      ACCRUED EXPENSES

        At September 30, 1999 and 1998, accrued expenses consisted of the following (in thousands):

                                                               1999      1998
                                                             -------- ---------
        Payroll related liabilities ........................  $  305   $  674
        Bucindolol liabilities assumed by Astra Merck.......      --      941
        Other accrued bucindolol development costs. ........   1,619    1,491
        Other ..............................................       9       85
                                                              ------   ------
                                                              $1,933   $3,191
                                                              ======   ======

F. COMMITMENTS

     The Company leases office and laboratory space under non-cancelable operating leases. Rent expense under non-cancelable operating leases was $1,147,000, $1,154,000 and $909,000 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively. The Company also leases certain equipment under capital leases.

     At September 30, 1999, the Company's future minimum payments under lease arrangements consisted of the following (in thousands):



                                                              Operating  Capital
Fiscal Year Ending September 30,                               Leases    Leases
-------------------------------                              ---------- --------
        2000 ...............................................   $1,124    $  585
        2001 ...............................................    1,046       386
        2002 ...............................................      939        28
        2003 ...............................................      957        20
        2004 ...............................................      958        --
        After 2004 .........................................    3,508        --
                                                               ------    ------
        Total minimum lease payments .......................   $8,532     1,019
                                                               ======
        Less: amount representing interest ..........................      (132)
                                                                         ------
        Present value of future minimum lease payments ..............    $  887
                                                                         ======

G. NOTES PAYABLE

     Notes payable at September 30, 1999 and 1998 consisted of the following (in thousands):



                                                                                       1999      1998
                                                                                    --------- ---------
         Note payable to North Carolina Biotechnology Center, including accrued
          interest at 8.75%, principal and interest due in December 2000 ..........  $   25    $   23

         Note payable to minority stockholder of Renaissance, including accrued
          interest at 5.79%, principal and interest due in March 2000 .............      29        76

         Note payable to a financial institution, principal and interest at 13.4%, payable in monthly installments of $14,000 with a balloon payment of
          $69,000 due in June 2001 ................................................     297       461

         Note payable to landlord, principal and interest at 11.5%, payable in monthly installments of $7,000 with a balloon payment of $320,000
          due in June 2002 ........................................................     428       411
                                                                                     ------    ------
         Notes payable, including current maturities ..............................     779       971
         Less: current maturities .................................................    (197)     (194)
                                                                                     ------    ------
         Long-term notes payable ..................................................  $  582    $  777
                                                                                     ======    ======

     At September 30, 1999, future maturities of notes payable were as follows (in thousands):



Fiscal Year Ending September 30,
----------------------------------
  2000 ...........................  $197
  2001 ...........................   232
  2002 ...........................   350
                                    ----
                                    $779
                                    ====

H. STOCKHOLDERS' EQUITY

     Preferred Stock: The Certificate of Incorporation of Incara authorizes the issuance of up to 3,000,000 shares of Preferred Stock, at a par value of $.01 per share. The Board of Directors has the authority to issue Preferred Stock in one or more series, to fix the designation and number of shares of each such series, and to determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock, without any further vote or action by the stockholders of the Company. No shares of Preferred Stock were outstanding at September 30, 1999 and 1998.

     Common Stock: The Certificate of Incorporation of Incara authorizes the issuance of up to 40,000,000 shares of Common Stock, at a par value of $.001 per share.

     In May 1998, Incara issued 494,823 shares of Common Stock as the first installment of the Transcell Merger (see Note K). In lieu of the second installment payment due to Interneuron, Interneuron retained 281,703 shares of Incara Common Stock as part of the Restructuring (see Note J). On August 9, 1999, Incara issued 867,583 shares of Incara Common Stock, valued at approximately $1.38 per share, to the other former Transcell stockholders as payment for their second installment of the Transcell Merger in the principal amount of $1,202,000. The third and final installment of $2,881,000 is due to the former Transcell stockholders, including Interneuron, in February 2000 and will be paid in shares of Incara Common Stock, calculated based on the per share price at that time. The impact of the issuance of the additional shares to be issued subsequent to September 30, 1999 has not been reflected in Incara's Common Stock outstanding or its earnings per share calculations, but was included in the determination of the value of the purchase price consideration of Transcell in May 1998.

     Restricted Stock: As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to the Company's management, employees and key consultants, the Company's Board of Directors adopted the 1999 Equity Incentive Plan (the "1999 Plan") in September 1999. The 1999 Plan provides for the grant of restricted stock ("Restricted Stock") awards which entitle employees and consultants to receive up to an aggregate of 1,400,000 shares of the Company's Common Stock upon satisfaction of specified vesting periods. As of September 30, 1999, Restricted Stock awards to acquire an aggregate of 1,209,912 shares had been granted to employees and key consultants of the Company (the "Participants") in consideration of services rendered by the Participants to the Company, the cancellation of options for an equal number of shares of Common Stock and payment of the par value of the shares. The shares subject to the awards have not been registered under the Securities Act of 1933, but it is the Company's intention to register the Restricted Stock so that the shares may be sold by the Participants upon vesting of the shares. The shares of Restricted Stock vest over up to three years. No shares of Restricted Stock were vested at September 30, 1999.

     The Company has incurred and will continue to incur compensation expense through the vesting period of the Restricted Stock. The value of the Restricted Stock awards of 1,209,912 shares at the date of the grant totaled $755,000, based on the trading price of the Company's common stock of $0.625 per share. The value of the Restricted Stock will be amortized on a straight-line basis over the vesting period of the Restricted Stock. The Company recognized $11,000 of expenses related to these awards during fiscal 1999.

     Employee Stock Purchase Plan: In October 1995, Incara adopted the Employee Stock Purchase Plan (the "ESPP") covering an aggregate of 100,000 shares of Common Stock. In March 1999, the stockholders approved an amendment to increase the Common Stock reserved for issuance under the ESPP to 200,000 shares. Offerings are for one-year periods beginning on October 1 of each year (an "Offering") and are divided into two six-month Purchase Periods (the "Purchase Periods"). Employees may contribute up to ten percent (10%) of gross wages, with certain limitations, via payroll deduction, to the ESPP. Common Stock is purchased at the end of each Purchase Period with employee contributions at the lower of 85% of the closing price of Incara's Common Stock on the first day of an Offering or the last day of the related Purchase Period. As of September 30, 1999, 110,298 shares of Common Stock had been purchased pursuant to the ESPP and 89,702 shares were reserved for future issuances.

     Stock Option Plan: Under Incara's 1994 Stock Option Plan (the "1994 Plan"), incentive stock options ("ISOs") or non-qualified stock options to purchase 2,500,000 shares of Incara's Common Stock may be granted to employees, directors and consultants of the Company. The exercise price of the ISOs granted under the 1994 Plan must not be less than the fair market value of the Common Stock as determined on the date of the grant. The options may have a term up to 10 years. All options which have been granted under the 1994 Plan vest at various rates over periods from two to seven years following the date of the grant.

     Stock option activity under the 1994 Plan was as follows:



                                                      Weighted Average
                                          Shares       Exercise Price
                                     --------------- -----------------
  Outstanding at September 30, 1996      1,176,549       $  8.36
    Granted ........................       276,713       $ 16.38
    Exercised ......................        (8,745)      $  0.77
    Cancelled ......................       (27,807)      $ 12.15
                                         ---------
  Outstanding at September 30, 1997      1,416,710       $  9.89
    Granted ........................     1,901,886       $  9.61
    Exercised ......................       (15,629)      $  3.77
    Cancelled ......................    (1,032,835)      $ 19.18
                                        ----------
  Outstanding at September 30, 1998      2,270,132       $  5.47
    Granted ........................        95,500       $  5.66
    Exercised ......................       (21,851)      $  2.45
    Cancelled ......................    (1,359,220)      $  7.53
                                        ----------
  Outstanding at September 30, 1999        984,561       $  2.70
                                        ==========

     In August 1998, the Company's Board of Directors approved a resolution whereby current employees and consultants were granted the right to amend the terms of stock options with an exercise price greater than $11.00 per share. The amended options reduced the exercise price to $8.00 per share, which was the trading value of the Company's stock on the date of the repricing, and extended the vesting period of the stock options.

     The details of stock options outstanding at September 30, 1999 were as follows:



                                  Options Outstanding                 Options Exercisable
                      -------------------------------------------- -------------------------
                         Number        Weighted      Weighted           Number       Weighted
     Range of         Outstanding at   Average       Average         Exercisable at   Average
     Exercise         September 30,   Exercise      Remaining        September 30,   Exercise
      Price               1999          Price    Contractual Life         1999         Price
     ---------        --------------  ---------  ----------------   ---------------  ---------
       $0.36              423,048     $  0.36       5.4 years            423,048     $  0.36
    $0.60-$0.63            80,500     $  0.60       6.2 years             70,500     $  0.60
       $1.00              162,809     $  1.00       5.9 years            162,809     $  1.00
    $3.19-$4.38             9,594     $  3.31       7.7 years              9,594     $  3.31
       $5.75              180,000     $  5.75       8.9 years             45,000     $  5.75
   $7.12-$11.03           110,985     $  8.41       8.1 years             73,565     $  8.81
  $15.00-$20.50            17,625     $ 16.71       6.8 years             13,583     $ 17.03
                          -------                                        -------
                          984,561     $  2.70       6.5 years            798,099     $  1.91
                          =======                                        =======

     Under the principles of APB No. 25, the Company does not recognize compensation expense associated with the grant of stock options to employees, except if an option is granted with an exercise price at less than fair market value. SFAS 123 requires the use of option valuation models to recognize as expense stock option grants to consultants and to provide supplemental information regarding options granted to employees after September 30, 1995.

     The Company's pro forma information utilizing the Black-Scholes option valuation model for the fiscal years ended September 30, 1999, 1998 and 1997 is as follows:



                                           1999         1998         1997
                                       ------------ ------------ ------------
  Net loss (in thousands)
    As reported ......................   $ 19,598     $ 19,146     $ 17,803
    Pro forma ........................   $ 20,889     $ 22,353     $ 20,314

  Basic and diluted net loss per share
    As reported ......................   $   2.98     $   2.69     $   2.55
    Pro forma ........................   $   3.17     $   3.14     $   2.91

     Pro forma information regarding net loss was determined as if the Company had accounted for its employee stock options and shares sold under the ESPP under the fair value method of SFAS 123. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option valuation model with the following weighted-average assumptions used for grants:



                                                        1999          1998
                                                   ------------- -------------
         Dividend yield ........................        0%            0%
         Expected volatility ...................       84.8%         69.9%
         Risk-free interest rate ...............     4.8%-5.3%     5.3%-5.6%
         Expected option life after
          shares are vested.....................       3 years       2 years

     For the fiscal years ended September 30, 1999, 1998 and 1997, all stock options issued were either issued at fair market value or were replacement stock options issued pursuant to the Transcell Merger. During fiscal 1998, Transcell granted to certain key consultants, stock options with an exercise price below fair market value on the date of the grant.

     Subsidiary Stock Option Plans: Incara's subsidiaries, Aeolus and Renaissance, also have stock option plans. The number of options authorized for the Aeolus stock option plan is 50,000 shares. During the year ended September 30, 1997, an option to purchase 30,000 shares of common stock was granted. This option was outstanding at September 30, 1999. The number of options authorized for the Renaissance stock option plan is 68,055 shares, with no options granted or outstanding at September 30, 1999.

     Warrants: In May 1998, Incara issued replacement stock warrants to purchase 17,783 shares of Incara Common Stock at an exercise price of $13.49 in connection with the Transcell Merger. As of September 30, 1999, warrants to purchase 66,816 shares were outstanding, 49,033 of which are exercisable at an exercise price of $8.25 per share until February 2001, and 17,783 of which are exercisable at an exercise price of $13.49 per share until May 2003.


I. INCOME TAXES

     As of September 30, 1999 and 1998, the Company had federal net operating loss carryforwards of $56,375,000 and $44,602,000, respectively, and state operating loss carryforwards of $17,509,000 and $12,660,000, respectively. The use of these federal net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. The federal net operating losses will begin to expire in 2010. The state net operating losses will begin to expire in 2001.

     Significant components of the Company's deferred tax assets at September 30, 1999 and 1998 consisted of the following (in thousands):



                                                               1999         1998
                                                           ------------ ------------
       Net operating loss carryforwards ..................  $  20,063    $  15,812
       AMT credit carryforwards ..........................         37           37
       Research and development credit carryforwards .....      1,195          768
       Accrued payroll related liabilities ...............      1,521        1,387
       Charitable contribution carryforwards .............        441          217
       Other .............................................        533          660
                                                            ---------    ---------
        Total deferred tax assets ........................     23,790       18,881
       Valuation allowance for deferred assets ...........    (23,790)     (18,881)
                                                            ---------    ---------
        Net deferred tax asset ...........................  $      --    $      --
                                                            =========    =========

     Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance. The change in the valuation allowance is primarily a result of the net operating loss carryforwards.

     Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows (dollars in thousands):




                                                    1999         1998         1997
                                                ------------ ------------ ------------
     Effective tax rate .......................       0%           0%           0%
                                                 =======      =======      =======
     United States Federal statutory rate .....   $ (6,663)    $ (6,510)    $ (6,246)
     State taxes (net of federal benefit) .....       (273)         853         (505)
     Change in valuation reserves .............      4,909        4,394        7,011
     Gain on sale of subsidiary ...............      2,371           --           --
     Pipeline research and development ........         --        1,464           --
     Other ....................................       (344)        (201)        (260)
                                                ----------   ----------   ----------
      Provision for income taxes ..............   $     --     $     --     $     --
                                                ==========   ==========   ==========

J. BUCINDOLOL TRANSACTIONS

     In September 1994, Incara acquired 80.0% of the outstanding stock of CPEC, Inc. CPEC, Inc. held the rights to bucindolol, including the exclusive, worldwide license from Bristol-Myers Squibb Company to develop bucindolol for congestive heart failure and left ventricular dysfunction.

     In December 1995, the Company entered into a collaboration with Astra Merck for the development of bucindolol in the United States (the "Astra Merck Collaboration"). During the fiscal years ended September 30, 1998 and 1997, the Company recognized contract revenue of $834,000 and $553,000, respectively, from payments made by Astra Merck to the Company, exclusive of a termination fee of $4,000,000 received in September 1998 discussed below. During the fiscal years ended September 30, 1998 and 1997, Astra Merck funded $6,065,000 and $5,505,000, respectively, of the Company's research and development expenses. These additional amounts did not flow through the Company's Statements of Operations, because they were offset against related expenses. Pursuant to the terms of the Astra Merck Collaboration, the Company paid Astra Merck $10,000,000 in December 1997, which had been accrued as a liability at September 30, 1997. In July 1998, Astra Merck's business was restructured to combine it with Astra AB's wholly-owned subsidiary, Astra USA Inc., in a new limited partnership in which Astra AB had management control as the general partner. The new company, Astra Pharmaceuticals, had an expanded product line that included a beta-blocker (metoprolol succinate). Because metoprolol and bucindolol were both beta-blockers being investigated for heart failure, Astra Pharmaceuticals and the Company agreed in September 1998 to terminate the Astra Merck Collaboration. Pursuant to the Termination and Settlement Agreement. Astra Pharmaceuticals returned to the Company all rights, material and information relating to bucindolol and paid it a termination fee in the amount of $4,000,000. This payment was immediately recognized as contract and license fee revenue because the Company had no ongoing obligations.

     In December 1996, the Company entered into the Knoll Collaboration with Knoll to develop bucindolol for the Knoll Territory. Knoll and the Company had agreed to share the development costs of bucindolol for the Knoll Territory. In general, Knoll was to pay approximately 60% of certain development and marketing costs and the Company was to pay approximately 40% of such costs, subject to certain maximum dollar limitations. The Company recognized contract and license fee revenue from the Knoll Collaboration of $26,000, $149,000 and $3,480,000 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively.

     On July 15, 1999, Incara restructured its corporate relationship with Interneuron to reduce Interneuron's majority ownership of Incara in exchange for an increased ownership by Interneuron of CPEC, Inc. Prior to the Restructuring, CPEC, Inc. was owned 80.1% by Incara and 19.9% by Interneuron. As a preliminary step in the Restructuring, Incara acquired Interneuron's 19.9% interest in CPEC, Inc., which was then merged into CPEC LLC, a Delaware limited liability company. Incara redeemed 4,229,381 of the 4,511,084 shares of Incara Common Stock owned by Interneuron, in exchange for a 65.0% ownership of CPEC LLC and cancellation of certain liabilities owed to Interneuron by Incara and CPEC, Inc. which totalled $2,421,000. This cancellation has been treated as a contribution to capital by Interneuron to Incara. The Company's net investment in CPEC LLC of $140,000 at September 30, 1999 is included in Other Assets in the accompanying consolidated balance sheet. The Company's share of CPEC LLC's loss since the date of the Restructuring was $385,000 which is included in research and development expenses in the accompanying consolidated statement of operations.

     Before the Restructuring, Incara had funded approximately 80.1% of the net worldwide expenses related to bucindolol and Interneuron funded approximately 19.9%, in proportion to their respective ownership interests in CPEC, Inc. After the Restructuring, Incara and Interneuron are responsible for funding 35.0% and 65.0%, respectively, of CPEC LLC's expenses related to the development of bucindolol in the United States and Japan (the "CPEC Territory"). As part of the Restructuring, Incara received an exclusive license of CPEC's rights in the Knoll Territory and is responsible for all bucindolol expenses in the Knoll Territory.

     On July 29, 1999, the Company was notified that the NIH and the VA had terminated the double-blind, placebo-controlled, Phase 3 study of bucindolol known as BEST (Beta-blocker Evaluation of Survival Trial) earlier than scheduled, based on an interim analysis by the Data and Safety Monitoring Board ("DSMB") that treatment with bucindolol did not demonstrate a statistically significant improvement in survival in the patient population as a whole. BEST was designed to evaluate bucindolol's use in treating patients with moderate to severe congestive heart failure. Incara has not received the final data from BEST. Based on information to date, the Company does not expect to pursue the compound further for this or any other indication, but a final decision will be made after the database is received from the U.S. study. Some costs, such as completion of clinical monitoring of BEST and storage of clinical supplies, will continue to be incurred, although Incara and CPEC LLC are taking steps where possible to minimize those costs. All estimated BEST termination costs were accrued as of September 30, 1999.

     On August 3, 1999, following the decision by the NIH and VA to terminate BEST, Knoll terminated the Knoll Collaboration. Knoll and Incara also terminated the Phase 3 clinical study of bucindolol being conducted in Europe, which was known as BEAT (Bucindolol Evaluation after Acute myocardial infarction Trial). Some costs, such as BEAT termination costs, will continue to be incurred, although Incara and Knoll are also taking steps to minimize those costs. All estimated BEAT termination costs were accrued as of September 30, 1999.

K. ACQUISITIONS

Transcell Technologies, Inc.

     In May 1998, Incara acquired all of the outstanding stock of Transcell in a merger of Transcell with and into Incara, and also acquired related technology rights held by Interneuron in exchange for Incara Common Stock with an aggregate market value of $14,200,000. In addition, Incara issued replacement stock options and warrants to purchase 241,705 shares and 17,783 shares, respectively, of Incara Common Stock to Transcell employees, consultants and warrant holders, with a total estimated value of $1,507,000. Under the terms of the Agreement and Plan of Merger between Incara, Transcell and Interneuron dated March 2, 1998, Transcell stockholders receive Incara Common Stock in three installments. The first installment of 320,151 shares was issued upon closing the transaction on May 8, 1998 (the "Closing"). In lieu of the second installment payment due to Interneuron, Interneuron retained 281,703 shares of Incara Common Stock as part of the Restructuring. On August 9, 1999, Incara issued 867,583 shares of Incara Common Stock, valued at approximately $1.38 per share, to the other former Transcell stockholders as payment for their second installment of the Transcell Merger in the principal amount of $1,202,000. The third and final installment of approximately $2,900,000 to the former Transcell stockholders, including Interneuron, is due in February 2000 and will be paid in shares of Incara Common Stock, calculated based on the per share price at that time. The impact of the shares to be issued subsequent to September 30, 1999 has not been reflected in the Company's Common Stock outstanding or its earnings per share calculations, but was included in the determination of the purchase price of Transcell in May 1998. In exchange for certain license and technology rights held by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Incara issued to Interneuron 174,672 shares of Incara Common Stock at Closing with a value of $3,000,000 at the date of issuance and will pay Interneuron a royalty on net sales of certain products that may result from the Merck Collaboration. Prior to the Transcell Merger, Incara and Transcell were both majority-owned subsidiaries of Interneuron. The acquisition of Interneuron's 77.9% ownership interest in Transcell by Incara was treated in a manner similar to a "pooling-of-interests", because it represented a transfer of stock between entities under common control. The acquisition of the non-Interneuron ownership interest was accounted for using the "purchase" method of accounting. The Company incurred a charge to operations of $5,343,000 in fiscal 1998 for the purchase of the non-Interneuron interest in Transcell, because feasibility of the in-process research and development was not yet established and the technology had no alternative future use at the date of the acquisition. All of Transcell's prior results of operations were combined with the results of operations of the Company, because Transcell's minority interest owners had no responsibility to fund their share of the losses of Transcell.

Renaissance Cell Technologies, Inc.

     In September 1997, Incara acquired all of the newly issued Series A Preferred Stock of Renaissance, which represented 79.6% of the total shares of preferred and common stock of Renaissance. Renaissance is an early stage company conducting research in the area of hepatic stem cells. The acquisition was accounted for using the purchase method of accounting. The purchase price for Renaissance was $411,000, which was expensed as in-process research and development, because feasibility of the in-process research was not yet established and the technology had no alternative future use. Because Incara controls the activities of Renaissance through its majority ownership interest, the financial statements of Renaissance are included in the consolidated financial statements of the Company. Renaissance had limited activity prior to its acquisition.

L. AGREEMENTS

UNC License

     Renaissance has a sponsored research agreement (the "UNC Agreement") with the University of North Carolina at Chapel Hill ("UNC") which covers research at UNC by certain scientists in the area of hepatic stem cells and which grants Renaissance a first option to obtain an exclusive license to inventions resulting from the agreement with UNC. Renaissance has agreed to reimburse UNC for certain costs incurred in connection with the research, of which $788,000 remained to be paid as of September 30, 1999. In August 1999, Renaissance obtained an exclusive worldwide license (the "UNC License") from UNC to make, use and sell products using proprietary information and technology developed under the UNC Agreement. Renaissance paid license fees of $75,000 to UNC and will also pay milestones on certain development events and royalties on net sales. Renaissance is also obligated to pay patent filing, prosecution, maintenance and defense costs. Unless terminated earlier, the UNC License continues until the last underlying patent expires. UNC is a minority stockholder of Renaissance.

Opocrin License

     In July 1998, Incara licensed a development compound ("OP2000") from Opocrin S.p.A., of Modena, Italy ("Opocrin"). Incara is investigating the use of OP2000 as a drug for the treatment of inflammatory bowl disease. The license is worldwide except for Japan and Korea. During fiscal 1998, Incara made a $1,000,000 license fee payment to Opocrin, which was expensed by the Company because the compound was in the early clinical stage of development. Incara will be responsible for conducting clinical trials for OP2000 and is required to make additional milestone payments to Opocrin upon initiation of Phase 3 clinical trials, upon filing for regulatory approval, upon obtaining regulatory approval and upon achieving specified annual sales.

Merck Collaboration

     In July 1997, Transcell and Interneuron entered into the Merck Collaboration to discover and commercialize certain novel antibacterial agents. The agreement provided for Merck to make initial payments totaling $2,500,000 which included a non-refundable commitment fee of $1,500,000 and a non-refundable option payment of $1,000,000 plus research support during the first two years of the agreement. Based upon estimated relative value of such licenses and rights, the commitment fee and option payment was shared two-thirds by the Company and one-third by Interneuron. The Company's share of revenue in conjunction with this agreement was $2,063,000, $1,138,000 and $1,317,000 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively, including a $1,500,000 milestone payment received from Merck in August 1999. This milestone payment resulted from Incara providing Merck with compounds that demonstrated specific in vitro and in vivo activity in both resistant and sensitive bacterial strains. Merck is required to make additional payments based upon achievement of certain defined clinical development and regulatory milestones and to pay royalties based upon net sales of products resulting from the collaboration. Certain of the rights licensed to Merck are based on exclusive licenses or rights held by the Company and Interneuron from Princeton University. Interneuron has transferred its rights and obligations under the Merck Collaboration and its licenses with Princeton University to the Company.

Duke Licenses

     Aeolus has obtained exclusive worldwide licenses (the "Duke Licenses") from Duke University ("Duke") to develop, make, have made, use and sell products using certain technology in the field of free radical and antioxidant research, developed by certain scientists at Duke. Future discoveries in the field of antioxidant research from these scientists' laboratories at Duke are also covered by the Duke Licenses. The Duke Licenses require Aeolus to use its best efforts to pursue development of products using the licensed technology and compounds. These efforts are to include the manufacture or production of products for testing, development and sale. Aeolus is also obligated to use its best efforts to have the licensed technology cleared for marketing in the United States by the U.S. Food and Drug Administration and in other countries in which Aeolus intends to sell products using the licensed technology. Aeolus will pay royalties to Duke on net product sales during the term of the Duke Licenses, and milestone payments upon certain regulatory approvals and annual sales levels. In addition, Aeolus is obligated under the Duke Licenses to pay all or a portion of patent prosecution, maintenance and defense costs. Unless earlier terminated, the Duke Licenses continue until the expiration of the last to expire issued patent on the licensed technology. Duke is a minority stockholder of Aeolus.


Other Sponsored Research Agreements

     Aeolus has a sponsored research agreement with National Jewish Medical and Research Center ("NJC") which grants Aeolus an option to negotiate a royalty-bearing exclusive license for certain technology, patents and inventions resulting from research by certain individuals at NJC within the field of antioxidant, nitrosylating and related areas. Aeolus has agreed to support certain of NJC's costs incurred in performance of the research, of which, $225,000 remained to be paid as of September 30, 1999.

     Incara has entered into a number of license and sponsored research agreements with Princeton University which grant Incara rights to certain research conducted at Princeton University in exchange for annual license fees, milestone payments and royalties. Incara's commitment to Princeton University for the fiscal year ending September 30, 2000 under these agreements is $900,000.

M. SALE OF IRL

     On December 29, 1999, the Company sold IRL to a private pharmaceutical company for $11,000,000 and the right to receive up to an additional $4,000,000 in the event a compound originating from the Merck Collaboration reaches certain preclincial and clinical trial milestones. The transaction involved the sale of assets associated with Incara's anti-infective division, including rights under the Merck Collaboration and the assumption of certain related liabilities by the purchaser. The Company remains contingently liable on some debt and lease obligations assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey.

                       INCARA PHARMACEUTICALS CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except share data)


                                                                                     June 30,              September 30,
                                                                                       2000                    1999
                                                                                 -----------------       ------------------
                                                                                   (Unaudited)
                                                    ASSETS
Current assets:
       Cash and cash equivalents                                                        $   8,644                $   2,407
       Marketable securities                                                                    -                    2,553
       Accounts receivable                                                                    245                      282
       Prepaids and other current assets                                                      231                      237
                                                                                 -----------------       ------------------
                    Total current assets                                                    9,120                    5,479

Property and equipment, net                                                                   189                    2,483
Other assets                                                                                    -                       82
                                                                                 -----------------       ------------------
                                                                                        $   9,309                $   8,044
                                                                                 =================       ==================

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Accounts payable                                                                 $     589                $     654
       Accrued expenses                                                                     1,782                    1,933
       Current portion of capital lease obligations                                            21                      488
       Current portion of notes payable                                                        27                      197
                                                                                 -----------------       ------------------
                   Total current liabilities                                                2,419                    3,272

Long-term portion of capital lease obligations                                                 48                      399
Long-term portion of notes payable                                                              -                      582

Stockholders' equity:
       Common stock, $.001 par value per share, 40,000,000 shares authorized,
           7,284,261 and 5,226,969 shares issued and outstanding at June 30,
           2000 and September 30, 1999,
           respectively                                                                         7                        5
       Additional paid-in capital                                                          88,837                   81,772
       Restricted stock                                                                      (279)                    (744)
       Accumulated deficit                                                                (81,723)                 (77,242)
                                                                                 -----------------       ------------------
                   Total stockholders' equity                                               6,842                    3,791
                                                                                 -----------------       ------------------
                                                                                        $   9,309                $   8,044
                                                                                 =================       ==================

The accompanying notes are an integral part of these consolidated financial statements.

                       INCARA PHARMACEUTICALS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (In thousands, except per share data)

                                                        Three Months Ended                 Nine Months Ended
                                                             June 30,                           June 30,
                                                  -------------------------------    -------------------------------
                                                      2000             1999              2000             1999
                                                  --------------   --------------    --------------   --------------

Revenue:
    Contract and license fee revenue                   $      -         $    188          $    100        $     588
                                                  --------------   --------------    --------------   --------------

Costs and expenses:
    Research and development                              2,360            3,654             5,985           15,074
    Purchased in-process research
         and development                                      -                -             6,664                -
    General and administrative                              718              777             1,970            2,266
                                                  --------------   --------------    --------------   --------------
         Total costs and expenses                         3,078            4,431            14,619           17,340
                                                  --------------   --------------    --------------   --------------

Loss from operations                                     (3,078)          (4,243)          (14,519)         (16,752)
Gain on sale of division                                      -                -             9,751                -
Investment income, net                                      134              124               287              336
                                                  --------------   --------------    --------------   --------------

Net loss                                               $ (2,944)        $ (4,119)         $ (4,481)       $ (16,416)
                                                  ==============   ==============    ==============   ==============

Net loss per common share:
   Basic                                               $  (0.41)        $  (0.56)         $  (0.75)       $   (2.24)
                                                  ==============   ==============    ==============   ==============
   Diluted                                             $  (0.41)        $  (0.56)         $  (0.75)       $   (2.24)
                                                  ==============   ==============    ==============   ==============

Weighted average common shares
    outstanding                                           7,258            7,341             6,005            7,315
                                                  ==============   ==============    ==============   ==============

The accompanying notes are an integral part of these consolidated financial statements.

                       INCARA PHARMACEUTICALS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)

                                                                                            Nine Months Ended
                                                                                                 June 30,
                                                                                     ---------------------------------
                                                                                          2000              1999
                                                                                     --------------     -------------
Cash flows from operating activities:
      Net loss                                                                           $ (4,481)        $ (16,416)
      Adjustments to reconcile net loss to net cash
         used in operating activities:
          Depreciation and amortization                                                       236               582
          Purchased in-process research and development                                     6,664                 -
          Gain on sale of division                                                         (9,751)                -
          Loss on disposal of property and equipment                                           35                 -
          Noncash compensation                                                              1,098             1,018
          Change in assets and liabilities:
               Accounts receivable                                                             37             1,069
               Prepaids and other assets                                                        2                 3
               Accounts payable and accrued expenses                                         (726)           (1,368)
                                                                                     -------------     -------------
Net cash used in operating activities                                                      (6,886)          (15,112)
                                                                                     -------------     -------------

Cash flows from investing activities:
      Proceeds from sale of division                                                       11,000                 -
      Proceeds from sales and maturities of marketable securities                           2,553            11,414
      Purchases of marketable securities                                                        -            (1,044)
      Purchases of property and equipment                                                     (85)             (278)
                                                                                     -------------     -------------
Net cash provided by investing activities                                                  13,468            10,092
                                                                                     -------------     -------------

Cash flows from financing activities:
      Net proceeds from issuance of stock                                                     102               167
      Proceeds from capital leases                                                             38                 -
      Repurchase of Incara stock                                                             (332)                -
      Advances from former parent, net                                                          -               251
      Principal payments on notes payable                                                     (56)             (129)
      Principal payments on capital lease obligations                                         (97)             (368)
                                                                                     -------------     -------------
Net cash used in financing activities                                                        (345)              (79)
                                                                                     -------------     -------------

Net increase (decrease) in cash and cash equivalents                                        6,237            (5,099)
Cash and cash equivalents at beginning of period                                            2,407            10,647
                                                                                     -------------     -------------
Cash and cash equivalents at end of period                                                $ 8,644           $ 5,548
                                                                                     =============     =============

The accompanying notes are integral part of these unaudited consolidated financial statements.

                       INCARA PHARMACEUTICALS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A.       Basis of Presentation
         ---------------------

         The "Company" or "Incara" refers collectively to Incara Pharmaceuticals Corporation and its wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation, and Renaissance Cell Technologies, Inc., a Delaware corporation.

         Incara conducts discovery and development programs in three areas: (1) inflammatory bowel disease, using an ultra-low molecular weight heparin; (2) liver disorders, using hepatic precursor cell therapy; and (3) small molecule antioxidants for disorders such as stroke, asthma and chronic bronchitis.

All significant intercompany activity has been eliminated in the preparation of the consolidated financial statements. The unaudited consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. The consolidated balance sheet at September 30, 1999 was derived from the Company's audited financial statements included in the Company's Annual Report on Form 10-K. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and in the Company's other SEC filings. Results for the interim period are not necessarily indicative of the results for any other interim period or for the full fiscal year.

B.       Recent Accounting Pronouncements
         --------------------------------

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently use derivatives, nor does it intend in the future to use derivatives. Therefore, the Company does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101, as amended by SAB 101A and SAB101B, outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company does not expect SAB 101 to have a significant impact on the Company's revenue recognition policies.

C.       Purchased In-Process Research and Development
         ---------------------------------------------

The acquisition cost of in-process technology that at the date of purchase had not achieved technological feasibility and had no alternative future use was charged to operations in the period such technology was acquired. Purchased in-process research and development costs for the nine months ended June 30, 2000 relate to the acquisition of the minority interests of Renaissance and Aeolus (see Note F).

D.       Net Loss Per Common Share
         -------------------------

The Company computes basic net loss per common share using the weighted average number of shares of common stock outstanding during the period. The Company computes diluted net loss per common share using the weighted average number of shares of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options using the treasury stock method and are excluded if their effect is antidilutive. For the three-month and nine-month periods ended June 30, 2000 and 1999, the weighted average shares outstanding used in the calculation of net loss per common share did not include potential shares outstanding because they had the effect of reducing net loss per common share.

E.       Sale of IRL
         -----------

On December 29, 1999, the Company sold its anti-infective division, known as Incara Research Laboratories ("IRL"), to a private pharmaceutical company for $11,000,000 in cash and the right to receive up to an additional $4,000,000 if a compound originating from a collaboration with Merck & Co., Inc. reaches preclinical and clinical trial milestones. The transaction involved the sale of assets associated with IRL, including rights under the collaboration with Merck and the assumption of related liabilities by the purchaser. In December 1999, the Company recognized a gain of $9,751,000 on the sale of IRL. The Company remains contingently liable through May 2007 on debt and lease obligations of approximately $9,000,000 assumed by the purchaser, including the IRL facility lease in Cranbury, New Jersey.

F.       Acquisitions
         ------------

On March 31, 2000, Incara purchased all of the minority interests of Renaissance and Aeolus. Prior to the acquisitions, Incara owned 78.0% of Renaissance and 65.8% of Aeolus. Incara issued 1,220,041 shares of its common stock in exchange for the subsidiaries' minority ownership. The acquisitions have been accounted for using the purchase method of accounting.

The total purchase price of $6,664,000 consisted of 1,220,041 shares of Incara's common stock with a fair value of $5.46 per share, based on the price of the Company's common stock at the date of acquisition. The total purchase price was allocated to purchased in-process research and development and immediately charged to operations because at the date of the acquisition the in-process research purchased was in preclinical stages, feasibility had not been established and it was deemed to have no alternative future use. Additionally, Renaissance and Aeolus had no workforce or other tangible fixed assets.

         Renaissance and Aeolus had incurred approximately $10,000,000 in research and development costs prior to the acquisition of the minority interests by Incara. Incara expects that it will take until at least 2006 to complete development of all aspects of the research and that Renaissance and Aeolus will need to spend in excess of an additional $50,000,000 to do so.

G.       Stock Transactions
         ------------------

         In May 1998, Incara acquired Transcell Technologies, Inc., which became IRL. Incara issued the third and final installment of the purchase price of 856,861 shares of Incara common stock to the former stockholders of Transcell on February 8, 2000. The number of shares issued was calculated using a formula based on the average market price of Incara common stock prior to the stock issuance date. The issuance of these additional shares did not impact the Company's fiscal 2000 operating results, because the value of these shares was included in the determination of the purchase price of Transcell in fiscal 1998.

         In January 2000, the Company's Board of Directors authorized the repurchase of up to $2,000,000 of Incara's common stock through the end of March 2000 through purchases on the stock market. During that period, the Company repurchased 104,100 shares of its common stock at a cost of $332,000.

                                    Part II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of common stock being registered. All accounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee. There are no underwriters involved in the sale of common stock being registered.


            ------------------------------------------------------
            SEC Registration fee........................  $  3,129
            ------------------------------------------------------
            Nasdaq National Market listing fee..........    17,500
            ------------------------------------------------------
            Printing expenses...........................    10,000
            ------------------------------------------------------
            Legal fees and expenses.....................    75,000
            ------------------------------------------------------
            Accounting fees and expenses................     3,000
            ------------------------------------------------------
            Blue sky fees and expenses..................     5,000
            ------------------------------------------------------
            Miscellaneous and registration costs........     2,000
            ------------------------------------------------------
            ------------------------------------------------------
            Total.......................................  $115,629
            ------------------------------------------------------



Item 14.  Indemnification of Directors and Officers.

     Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he or she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his or her duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made by upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

     The Company's Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason or his or her being or having been a director or officer of the Registrant or any of its affiliated enterprises. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities that they may incur in such capacities.

Item 15.  Recent Sales of Unregistered Securities.

          None

Item 16.  Exhibits.

          The following exhibits are filed as part of this Registration
          Statement:

Exhibit
Number    Description
------    -----------

1.1 Common Stock Purchase Agreement dated August 17, 2000 between Incara Pharmaceuticals Corporation and Torneaux Fund Ltd./(q)/

3.1       Certificate of Incorporation, as amended/(a)/

3.2       Bylaws/(a)/

3.3       Amendment to Bylaws dated September 23, 1999/(m)/

4.1       Form of Common Stock Certificate/(m)/

4.2       Form of Warrant to be issued to Torneaux Fund Ltd.

5.1       Opinion of Wyrick Robbins Yates & Ponton LLP

10.1      Form of Investors' Rights Agreement/(a)/

10.4* License Agreement between Duke University and Aeolus Pharmaceuticals, Inc., dated July 21, 1995/(a)/

10.7 Acquisition Agreement relating to the acquisition by Intercardia, Inc. of 80% of CPEC, Inc. dated May 13, 1994, as amended/(a)/

10.8 Incara Pharmaceuticals Corporation 1994 Stock Option Plan, as amended/(n)/

10.9 Office Lease between Highwoods/Forsyth Limited Partnership and Intercardia, Inc., dated April 24, 1995/(a)/

10.10 Master Equipment Lease between Phoenix Leasing Incorporated and Intercardia, Inc., dated June 12, 1995, and related Sublease and Acknowledgment of Assignment to Aeolus Pharmaceuticals, Inc./(a)/

10.11* Development and Marketing Collaboration and License Agreement between Astra Merck Inc., Intercardia, Inc. and CPEC, Inc., dated December 4, 1995/(a)/

10.12 Incara Pharmaceuticals Corporation 1995 Employee Stock Purchase Plan, as amended/(o)/

10.16 Tax Allocation Agreement between Interneuron Pharmaceuticals, Inc. and Intercardia, Inc., dated December 4, 1995/(a)/

10.19 Lease Amendment Number One, dated March 6, 1996, to Office Lease between Highwoods/Forsyth Limited Partnership and Intercardia, Inc. /(b)/

10.21* Agreement among Intercardia, Inc., CPEC, Inc. and Knoll AG dated December 19, 1996/(c)/

10.22 Lease Amendment Number Two, dated March 14, 1997, to Office Lease between Highwoods/Forsyth Limited Partnership and Intercardia, Inc. /(d)/

10.23 Sponsored Research Agreement between The University of North Carolina at Chapel Hill and Renaissance Cell Technologies, Inc. dated September 4, 1997/(e)/

10.24* Sponsored Research Agreement between National Jewish Medical and Research Center and Aeolus Pharmaceuticals, Inc., dated September 11, 1997/(e)/

10.26 Employment Agreement between Clayton I. Duncan and Intercardia, Inc., dated December 15, 1997/(e)/

10.27 Assignment and Assumption and Royalty Agreement effective as of May 8, 1998 between Intercardia, Inc. and Interneuron Pharmaceuticals, Inc. /(f)/

10.28* Research Collaboration and License Agreement dated effective as of June 30, 1997, as amended, by and among Interneuron Pharmaceuticals, Inc., Transcell Technologies, Inc. and Merck & Co., Inc., as assigned to Intercardia, Inc. effective May 8, 1998/(f)/

10.29* License Agreement dated June 29, 1998 between Princeton University and Intercardia, Inc./(f)/

10.30 License Agreement dated April 15, 1998, effective as of June 30, 1997, between Princeton University and Interneuron Pharmaceuticals, Inc., as assigned to Intercardia, Inc. by Interneuron Pharmaceuticals, Inc. effective May 8, 1998/(f)/

10.31 Lease Agreement dated September 19, 1996, as amended, between Cedar Brook Corporate Center, L.P. and Transcell Technologies, Inc., as assigned to Intercardia, Inc. effective May 8, 1998/(f)/

10.32 Amendment 1, dated as of July 1, 1998, to Sponsored Research Agreement between National Jewish Medical and Research Center and Aeolus Pharmaceuticals, Inc./(f)/

10.33 Termination and Settlement Agreement dated September 29, 1998, between Astra Pharmaceuticals, L.P., Intercardia, Inc. and CPEC, Inc./(g)/

10.34* License, Development, Marketing and Clinical Trials Supply Agreement between Opocrin S.p.A. and Intercardia, Inc., dated July 20, 1998/(h)/

10.35 Employment Agreement between Richard W. Reichow and Intercardia, Inc., dated November 16, 1998/(h)/

10.36 Employment Agreement between David P. Ward and Intercardia, Inc., dated November 16, 1998/(h)/

10.37 Employment Agreement between John P. Richert and Intercardia, Inc., dated November 16, 1998/(h)/

10.38 Employment Agreement between W. Bennett Love and Intercardia, Inc., dated November 16, 1998/(h)/

10.39* Development, Manufacturing, Marketing and License Agreement, effective as of December 19, 1996, among Knoll AG, CPEC, Inc. and Intercardia, Inc./(j)/

10.40 Exchange Agreement dated July 15, 1999, between Intercardia, Inc. and Interneuron Pharmaceuticals, Inc./(k)/

10.41 Registration Rights Agreement dated July 15, 1999, between Interneuron Pharmaceuticals, Inc. and Intercardia, Inc./(k)/

10.42 Amended and Restated Limited Liability Company Agreement of CPEC LLC dated July 15, 1999, among CPEC LLC, Intercardia, Inc. and Interneuron Pharmaceuticals, Inc./(k)/

10.43 Assignment, Assumption and License Agreement dated July 15, 1999, between CPEC LLC and Intercardia, Inc./(k)/

10.44 Incara Pharmaceuticals Corporation 1997 Equity Incentive Plan, Form of Restricted Stock Award Agreement (7-month vesting) and Form of Restricted Stock Award Agreement (3-year vesting)/(l)/

10.45* Amendment No. 2, dated June 22, 1999, to Sponsored Research Agreement between The University of North Carolina at Chapel Hill and Renaissance Cell Technologies, Inc./(m)/

10.46* Amendment 2, dated August 16, 1999, to Sponsored Research Agreement between National Jewish Medical and Research Center and Aeolus Pharmaceuticals, Inc./(m)/

10.47* Form of Severance Agreement dated September 23, 1999 with Clayton I. Duncan, Richard W. Reichow, David P. Ward, John P. Richert and W. Bennett Love/(m)/

10.48*    Asset Purchase Agreement dated December 17, 1999/(m)/

10.49* License Agreement dated August 23, 1999 between The University of North Carolina at Chapel Hill and Renaissance Cell Technologies, Inc. /(o)/

10.50* License Agreement, effective July 1996, between Albert Einstein College of Medicine of Yeshiva University and Renaissance Cell Technologies, Inc./(o)/

10.51 Registration Rights Agreement dated August 17, 2000 between Incara Pharmaceuticals Corporation and Torneaux Fund Ltd./(r)/

21.1      List of Subsidiaries/(p)/

23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2      Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1)

24.1      Power of Attorney (see page II-7)

*confidential treatment granted

__

(a) Incorporated by reference to the similarly numbered Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-08209).

(b) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

(c) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

(d) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

(e) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

(f) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(g) Incorporated by reference to the similarly numbered Exhibit to the Company's Form 8-K Current Report filed on September 30, 1998.

(h) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

(i) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

(j) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(k) Incorporated by reference to the similarly numbered Exhibit to the Company's Form 8-K Current Report filed on July 23, 1999.

(l) Incorporated by reference to the similarly numbered Exhibit to the Company's Form 8-K Current Report filed on October 11, 1999.

(m) Incorporated by reference to the similarly numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

(n) Incorporated by reference to the similarly numbered Exhibit to the Company's Report on Form S-8 filed on March 30, 2000.

(o) Incorporated by reference to the similarly numbered Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(p) Incorporated by reference to the similarly numbered Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-43050).

(q) Incorporated by reference to Appendix A of the Company's definitive proxy statement filed on September 7, 2000.

(r) Incorporated by reference to Appendix B of the Company's definitive proxy statement filed on September 7, 2000.


Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                     [The next page is the signature page]

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Research Triangle Park, North Carolina, on the 14th day of September, 2000.


                      INCARA PHARMACEUTICALS CORPORATION

                      By: /s/ Clayton I. Duncan
                          ------------------------
                          Clayton I. Duncan,
                          Chairman, President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Clayton
I. Duncan and Richard W. Reichow, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related registration statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

            Signature                                Title                                      Date
            ---------                                -----                                      ----

/s/ Clayton I. Duncan
------------------------------
Clayton I. Duncan                   Chairman, President, Chief Executive                 September 14, 2000
                                    Officer and Director (Principal Executive
                                    Officer)

/s/ Richard W. Reichow
------------------------------
Richard W. Reichow                  Executive Vice President, Chief Financial            September 14, 2000
                                    Officer and Treasurer (Principal Financial
                                    and Accounting Officer)

/s/ Stephen M. Prescott
------------------------------
Stephen M. Prescott                 Director                                             September 14, 2000

/s/ David B. Sharrock
------------------------------
David B. Sharrock                   Director                                             September 14, 2000

/s/ Edgar H. Schollmaier
----------------------------
Edgar H. Schollmaier                Director                                             September 14, 2000